SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

FC GLOBAL REALTY INCOPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4)	Proposed maximum aggregate value of transaction
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

FC GLOBAL REALTY INCORPORATED

2300 Computer Drive, Building G

Willow Grove, Pennsylvania 19090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on November 29, 2018

To the Stockholders of FC Global Realty Incorporated:

Notice is hereby given that an annual meeting of the stockholders of FC Global Realty Incorporated (the “Company”) will be held on November 29, 2018 at 9:30 a.m. local time at 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090. At the annual meeting you will be asked to consider and vote upon the following proposals:

1.	To approve the transactions contemplated by that certain remediation agreement, dated September 24, 2018, among the Company, Opportunity Fund I-SS, LLC, Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (the “Remediation Agreement), including the issuance of shares of the Company’s common stock upon the conversion of shares of preferred stock that have been issued thereunder.

2.	To authorize the Company’s Board of Directors, in its discretion, to implement one or more reverse stock splits of the shares of the Company’s common stock at an exchange ratio of not less than 1-for-2 and not more than 1-for-15 at any time prior to the Company’s 2019 annual meeting of stockholders by filing an amendment to the Company’s Amended and Restated Articles of Incorporation.

3.	To adopt the FC Global Realty Incorporated 2018 Equity Incentive Plan (the “Plan”) to provide for long-term incentives in the form of grants of stock, stock options and other forms of incentive compensation to officers, employees, directors and consultants.

4.	To elect five (5) director nominees to the Company’s Board of Directors to serve until the next annual meeting of the Company’s stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal.

5.	To ratify the appointment of Fahn Kanne & Co. Grant Thornton Israel to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

6.	To approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described above.

The Board unanimously recommends a vote “FOR” approval of the Remediation Agreement, “FOR” approval of the reverse stock split(s), “FOR” adoption of the Plan , “FOR” each of the director nominees, “FOR” the ratification of the Company’s independent registered public accounting firm, and “FOR” the proposal to approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposals mentioned above.

Stockholders of record of the Company’s common stock at the close of business on October 25, 2018 will be entitled to notice of, and are cordially invited to attend, the annual meeting and to attend any adjournment or postponement thereof. However, to assure your representation at the meeting, please vote your proxy via the internet, by telephone, or by completing, dating, signing and returning the enclosed proxy. Even if you have previously submitted your proxy, you may choose to vote in person at the meeting. Whether or not you expect to attend the annual meeting, please read the proxy statement and then promptly vote your proxy in order to ensure your representation at the annual meeting.

You may cast your vote by visiting http://www.proxyvote.com. You may also have access to the materials for the annual meeting by visiting the website: www.fcglobalrealty.com.

Each share of common stock entitles the holder thereof to one vote.

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares.

This notice and the attached proxy statement are first being disseminated to stockholders on or about October 31, 2018.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Michele Pupach
Michele Pupach
Secretary

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 29, 2018: This Proxy Statement is available at: http://www.fcglobalrealty.com.

TRANSACTION OF OTHER BUSINESS	48
HOUSEHOLDING OF PROXY STATEMENT	48
WHERE YOU CAN FIND MORE INFORMATION	48

ANNEX A – FINANCIAL STATEMENTS

ANNEX B – REMEDIATION AGREEMENT

ANNEX C – FORM OF CERTIFICATE OF AMENDMENT

ANNEX D – FC GLOBAL REALTY INCORPORATED 2018 EQUITY INCENTIVE PLAN

FC GLOBAL REALTY INCORPORATED

2300 Computer Drive, Building G

Willow Grove, Pennsylvania 19090

 PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

 To be held on November 29, 2018

INTRODUCTION

 This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of FC Global Realty Incorporated (“we,” “ us,” “our” or the “Company”) for use at the annual meeting of stockholders of the Company and at all adjournments and postponements thereof (the “Meeting”). The Meeting will be held November 29, 2018 at 9:30 a.m. local time at 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090, for the following purposes:

1.	To approve the transactions contemplated by that certain remediation agreement, dated September 24, 2018, among the Company, Opportunity Fund I-SS, LLC, Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (the “Remediation Agreement), including the issuance of shares of our common stock upon the conversion of shares of preferred stock that have been issued thereunder (the “Remediation Proposal”).

2.	To authorize the Company’s Board of Directors, in its discretion, to implement one or more reverse stock splits of the shares of the Company’s common stock at an exchange ratio of not less than 1-for-2 and not more than 1-for-15 at any time prior to the Company’s 2019 annual meeting of stockholders by filing an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Reverse Stock Split Proposal”).

3.	To adopt the FC Global Realty Incorporated 2018 Equity Incentive Plan (the “Plan”) to provide for long-term incentives in the form of grants of stock, stock options and other forms of incentive compensation to officers, employees, directors and consultants (the “Plan Proposal”).

4.	To elect five (5) director nominees to the Board to serve until the next annual meeting of our stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal (the “Director Proposal”).

5.	To ratify the appointment of Fahn Kanne & Co. Grant Thornton Israel to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (the “Auditor Proposal”).

6.	To approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described above (the “Adjournment Proposal”).

The Board unanimously recommends a vote “FOR” the Remediation Proposal, the Reverse Stock Split Proposal, the Plan Proposal, each of the director nominees, the Auditor Proposal, and the Adjournment Proposal.

Stockholders of record of our common stock at the close of business on October 25, 2018 (the “Record Date”) will be entitled to notice of, and are cordially invited to attend, the Meeting and to attend any adjournment or postponement thereof. However, to assure your representation at the Meeting, please vote your proxy via the internet, by telephone, or by completing, dating, signing and returning the enclosed proxy. Even if you have previously submitted your proxy, you may choose to vote in person at the Meeting. Whether or not you expect to attend the Meeting, please read the proxy statement and then promptly vote your proxy in order to ensure your representation at the Meeting.

This proxy solicitation is being made and paid for by the Company on behalf of its Board. In addition, we may retain a third party proxy solicitor for which we may incur fees. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify our proxy solicitor, if any, against any losses arising out of that firm’s proxy soliciting services on our behalf.

None of the proposals included in this proxy statement has been approved or disapproved by the Securities and Exchange Commission (the “SEC”), and the SEC has not passed upon the fairness or merits of any proposals nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROPOSALS

 The following are some questions that you, as a stockholder of the Company, may have regarding the Meeting and the proposals and brief answers to such questions. We urge you to carefully read this entire proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement because the information in this section does not provide all the information that may be important to you as a stockholder of the Company with respect to the proposals. See “Where You Can Find More Information.”

When and where will the Meeting take place?

 The Meeting will be held on November 29, 2018 at 9:30 a.m. local time at 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090.

What proposals are the stockholders being asked to consider?

 At the Meeting, you will be asked to vote upon the Remediation Proposal, the Reverse Stock Split Proposal, the Plan Proposal, each of the director nominees, the Auditor Proposal, and the Adjournment Proposal.

What are the recommendations of the Board?

 The Board has approved the six proposals and unanimously recommends that the stockholders vote “FOR” each proposal, including “FOR” each director nominee.

What is the Record Date for the Meeting?

 Holders of our common stock as of the close of business on October 25, 2018, the Record Date for the Meeting, are entitled to notice of, and to vote at, the Meeting and any postponements or adjournments of the Meeting.

Who can vote at the Meeting?

 Stockholders who owned shares of our common stock on the Record Date may attend and vote at the Meeting. There were 5,568,500 shares of common stock, 123,668 shares of the Company’s non-voting Series A Convertible Preferred Stock, 7,485,627 shares of the Company’s non-voting Series C Preferred Stock, and 6,371,336 shares of the Company’s non-voting Series D Preferred Stock outstanding on the Record Date. All shares of common stock have one vote per share and vote together as a single class. No shares of Series A Convertible Preferred Stock, Series C Preferred Stock or Series D Preferred Stock may vote upon any proposal. Information about the stockholdings of our directors and executive officers is contained in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

What is the proxy card?

The proxy card enables you to appoint Michele Pupach, our Corporate Counsel and Secretary, as your representative at the Meeting. By completing and returning the proxy card as described herein, you are authorizing this person to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, we think that it is a good idea to complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to Ms. Pupach’s best judgment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us, by voting online or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card or vote online to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

What is the quorum required for the Meeting?

The representation in person or by proxy of holders of at least a majority of the issued and outstanding shares of our common stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting.

Assuming that a quorum is present, what vote is required to approve the proposals to be voted upon at the Meeting?

The approval of the Remediation Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.

The approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of the Company.

The approval of the Plan Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.

The election of each director nominee requires the affirmative vote of a plurality of votes of the shares cast at the election.

The approval of the Auditor Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.

The Meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.

How do I vote?

Stockholders have four voting options. You may vote using one of the following methods:

•	Internet. You can vote over the Internet by accessing the website at www.proxyvote.com, and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•	Telephone. If you hold shares directly in your own name and are the holder of record, you can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If, however, you hold the shares through a broker and not in your own name, then follow the specific instructions included in your proxy materials, including the specific phone number to use to vote your shares by phone.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement.

•	In Person. You may come to the Meeting and cast your vote there. The Board recommends that you vote by proxy even if you plan to attend the Meeting. If your shares of common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in “street name”, and you wish to vote in person at the Meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Meeting.

What are the effects of not voting or abstaining? What are the effects of broker non-votes?

 If you do not vote by virtue of not being present in person or by proxy at the Meeting, your shares will not be counted for purposes of determining the existence of a quorum.

 Abstentions will be counted for the purpose of determining the existence of a quorum, however, they will not be considered in determining the number of votes cast. Accordingly, an abstention will have no effect on the Remediation Proposal, the Plan Proposal, the Director Proposal, the Auditor Proposal, or the Adjournment Proposal, but will be treated in the same manner as a vote against the Reverse Stock Split Proposal.

 Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Broker non-votes will be counted for the purpose of determining the existence of a quorum, however the Remediation Proposal, the Plan Proposal, the Reverse Stock Split Proposal, and the Director Proposal are “non-routine” matters. Thus, in tabulating the voting result for these proposals, shares that constitute broker non-votes are not considered votes cast on those proposals.

What does it mean if I received more than one proxy card?

If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a vote “for” each of the proposals.

What happens if I sell my shares after the record date but before the Meeting?

The Record Date for the Meeting is earlier than the date of the Meeting. If you transfer your shares after the Record Date but before the date of the Meeting, you will retain your right to vote at the Meeting (provided that such shares remain outstanding on the date of the Meeting).

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

•	sending a written notice to our corporate Secretary, stating that you would like to revoke your proxy of a particular date;

•	signing another proxy card with a later date and returning it before the polls close at the Meeting;

•	voting again at a later time, but prior to the date of the Meeting, via the Internet or telephone;

•	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares. Simply attending the Meeting will not constitute a revocation of your proxy.

Who can help answer my other questions?

If you have more questions about the proposals or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact FC Global Realty Incorporated, Attn: Corporate Secretary, 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090, telephone number 215-830-1430.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 2300 Computer Drive, Building G, Willow Grove, PA 19090.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Michael R. Stewart, CEO, CFO and Director	Common Stock	0	*
Richard J. Leider, Director	Common Stock	0	*
Dennis M. McGrath, Director (3)	Common Stock	70,065	1.25%
Kristen E. Pigman (4)	Common Stock	879,234	15.79%
Dolev Rafaeli, Director (5)	Common Stock	221,024	3.94%
All directors and officers as a group (5 persons named above)	Common Stock	1,190,426	20.73%
Shlomo Ben-Haim (6)	Common Stock	361,253	6.49%
Lewis C. Pell (7)	Common Stock	354,064	6.36%
Yoav Ben-Dror	Common Stock	299,184	5.37%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as described below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	A total of 5,568,500 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of the Record Date. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Includes 31,175 shares of common stock and vested options to purchase 38,890 shares of common stock.

(4)	Represents shares held by Opportunity Fund I-SS, LLC. Kristen Pigman is the Director of OP Fund I Manager, LLC, which is the member and manager of Opportunity Fund I-SS, LLC, and has voting and dispositive power over the securities held by it. Mr. Pigman disclaims beneficial ownership of such securities.

(5)	Includes 183,524 shares of common stock and vested options to purchase 37,500 shares of common stock.

(6)	Includes 230,772 shares held by Eastnet Investment Limited.

(7)	Includes 234,064 shares of common stock, 120,000 shares held by trusts with respect to which Mr. Pell may be deemed to have beneficial ownership.

Except as contemplated by the Remediation Agreement, we do not currently have any arrangements which if consummated may result in a change of control of the Company.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Following is information about our directors and executive officers as of the date of this proxy statement.

NAME	AGE	POSITION
Michael R. Stewart	61	Chairman, Chief Executive Officer and Chief Financial Officer
Richard J. Leider	57	Director
Dennis M. McGrath	61	Director
Kristen E. Pigman	63	Director
Dr. Dolev Rafaeli	53	Director

Michael R. Stewart has served as our Chief Executive Officer and Chief Financial Officer since June 2018 and as a member of our Board of Directors since May 2017. Mr. Stewart is a seasoned executive with over 25 years of experience in C-level positions and 36 total years’ experience in executive management, operations and finance. He brings a wealth of expertise with particular strength in operations, financial management, strategy, M&A, capital raise, FDA matters, medical reimbursement as well as sales, marketing, product development and product launch. He has extensive U.S. and International market expertise and has significant experience with public company board and SEC matters. Currently, Mr. Stewart operates as a private consultant to multiple companies which he started in late 2016. He is working with companies from private start-up to mid-size public companies assisting them with major negotiations, new product and company launches, merger and acquisitions and capital raises. From 2014 through 2016, Mr. Stewart served as President, Chief Executive Officer and Director of publicly traded STRATA Skin Sciences, Inc. From 1990 to 2014, Mr. Stewart held the positions of CEO, COO and CFO at two publicly traded companies. In addition to his executive career and his non-independent board positions, Mr. Stewart has served as an independent public company director and as an advisor to the board of several private companies. Mr. Stewart obtained both his MBA in Finance and his BS in Accounting from LaSalle University in Philadelphia. Mr. Stewart was selected to serve on our Board because of his 36 years’ experience in executive management, operations and finance.

Richard J. Leider has served as a member of our Board of Directors since May 2017. Mr. Leider has more than 25 years of experience in the commercial real estate industry with active involvement in its sub-specialties of office, hospitality, investment, development, construction and strategic management. A hospitality veteran, Mr. Leider directed the repositioning, renovation and execution of the successful conversion of the Resort at Squaw Creek into a condominium hotel facility. Since March 2003, he has served as president of Paramount Hotels Inc. a California hotel management company. A principal and cofounder of Anvil Builders Inc., Mr. Leider has directed business development for that company since July 2010. From June 2005 to December 2008, he led the global real estate platform at Tano Capital, LLC and formerly directed the investment platform in Northern California on behalf of Buchanan Street. He was a managing director of global operations at Citadon, Inc., of San Francisco, a provider of Internet solutions for the real estate and construction industries, from June 2000 to December 2001. From 1996 to 2000, he was an executive director at DTZ Staubach Tie Leung in Hong Kong. While in Asia, Mr. Leider’s responsibilities included all aspects of the real estate life cycle, from advisory services to opportunistic institutional direct investment. Prior to his tenure with DTZ Staubach Tie Leung, Mr. Leider was a senior vice president at CBRE in San Francisco. Mr. Leider graduated from the University of California at Berkeley in 1981, earning a B.A. in Political Economies of Industrial Societies, and later studied at Worchester College at Oxford University. Mr. Leider serves on the Boards of Mercy Housing, American Cancer Society, Union Square Business Improvement District and its Public Policy Committee. He is a member of the Urban Land Institute, and CCIM Institute (Certified Commercial Investment Manager). Mr. Leider also serves as an independent board member of First Capital Real Estate Trust Incorporated. Mr. Leider was selected to serve on our Board because of his twenty-five years’ background in the commercial real estate industry.

Dennis M. McGrath has served as a member of our Board of Directors since July 2009. He currently serves as the Executive Vice President and Chief Financial Officer of PAVmed, Inc. (Nasdaq: PAVM, PAVMW) since March 2017. Previously, from 2000 to 2017, Mr. McGrath served in several senior level positions of the Company, including from 2011 to 2017 as director, President, and Chief Financial Officer. Prior to our reverse merger with Radiancy, Inc. in December 2011, he also served as Chief Executive Officer from 2009 to 2011 and served as Vice President of Finance and Chief Financial Officer from 2000 to 2009. He received honors as a P.A.C.T. (Philadelphia Alliance for Capital and Technology) finalist for the 2011 Investment Deal of the Year, award winner for the SmartCEO Magazine 2012 CEO of the Year for Turnaround Company, and finalist for the Ernst & Young 2013 Entrepreneur of the Year. He has extensive experience in mergers and acquisitions, both domestically and internationally, and particularly involving public company acquisitions, including Surgical Laser Technologies, Inc., (formerly, Nasdaq: SLTI), ProCyte Corporation (formerly, Nasdaq: PRCY), LCA Vision, Inc. (formerly, Nasdaq: LCAV) and Think New Ideas, Inc. (formerly, Nasdaq: THNK). Prior to joining the Company, he served in several senior level positions of AnswerThink Consulting Group, Inc. (then, Nasdaq: ANSR, now, The Hackett Group, Nasdaq: HCKT), a business consulting and technology integration company, including from 1999 to 2000 as Chief Operating Officer of the Internet Practice, the largest division of AnswerThink Consulting Group, Inc., while concurrently during the merger of the companies, serving as the acting Chief Financial Officer of Think New Ideas, Inc. (then, Nasdaq: THNK, now, Nasdaq: HCKT), an interactive marketing services and business solutions company. Mr. McGrath also served from 1996 until 1999 as Chief Financial Officer, Executive Vice President and director of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink Consulting Group, Inc. in 1999. During his tenure at Arthur Andersen & Co., where he began his career, he became a Certified Public Accountant in 1981, holds inactive licenses in Pennsylvania and New Jersey, and has a B.S., maxima cum laude, in accounting from LaSalle University. In addition to continuing as a director of PhotoMedex, he serves as the audit chair and a director of several medical device companies, including DarioHealth Corp. (Nasdaq: DRIO), Noninvasive Medical Technologies, Inc. and Cagent Vascular, LLC, and as an advisor to the board of an orphan drug company, Palvella Therapeutics, LLC. Formerly from 2007 to 2009, Mr. McGrath served as a director of Embrella Cardiovascular, Inc. (sold to Edwards Lifesciences Corporation, NYSE: EW). He also serves on the Board of Trustees for Manor College and the Board of Visitors for Taylor University. Mr. McGrath was selected to serve on our Board because of his 30 years’ experience in the development and implementation of innovative business and marketing practices.

Kristen E. Pigman has served as a member of our Board of Directors since June 2018. As President of The Pigman Companies, LLC (“TPC”), Mr. Pigman coordinates acquisition, planning, financing, development, construction, and disposition of commercial real estate projects for TPC, its partners, and institutional and corporate clients. Before the creation of TPC in 1994, Mr. Pigman was a titled officer and partner of The Koll Company of Newport Beach, CA. Prior to joining Koll in 1989, Mr. Pigman was President of The Sandpiper Companies, a real estate development firm headquartered in Scottsdale, Arizona; and an executive with Coldwell Banker Commercial Real Estate Group. He served as President for five years of the Sacramento Valley Chapter of National Association of Industrial and Office Properties (“NAIOP”) and was a member of the National Board of Directors of NAIOP and Vice Chairman for the NAIOP National Office Development Forum. He also was Vice President of Development and a member of Board of Directors for the Sacramento Area Commerce and Trade Organization, Chairman of the Building Industry Association Commercial Developer’s Council, and a member of numerous other trade organizations and Chambers of Commerce. Mr. Pigman has been and continues to be involved in a number of charitable organizations, including The Comstock Club, Easter Seals, the American Lung Association, the Police Athletic League, the Leukemia Society, The Heart Foundation, the Principal for a Day Program, and the Boy Scouts of America, having attained the rank of Eagle Scout in that organization. Mr. Pigman graduated with honors from The Mercersburg Academy in Mercersburg, PA, accepted an English Speaking Union “Jr. Rhodes” Scholarship and took his ‘A’ levels at The Truro School, Truro, Cornwall, UK, attended Rollins College in Winter Park, FL on a baseball scholarship, and earned a B.S. in Economics cum laude from The University of Maryland. Mr. Pigman was selected to serve on our Board because of his extensive real estate development experience.

Dr. Dolev Rafaeli has served as a member of our Board of Directors since December 2011. He previously served as our Chief Executive Officer from December 2011 until May 2017. Dr. Rafaeli joined our subsidiary Radiancy in February 2006 as president and CEO. He has over 29 years of experience managing international operations. Prior to joining Radiancy, Dr. Rafaeli served from 2004 to 2006 as president and CEO of the USR Group, a consumer electronics products manufacturer, managing operations in Israel, China, Hong Kong and the U.S. Between 2000 and 2004, Dr. Rafaeli founded and served as general manager of Orbotech Ltd. (ORBK-NASDAQ), an automated optical inspection capital equipment manufacturer for the electronics industry in China and Hong Kong, where he was instrumental in building these operations into a $100 million a year business. Between 1997 and 2000, Dr. Rafaeli served as CEO of USR Ltd., a global electronics contract manufacturing company providing design, supply chain and manufacturing services to dozens of clients in the communications, consumer and medical device fields. USR Ltd. employed approximately 1,000 individuals. Dr. Rafaeli previously served as director of operations and manager of the Arad manufacturing facility for Motorola in its Land Mobile Product Solutions division, manufacturing and distributing communications, consumer and other infrastructure electronics products in excess of $400 million annually. Dr. Rafaeli graduated with a B.Sc. in industrial engineering and management cum laude and a M.Sc. in operations management from the Technion-Israel Institute of Technology, and holds a Ph.D. in business management from Century University and an MBA (with distinction) from Cornell University. Dr. Rafaeli was selected to serve on our Board because of his over twenty five years of senior executive and board of directors’ experience with private and public multi-national companies and his vast mergers and acquisitions successful track record.

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. Members of our Board of Directors are encouraged to attend meetings of the Board of Directors and the Annual Meeting of Stockholders. The Board of Directors held ten meetings and executed ten unanimous written consents in lieu of a meeting in 2017.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

CORPORATE GOVERNANCE

Overview

Our Board of Directors maintains charters for select committees. In addition, our Board of Directors has adopted a written set of corporate governance guidelines and a code of business conduct and ethics and a code of conduct for our chief executive and senior financial officers that generally formalize practices that we already had in place. To view the charters of our Audit, Compensation and Nominations and Corporate Governance Committees, code of ethics, corporate governance guidelines, and other documents, please visit our website at www.fcglobalrealty.com under the Corporate Governance section of the Investor Relations page.

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. Our Board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for the Company. In making this determination, the board considered, among other matters, Mr. Stewart executive management experience and believed that Mr. Stewart is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman considered by the Board is that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

Our Board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. While management is responsible for identifying risks, our Board has charged the Audit Committee with evaluating financial and accounting risk and the Compensation Committee with evaluating risks associated with employees and compensation. Investor-related risks are usually addressed by the Board as a whole. We believe an independent Chairman of the Board adds an additional layer of insight to our Board’s risk oversight process.

Independent Directors

In considering and making decisions as to the independence of each of the directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). Our Board has determined that the following directors are independent as defined in the applicable rules of the Nasdaq Stock Market: Richard J. Leider and Kristen E. Pigman.

Audit Committee

Our Board of Directors has established an Audit Committee to assist it in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors and an internal audit function and risk assessment and risk management. The duties of our Audit Committee include: reviewing and approving the scope of the annual audit, the audit fee and the financial statements; appointing, evaluating and determining the compensation of our independent auditors; reviewing disclosure controls and procedures, internal control over financial reporting, any internal audit function and corporate policies with respect to financial information; reviewing other risks that may have a significant impact on our financial statements; preparing the Audit Committee report for inclusion in the annual proxy statement; establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters; approving all related party transactions, as defined by applicable Nasdaq Rules, to which the Company is a party; and evaluating the Audit Committee charter annually.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

Our Board has adopted a written charter for the Audit Committee. The members of the Audit Committee are Richard J. Leider and Kristen E. Pigman. The Audit Committee held seven meetings in 2017.

The Board determined that each member of the Audit Committee satisfies the independence and other composition requirements of the SEC. Due to recent changes to our Board composition, we temporarily at this time do not have an independent director who also meets the qualifications for “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. We anticipate that we will appoint a new independent director who meets these qualifications within in the next six months.

Compensation Committee

Our Compensation Committee discharges the Board’s responsibilities relating to compensation of our Chief Executive Officer and other executive officers, produces an annual report on executive compensation for inclusion in our annual proxy statement and provides general oversight of compensation structure. Other specific duties and responsibilities of the Compensation Committee include: reviewing and approving objectives relevant to executive officer compensation; evaluating performance and recommending to the Board the compensation, including any incentive compensation, of our Chief Executive Officer and other executive officers in accordance with such objectives; reviewing employment agreements for executive officers; recommending to the Board the compensation for our directors; administering our equity compensation plans and other employee benefit plans; evaluating human resources and compensation strategies, as needed; and evaluating the Compensation Committee charter periodically.

Our Board has adopted a written charter for the Compensation Committee. The members of the Compensation Committee are Richard J. Leider and Kristen E. Pigman. The Compensation Committee held one meeting and executed no unanimous written consents in lieu of a meeting in 2017.

The Compensation Committee reviews executive compensation from time to time and reports to the Board, which makes all final decisions with respect to executive compensation. The Compensation Committee adheres to several guidelines in carrying out its responsibilities, including performance by the employees, our performance, enhancement of stockholder value, growth of new businesses and new markets and competitive levels of fixed and variable compensation.

Nominations and Corporate Governance Committee

Our Board of Directors has established a Nominations and Corporate Governance Committee for the purpose of reviewing all Board-recommended and stockholder-recommended nominees, determining each nominee’s qualifications and making a recommendation to the full Board as to which persons should be our Board’s nominees. The duties and responsibilities of the Nominations and Corporate Governance Committee include: identifying and recommending to our Board individuals qualified to become members of our Board; recommending to our Board the director nominees for the next annual meeting of stockholders; recommending to our Board director committee assignments; reviewing and evaluating succession planning for our Chief Executive Officer and other executive officers; monitoring the independence of our directors; developing and overseeing the corporate governance principles applicable to members of our Board, officers and employees; monitoring the continuing education for our directors; and evaluating the Nominations and Corporate Governance Committee charter annually.

Our Board has adopted a written charter for the Nominations and Corporate Governance Committee. The members of the Nominations and Corporate Governance Committee are Richard J. Leider and Kristen E. Pigman. The Nominations and Corporate Governance Committee held one meeting in 2017.

Our Nominations and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for our directors. Our Nominations and Corporate Governance Committee will regularly assess the appropriate size of our Board and whether any vacancies on the Board are expected due to retirement or other circumstances. When considering potential director nominees, the Nominations and Corporate Governance Committee also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy and experience in the context of the needs of the Company and of our existing directors. The Nominations and Corporate Governance Committee also seeks director nominees who are from diverse backgrounds and who possess a range of experiences as well as a reputation for integrity. The Nominations and Corporate Governance Committee considers all of these factors to ensure that our Board as a whole possesses a broad range of skills, knowledge and experience useful to the effective oversight and leadership of the Company.

Our Nominations and Corporate Governance Committee does not have a specific policy with regard to the consideration of candidates recommended by stockholders, however any nominees proposed by our stockholders will be considered on the same basis as nominees proposed by the Board. If you or another stockholder want to submit a candidate for consideration to the Board, you may submit your proposal to our Corporate Counsel in accordance with the stockholder communication procedures set forth below.

All director nominees included in this proxy statement were approved by the Nominations and Corporate Governance Committee.

Stockholder Communications with the Board of Directors

Our Board has established a process for stockholders to communicate with the Board or with individual directors. Stockholders who wish to communicate with our Board or with individual directors should direct written correspondence to Michele Pupach, Corporate Counsel at mpupach@fcglobalrealty.com or to the following address (our principal executive offices): Board of Directors, c/o Corporate Secretary, 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090. Any such communication must contain:

•	a representation that the stockholder is a holder of record of our capital stock;

•	the name and address, as they appear on our books, of the stockholder sending such communication; and

•	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

Ms. Pupach or the Corporate Secretary, as the case may be, will forward such communications to our Board or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case Ms. Pupach or the Corporate Secretary, as the case may be, has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, officers and directors.  The Code of Ethics is available on our web site at www.fcglobalrealty.com under the Corporate Governance section of the Investor Relations page. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

REPORT OF THE AUDIT COMMITTEE

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017

The Audit Committee of the Board is comprised of two non-employee directors, both of whom has been determined by the Board to be “independent” meeting the independence requirements of the listing rules of the SEC. The Audit Committee assists the Board’s oversight of the integrity of our financial reports, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for appointing, evaluating and determining the compensation of our independent auditors; reviewing and approving the scope of the annual audit, the audit fee and the financial statements; reviewing disclosure controls and procedures, internal control over financial reporting, any internal audit function and corporate policies with respect to financial information; reviewing other risks that may have a significant impact on our financial statements; establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters; and approving all related party transactions, as defined by applicable rules, to which the Company is a party. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Following the end of the fiscal year ended December 31, 2017, the Audit Committee as constituted at such time (1) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with Company management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T; and (3) received the written disclosures and the letters from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.

Based on the review and discussions referred to above, the Audit Committee had recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

/s/ The Audit Committee
Richard J. Leider
Kristen E. Pigman

EXECUTIVE COMPENSATION

Summary Compensation Table - Fiscal Years Ended December 31, 2017 and 2016

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Suneet Singal, Former Chief Executive Officer(4)	2017	67,500	0	910,000	0	977,500
	2016	0	0	0	0	0
Stephen Johnson, Former Chief Financial Officer(5)	2017	182,308	0	0	0	182,308
	2016	0	0	0	0	0
Dolev Rafaeli, Former Chief Executive Officer(6)	2017	3,260,307	0	0	111,758	3,372,065
	2016	495,000	71,719	1,200,000	46,347	1,813,066
Dennis M. McGrath, Former Chief Financial Officer(7)	2017	970,284	0	0	58,698	1,028,983
	2016	395,000	52,594	316,000	45,156	808,750

(1)	The amounts shown for restricted stock awards relate to shares granted under our Amended and Restated 2005 Equity Compensation Plan. These amounts are equal to the aggregate grant-date fair value with respect to the awards made in 2016, computed in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 718 (formerly SFAS 123R), before amortization and without giving effect to estimated forfeitures.

(2)	The amounts shown for Dr. Rafaeli and Mr. McGrath relate to the bonus earned in 2016, even though such bonus may have been paid in a subsequent period. Dr. Rafaeli’s bonus of $1,200,000 and Mr. McGrath’s bonus of $316,000 remained accrued but unpaid for 2016. The amount shown for Suneet Singal represents the grant of restricted stock pursuant to a separation agreement, dated December 22, 2017, between the Company and Mr. Singal. This amount is equal to the aggregate grant-date fair value with respect to the award made in 2017, computed in accordance with FASB ASC Topic 718 (formerly SFAS 123R).

(3)	Includes car allowances, premiums for supplementary life and/or disability insurance, matching 401(k) plan contributions, interest payments on payout notes issued to Dr. Rafeali and Mr. McGrath, and director fees paid or earned to Dr. Rafaeli and Mr. McGrath after such persons resigned as executive officers of the Company.

(4)	Mr. Singal served as our Chief Executive Officer from May 17, 2017 until January 2, 2018. Under Mr. Singal’s employment agreement, he was entitled to an annual base salary of $250,000, as well as bonuses and other equity compensation as determined by our Compensation Committee. On October 11, 2017, we entered into an amended a restated employment agreement with Mr. Singal. Under this agreement, Mr. Singal was entitled to a base salary of $250,000 per annum, payable in accordance with our normal payroll practices, provided however, that the base salary would accrue, and not be paid, until (i) the 20% Unsecured Convertible Promissory Note issued to the First Capital Real Estate Operating Partnership, L.P. by the Company on July 25, 2017 had been repaid in full and (ii) Mr. Singal began working for the Company on a full-time basis. In connection with Mr. Singal’s resignation, on December 22, 2017, we entered into a separation agreement with Mr. Singal, pursuant to which Mr. Singal agreed to resign and we agreed to issue to Mr. Singal 1,000,000 shares of our common stock, 333,333 shares of which vested immediately, 333,333 shares of which will vest upon the first anniversary of the separation agreement, and 333,334 shares of which will vest upon the second anniversary of the separation agreement. The parties agreed that the issuance of such shares is in lieu of any other payment that Mr. Singal may already be entitled to receive under his employment agreement. By unanimous consent of the board of directors these shares were subsequently cancelled.

(5)	Mr. Johnson served as our Chief Financial Officer from May 17, 2017 until January 2, 2018. Under Mr. Johnson’s employment agreement, he was entitled to an annual base salary of $300,000, as well as bonuses and other equity compensation as determined by our Compensation Committee. In connection with Mr. Johnson resignation, on December 22, 2017, we entered into a separation agreement with Mr. Johnson, pursuant to which Mr. Johnson agreed to resign and we agreed to pay to Mr. Johnson $405,432.70 in twelve (12) installments. We also agreed to pay for the health (medical, dental and/or vision) insurance policies for Mr. Johnson and his family for a period of twelve (12) months. We made the initial payment for Mr. Johnson’s separation and health benefits on January 8, 2017. On February 12, 2018, we entered into an amended and restated separation agreement with Mr. Johnson, pursuant to which we agreed to pay Mr. Johnson $122,500.64 in eleven installments as follows: the first six installments of $10,000, the following four installments of $12,500, and a final installment of $12,500.64. The first payment was made on February 15, 2018 and subsequent payments are to be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018. We also agreed to provide a health (medical, dental and/or vision) insurance reimbursement payment for Mr. Johnson and his family, for a period of eleven (11) months, in the agreed upon amount of $3,025 per month. In addition, we agreed to issue to Mr. Johnson 271,000 shares of common stock, which will be issued six months after the date of the amended and restated separation agreement. The foregoing amounts are in lieu of any other payment that Mr. Johnson may already be entitled to receive under his employment agreement.

(6)	Dr. Rafaeli resigned as our Chief Executive Officer on Mary 17, 2017. Under Dr. Rafaeli’s employment agreement, he was entitled to an annual base salary of $495,000, certain bonuses based on success in sales, as well other equity compensation as determined by our Compensation Committee. In connection with Dr. Rafaeli’s resignation, we and Dr. Rafaeli agreed to convert all compensation due under his employment agreement into a secured convertible payout note to be issued following stockholder approval. On October 12, 2017, we issued the payout note in the principal amount of $3,133,934 to Dr. Rafaeli. The payout note was due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, and was secured by a security interest in all of our assets. On December 22, 2017, we entered into a stock grant agreement with Dr. Rafaeli and certain other note holders to (i) cause the early conversion of the payout note into 3,134,876 shares of our common stock, (ii) effectuate the release of all security interests associated with the payout note, (iii) provide for the issuance of 1,034,509 additional shares of common stock as consideration for the various agreements of Dr. Rafaeli contained in the stock grant agreement, (iv) provide for twelve (12) monthly payments of $21,328.16 on the first of each month commencing on January 1, 2018, which amounts are equal to the interest payments that would have been made absent the conversion of the payout note, (v) obtain the agreement of the Dr. Rafaeli to provide certain support services to the Company, and (vi) obtain the conditional resignation of Dr. Rafaeli from our Board. Accordingly, all of our obligations under the payout note were satisfied upon entering into the stock grant agreement and the simultaneous conversion of the payout note. The stock grant agreement was subsequently terminated pursuant to the Remediation Agreement. See “Remediation Proposal” below for more information.

(7)	Mr. McGrath resigned as our Chief Financial Officer on Mary 17, 2017. Under Mr. McGrath’s employment agreement, he was entitled to an annual base salary of $395,000, an annual bonus in an amount not less than $316,000, as well other equity compensation as determined by our Compensation Committee. In connection with Mr. McGrath’s resignation, we and Mr. McGrath agreed to convert all compensation due under his employment agreement into a secured convertible payout note to be issued following stockholder approval. On October 12, 2017, we issued the payout note in the principal amount of $977,666 to Mr. McGrath. The payout note was due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, and was secured by a security interest in all of our assets. On December 22, 2017, we entered into a stock grant agreement with Mr. McGrath and certain other note holders to (i) cause the early conversion of the payout note into 977,960 shares of our common stock, (ii) effectuate the release of all security interests associated with the payout note, (iii) provide for the issuance of 322,727 additional shares of common stock as consideration for the various agreements of Mr. McGrath contained in the stock grant agreement, (iv) provide for twelve (12) monthly payments of $6,653.56 on the first of each month commencing on January 1, 2018, which amounts are equal to the interest payments that would have been made absent the conversion of the payout note, (v) obtain the agreement of the Mr. McGrath to provide certain support services to the Company, and (vi) obtain the conditional resignation of Mr. McGrath from our Board. Accordingly, all of our obligations under the payout note were satisfied upon entering into the stock grant agreement and the simultaneous conversion of the payout note. The stock grant agreement was subsequently terminated pursuant to the Remediation Agreement. See “Remediation Proposal” below for more information.

Outstanding Equity Awards Value at Fiscal Year End Table

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock previously awarded to the executive officers named above at the fiscal year ended December 31, 2017.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Suneet Singal	0	0	0	N/A	N/A	666,667	576,667	0	N/A
Stephen Johnson	0	0	0	N/A	N/A	0	N/A	0	N/A
Dolev Rafaeli	28,000	0	0	100.00	3/18/2022	0	N/A	0	N/A
	9,500	0	0	100.00	2/28/2023	0	N/A	0	N/A
Dennis M. McGrath	1,750	0	0	31.20	6/15/19	0	N/A	0	N/A
	2,120	0	0	100.00	12/13/21	0	N/A	0	N/A
	10,020	0	0	78.00	12/13/21	0	N/A	0	N/A
	18,000	0	0	100.00	3/18/22	0	N/A	0	N/A
	7,0000	0	0	100.00	2/28/23	0	N/A	0	N/A

(1)	All options grants were under the Amended and Restated 2005 Equity Compensation Plan.

(2)	The amount shown represents the grant of restricted stock. This amount is equal to the aggregate grant-date fair value with respect to the award made, computed in accordance with FASB ASC Topic 718 (formerly SFAS 123R).

Director Compensation

Directors who are also our executive officers receive no separate compensation for serving as directors or as members of committees of our Board. Each other director receives an annual cash retainer of $40,000, payable quarterly and the chairman of each committee receives an additional annual fee of $10,000 for audit, $5,000 for each of compensation and nominations. The table below sets forth our non-executive officer directors’ compensation for the year ended December 31, 2017.

Name	Fees earned or paid in cash ($)	All other compensation ($)	Total ($)
Robert Froehlich(1)	28,125	0	28,125
Richard J. Leider(1)	28,125	0	28,125
Darrell C. Menthe(1)	25,000	0	25,000
Michael R. Stewart(1)	31,250	0	31,250
Lewis Pell(2)	17,100	0	17,100
Yoav Ben-Dror(2)(3)	15,200	960,134	975,334
Stephen P. Connelly(2)	17,100	0	17,100
Dennis McGrath(4)	25,000	1,003,983	1,028,983
Dolev Rafaeli(4)	25,000	3,347,065	3,372,065

(1)	New Directors compensated for the period of May 17, 2017 through December 31, 2017.

(2)	Lewis C. Pell, Yoav Ben-Dror and Stephen P. Connelly resigned from the Board effective May 17, 2017.

(3)	We and Dr. Ben-Dror agreed to convert all compensation due under his previous agreements into a secured convertible payout note to be issued following stockholder approval. On October 12, 2017, we issued the payout note in the principal amount of $1,515,000 to Dr. Ben-Dror. The payout note was due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, and was secured by a security interest in all of our assets. On December 22, 2017, we entered into a stock grant agreement with Dr. Ben-Dror and certain other note holders to (i) cause the early conversion of the payout note into 1,515,455 shares of our common stock, (ii) effectuate the release of all security interests associated with the payout note, (iii) provide for the issuance of 500,100 additional shares of common stock as consideration for the various agreements of Dr. Ben-Dror contained in the stock grant Agreement, (iv) provide for twelve (12) monthly payments of $10,310.42 on the first of each month commencing on January 1, 2018, which amounts are equal to the interest payments that would have been made absent the conversion of the payout note, and (v) obtain the agreement of the Dr. Ben-Dror to provide certain support services to the Company. Accordingly, all of our obligations under the payout note were satisfied upon entering into the stock grant agreement and the simultaneous conversion of the payout note. The stock grant agreement was subsequently terminated pursuant to the Remediation Agreement. See “Remediation Proposal” below for more information.

(4)	See Summary Compensation Table – Fiscal Years Ended December 31, 2017 and 2016.

TRANSACTIONS WITH RELATED PERSONS

None of our directors, director nominees, executive officers, 5% stockholders, or immediate family member of such persons has been involved in any transactions with us which are required to be disclosed pursuant to Item 404 of Regulation S-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. We believe, based solely on a review of the copies of such reports furnished to us and representations of these persons that all reports needed to be filed have been filed for the year ended December 31, 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this proxy statement.

Overview

The Company, founded in 1980, is transitioning from its former business as a skin health company to a company focused on real estate development and asset management, concentrating primarily on investments in and the management and development of income producing real estate assets. Our objective is to generate current income and long-term net asset value growth using institutional best practices in evaluating our investments.

Until the recent sale of our consumer products division, we were a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. Starting in 2014, we began to sell off certain business units and product lines and on January 23, 2017, we sold the last remaining major product line. Following this transaction, we had only minimal operations and assets remaining, of immaterial value to our company. We are in the process of liquidating the remaining legacy inventory and assets of this business line, after which time we will no longer operate within the skin health business.

Following the Contribution Transaction described below, our focus is to build the Company into a leading real estate, asset management and development company concentrating primarily on investments in high yield income producing assets and other opportunistic commercial properties via direct property ownership and asset management. Our objective is to generate long-term net asset value growth while adhering to institutional best practices and a deep research process for all investments.

For income producing properties, we intend to acquire assets that provide recurring income with the potential for income growth over the long-term. We believe there can be an attractive risk/reward profile to such properties based on the location and the underlying creditworthiness of the tenants. We intend to use such income generation to fund additional acquisitions and development opportunities and for general corporate purposes. In addition, we intend to invest in land assets that can be developed into income generating properties or properties for sale. We believe that our size and scale provide an opportunity to take advantage of smaller-tier assets that most traditional investors do not focus on due to size limitations, thus creating unique investment opportunities. In particular, we intend to target assets in secondary and tertiary markets that require minimal capital expenditures but generate initial unlevered cash flow yields that are higher than those in primary markets.

A second component of our investment strategy will revolve around sourcing asset management opportunities for which we would operate as an asset manager of real estate properties. We are not structured as a Real Estate Investment Trust, thus we have the ability to retain earnings and to operate in real estate asset management, development and peripheral real estate activities, items that may be limited by Real Estate Investment Trust requirements. We will look to utilize our existing infrastructure to provide economies of scale to owners of real estate assets as we grow our portfolio over time.

Contribution Transaction

On March 31, 2017, we entered into an Interest Contribution Agreement with First Capital Real Estate Operating Partnership, L.P. (the “Contributor”), First Capital Real Estate Trust Incorporated (the “Contributor Parent”), and FC Global Realty Operating Partnership, LLC, our wholly-owned subsidiary (the “Acquiror”). The parties entered into amendments to the Interest Contribution Agreement on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the Interest Contribution Agreement, as amended (which we collectively refer to as the “Contribution Agreement”), the Contributor contributed certain real estate assets to the Acquiror. In exchange, the Contributor received shares of our common stock and newly designated Series A Convertible Preferred Stock as described below. This transaction, which we refer to as the Contribution Transaction, closed on May 17, 2017.

On the closing date, the Contributor transferred assets totaling $10 million to the Acquiror, consisting of the following:

•	three vacant land sites intended for development as gas stations located in northern California,

•	a 75% interest in a limited liability company that owns a vacant land site intended for development as a gas station, located in northern California; and

•	a 100% interest in a limited liability company which owns a 17.9133% interest in a limited liability company called Avalon Jubilee LLC that owns property located in Los Lunas, New Mexico being developed as a single family residential development.

In exchange for these assets, we issued to the Contributor 879,234 shares of our common stock, which represented approximately 19.9% of our issued and outstanding common stock immediately prior to the closing date, at a per share value of $2.5183, or $2,214,175 in the aggregate. We issued the remaining $7,785,825 of the approximately $10 million agreed upon consideration to the Contributor in the form of 123,668 shares of our newly designated non-voting Series A Convertible Preferred Stock. Each share of the Series A Convertible Preferred Stock is convertible into 25 shares of our common stock, subject to the satisfaction of certain conditions, including stockholder approval of such conversion, which was obtained on October 12, 2017.

 The Contribution Agreement contemplated that additional contributions would be made prior to December 31, 2017; however, the Contributor failed to satisfy the conditions precedent to those additional contributions before the December 31, 2017 deadline such that only the closing described above was completed.

We elected to early adopt ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. Accordingly, the determination of whether the transaction represents a business combination was evaluated by applying ASU 2017-01 guidance. We have determined that the group of assets assumed do not include (and also, none of them on a stand-alone basis) include, an input and a substantive process that together significantly contribute to the ability to create output and thus it was determined that the contribution represents an acquisition of assets rather than a business combination. Accordingly, the total sum of the fair value of consideration given (i.e. the fair value of the equity interests issued) together with the transaction costs, was allocated to the individual assets acquired and liabilities assumed based on their relative fair values at the date of acquisition. Such allocation did not give rise to goodwill.

Our Prior Business Operations

Until the recent sale of the last significant business unit (its consumer products division which was sold to ICTV Brands, Inc. on January 23, 2017), the Company was a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

Before the Company commenced its current real estate business, it organized the business into three operating segments based upon the management structure, products and services offered, markets served and types of customers, as follows: The Consumer segment (sold to ICTV Brands, Inc. on January 23, 2017) derived its revenues from the design, development, manufacturing and selling of long-term hair reduction and acne consumer products. The Physician Recurring segment derived its revenues from the XTRAC (sold to MELA Sciences on June 22, 2015) procedures performed by dermatologists, the sales of skincare products (sold to Pharma Cosmetics on September 15, 2016), the sales of surgical disposables and accessories to hospitals and surgery centers (sold to Dalian JiKang Medical Systems September 1, 2015) and on the repair, maintenance and replacement parts on various products. The Professional segment generated revenues from the sale of equipment, such as lasers, medical and esthetic light and heat based products and LED products.

The proprietary LHE® brand technology combines the benefits of direct heat and a full-spectrum light source for a variety of clinical applications, including psoriasis care, acne treatment, skin tightening, skin rejuvenation, wrinkle reduction, collagen renewal, vascular and pigmented lesion treatments and hair removal. This technology was originally used primarily in our professional products, including capital equipment sold to physicians and skin care specialists worldwide. The technology was then adapted to our hand-held consumer line of products like no!no! Skin, a medical device for acne. Except for the liquidation of remaining inventory, the carrying amount of which is insignificant as of June 30, 2018, this business segment effectively ceased operations with the sale to NEOVA on September 23, 2016.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As of June 30, 2018, we had an accumulated deficit of approximately $137 million and stockholders’ deficit of approximately $2.9 million. Cash and cash equivalents as of June 30, 2018 were approximately $892. To date, and subsequent to the recent sale of our last significant business unit, we have dedicated most of our financial resources to general and administrative expenses.

On March 31, 2017, we entered into the Contribution Agreement, under which certain real estate investment properties were contributed to the Company in exchange for the issuance of our capital stock. Closing of the Contribution Agreement occurred on May 17, 2017. However, the assets assumed in such contribution do not represent a business and are not producing cash flows and/or revenues at present.

On December 22, 2017, we entered into a securities purchase agreement with Opportunity Fund I-SS, LLC, a Delaware limited liability company (“OFI”), under which OFI could invest up to $15 million in the Company in a series of closings, in exchange for which OFI would receive shares of our Series B Preferred Stock at a purchase price of $1.00 per share. On December 22, 2017, we completed the first closing, pursuant to which OFI provided $1.5 million to us in exchange for 1,500,000 shares of Series B Preferred Stock. On January 24, 2018, we completed a second closing, pursuant to which OFI provided approximately $2.2 million to us in exchange for 2,225,000 shares of Series B Preferred Stock. On August 24, 2018, 2018, we completed a third closing, pursuant to which OFI provided $100,000 to us in exchange for 100,000 shares of Series B Preferred Stock. Under the purchase agreement, OFI could, but was not obligated to, make additional investments in one or more subsequent closings until an aggregate amount of $15 million was invested or the purchase agreement was terminated in accordance with its terms. OFI had no obligation to continue to invest in the Company, and there are restrictions placed by OFI on the use of these funds. The securities purchase agreement was subsequently terminated pursuant to the Remediation Agreement.

These conditions as of June 30, 2018 raised substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of liabilities that may result from the outcome of this uncertainty.

Results of Operations

Comparison of Six Months Ended June 30, 2018 and 2017

The following table sets forth key components of our results of operations during the six months ended June 30, 2018 and 2017.

(All dollar amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Rental income	$11	$—
Depreciation expense	(1)	—
Operating expenses:
General and administrative	2,144	1,848
Operating loss	$(2,134)	$(1,364)
Revaluation of option to purchase redeemable convertible preferred stock	2,295	—
Revaluation of asset contribution related financial instruments	—	2,622
Interest and other financing expense, net	(72)	(46)
Income tax provision	(209)	—
Income (loss) from continuing operations	(120)	728
Income (loss) from discontinued operations	219	(1,438)
Net income (loss) including portion attributable to non-controlling interest	99	(710)
Loss attributable to non-controlling interest	2	—
Net Income (loss)	101	(710)
Dividend on redeemable convertible preferred stock	(141)	—
Accretion of redeemable convertible preferred stock to redemption value	(1,968)	—
Net loss attributable to common stockholders	$(2,008)	$(710)

General and administrative expenses. For the six months ended June 30, 2018, general and administrative expenses were approximately $2.14 million and are mainly comprised of payroll and related expenses, professional service, rent and other operating expenses. For the six months ended June 30, 2017, general and administrative expenses were approximately $1.85 million.

Revaluation of option to purchase redeemable convertible preferred stock. For the six months ended June 30, 2018, the revaluation of the option to purchase redeemable convertible preferred stock decreased by approximately $2.30 million due to the decrease in the conversion rate of the underlying redeemable convertible preferred stock, which caused the fair value of the instrument to decrease. The carrying amount of this instrument included in the accompanying condensed consolidated balance sheet decreased by $677 thousand during the six months ended June 30, 2018 due to the partial exercise of the written call option.

Interest and other financing expense, net. Net interest and other financing expense related to our notes payable for the six months ended June 30, 2018 was approximately $72 thousand.

Net loss. The factors discussed above resulted in a net loss, including discontinued operations, of approximately $2 million during the six months ended June 30, 2018, as compared to net loss of approximately $710 thousand, of which approximately $1.4 million was attributable to discontinued operations during the six months ended June 30, 2017, with the Company primarily becoming a real estate asset management and development company.

Comparison of Years Ended December 31, 2017 and 2016

The following table sets forth key components of our results of operations during the years ended December 31, 2017 and 2016.

(All dollar amounts in thousands)

	Year Ended December 31,
	2017 (As Restated)	2016
Revenues	$—	$—
Cost of revenues	—	—
Gross profit	—	—
Operating expenses:
General and administrative expenses	10,817	—
Impairment of investment in other company	1,439
Loss from continuing operations before interest and other financing expense, net	(12,256)	—
Revaluation of asset contribution related financial instruments, net	(1,392)	—
Revaluation of Option to purchase redeemable convertible B preferred stock	(3,018)	—
Interest and other financing expense, net	(267)	—
Loss from continuing operations	(16,933)	—
Discontinued operations:
Loss from discontinued operations, net of taxes	(2,459)	(13,264)
Net loss	$(19,392)	$(13,264)

General and administrative Expenses. For the year ended December 31, 2017, general and administrative expenses were approximately $10.82 million. For the year ended December 31, 2016 general and administrative expenses were included in the loss from discontinued operations, (see Note 2 Discontinued Operations, to our consolidated financial statements).

Impairment of investment in other company. We evaluate investments in other company for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable in accordance with ASC 320 “Investments - Debt and Equity Securities”. The judgments regarding declines in value are based on operating performance, market conditions and our ability and intent to hold as well as its ability to influence significant decisions of the venture. During the year ended December 31, 2017, based on managements’ most recent analyses, impairment losses have been identified related to our investment in other company amounting to $1,439 thousand (As Restated).

Revaluation of asset contribution. For the year ended December 31, 2017, the revaluation of asset contribution increased to approximately $1.39 million due to the re-measurement of the asset contribution that resulted in a loss due to the reduced fair value of the asset.

Revaluation of option to purchase redeemable convertible B preferred stock. For the year ended December 31, 2017, the revaluation of the option to purchase redeemable convertible B preferred stock increased to approximately $3.0 million due to excess of the initial value of the option liability over the proceeds received, net with the changes in the fair value of the Option at December 31, 2017.

Interest and other financing expense, net. Net interest and other financing expense for the year ended December 31, 2017 was approximately $0.26 million. The functional currency of all U.S. members of the group, as well as Radiancy Ltd. (Israel), is the U.S. Dollar. The other foreign subsidiaries’ functional currency is each subsidiaries’ respective local currency.

Net Loss. The factors discussed above resulted in a net loss, including discontinued operations, of approximately $19.4 million (As Restated) during the year ended December 31, 2017, as compared to net loss of approximately $13.26 million during the year ended December 31, 2016.

Liquidity and Capital Resources

As of June 30, 2018, we had an accumulated deficit of approximately $137 million and stockholders’ deficit of approximately $2.9 million. Cash and cash equivalents as of June 30, 2018 were approximately $892. To date, and subsequent to the recent sale of our last significant business unit, we have dedicated most of our financial resources to general and administrative expenses.

We have historically financed our activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sale of certain assets and business units.

We will be required to obtain additional liquidity resources in order to support our operations. At this time, there is no guarantee that we will be able to obtain an adequate level of financial resources required for the short and long-term support of our operations or that we will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive.

Summary of Cash Flows

The following table provides detailed information about our net cash flow for the periods indicated:

Cash Flow

(In thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016
Net cash provided by (used in) operating activities	$(1,679)	$(5,359)	$(9,298)	$358
Net cash provided by (used in) investing activities	(326)	4,824	6,797	2,148
Net cash provided by (used in) financing activities	1,932	—	906	(684)
Effect of exchange rate changes on cash	17	279	208	(2,789)
Net decrease in cash and cash equivalents	(56)	(256)	(1,387)	(967)
Cash and cash equivalents at beginning of period	948	2,335	2,335	3,302
Cash and cash equivalent at end of period	$892	$2,079	$948	$2,335

Net cash used in operating activities was approximately $1.7 million for the six months ended June 30, 2018, compared to approximately $5.4 million net cash used in operating activities for the six months ended June 30, 2017. The primary reason for the change is the continual wind-down of the former business operations ahead of the acquisition of income-producing real estate properties.

Net cash and used in operating activities was approximately $9.3 million for the year ended December 31, 2017 compared to approximately $0.36 million net cash provided by operating activities for the year ended December 31, 2016. The primary reason for the change was loss on asset sale to ICTV Brands, Inc. and the significant reductions in accounts payable and accrued liabilities settled during the year ended December 31, 2017.

Net cash used in investing activities was $326 thousand for the six months ended June 30, 2018, compared to approximately $4.8 million provided by for the six months ended June 30, 2017.

Net cash provided by investing activities was approximately $6.8 million for the year ended December 31, 2017 compared to approximately $2.15 million for the year ended December 31, 2015. The primary reason for the change was the cash received from the sale of the consumer division to ICTV Brands, Inc. for the year ended December 31, 2017.

Net cash provided by financing activities was approximately $1.9 million for the six months ended June 30, 2018, compared to $0 net cash provided by financing activities for the six months ended June 30, 2017.

Net cash provided by (used in) financing activities was approximately $0.9 million for the year ended December 31, 2017 compared to approximately $0.68 million net cash used in financing activities for the year ended December 31, 2016. The increase was due to the funding received from OFI in December 2017.

Private Placement

On December 22, 2017, we entered into a securities purchase agreement with OFI, under which OFI could invest up to $15 million in the Company in a series of closings, in exchange for which OFI would receive shares of our Series B Preferred Stock at a purchase price of $1.00 per share. See Note 5 to our condensed consolidated financial statements for the terms of the Series B Preferred Stock.

On December 22, 2017, we completed the first closing, pursuant to which OFI provided $1.5 million to us in exchange for 1,500,000 shares of Series B Preferred Stock. On January 24, 2018, we completed a second closing, pursuant to which OFI provided $2.2 million to us in exchange for 2,225,000 shares of Series B Preferred Stock. OFI could, but was not obligated to, make additional investments in one or more subsequent closings until an aggregate amount of $15 million was invested or the securities purchase agreement was terminated in accordance with its terms.

The securities purchase agreement was terminated pursuant to the Remediation Agreement. See “Remediation Proposal” for more information.

Payout Notes and Stock Grant Agreement

Under the Contribution Agreement, amounts due to Dr. Dolev Rafaeli and Dennis M. McGrath under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member and officer of our foreign subsidiaries, were converted to convertible secured notes in the principal amounts of $3,133,934, $977,666 and $1,515,000, respectively, following approval from our stockholders on October 12, 2017. These notes were due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, and were secured by a security interest in all of our assets pursuant to a security agreement that we entered into with the holders on October 12, 2017. These notes were convertible into shares of our common stock and we agreed to register the shares underlying the these notes within thirty (30) days of issuance with best efforts to cause the registration statement covering such shares to become effective within one-hundred twenty (120) days of issuance.

On December 22, 2017, we entered into a stock grant agreement with Dr. Dolev Rafaeli, Dennis M. McGrath and Dr. Yoav Ben-Dror to (i) cause the early conversion of the notes into an aggregate of 5,628,291 shares of our common stock, (ii) effectuate the release of all security interests associated with the notes, (iii) provide for the issuance of an aggregate of 1,857,336 additional shares of common stock, (iv) provide for certain cash payments in amounts equal to the interest payments that would have been made to the holders absent the conversion of the notes, (v) obtain the agreement of the note holders to provide certain support services to the Company, and (vi) obtain the conditional resignation of certain of the note holders from our Board. Accordingly, the notes were paid in full.

 Pursuant to the stock grant agreement, we agreed to make twelve (12) monthly payments on the first of each month commencing on January 1, 2018 in the amounts of $21,328.16, $6,653.56 and $10,310.42 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively. These cash payments are consideration for certain consulting services provided by the note holders specified in the stock grant agreement.

The stock grant agreement was terminated pursuant to the Remediation Agreement. See “Remediation Proposal” for more information.

Note Payable

In connection with the initial closing under the Contribution Agreement on May 17, 2017, we assumed an installment note, dated April 7, 2015, made by the Contributor in favor of George Zambelli in the original principal amount of $470 thousand and a Long Form Deed of Trust and Assignment of Rents, dated April 7, 2015, between First Capital Real Estate Investments, LLC, as trustor, Fidelity National Title Company, as trustee, and George Zambelli, as beneficiary, which secures the note. The note carries a per annum interest rate of 8% which is payable on a monthly basis from the initial closing date. As of June 30, 2018, the note amounted to $457 thousand ($452 thousand out of which is classified as non-current note payable) and has a maturity date of April 10, 2020.

Off-Balance Sheet Arrangements

At June 30, 2018, we had no off-balance sheet arrangements.

Impact of Inflation

We have not operated in a highly inflationary period, and do not believe that inflation has had a material effect on revenues or expenses.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations in this proxy statement are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, we evaluate our estimates. We use authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our consolidated financial statements. These critical accounting policies and the significant estimates made in accordance with these policies have been discussed with our Audit Committee.

Acquisition of Investment Properties. The Company allocates the purchase price of real estate to identifiable tangible assets such as land, building, land improvements and tenant improvements acquired based on their fair value. In estimating the fair value of each component management considers appraisals, replacement cost, its own analysis of recently acquired and existing comparable properties, market rental data and other related information. The Company’s investment properties as of December 31, 2017 were acquired on May 17, 2017, and included four vacant land sites set for development into gas stations. The Company determined that the fair value of these investment properties on the acquisition date was $2,055 (As Restated).

Impairment of Investment Properties. Our long-lived assets include mainly these investment properties. The Company periodically evaluates its long-lived assets, including investment properties, for indicators of impairment in accordance with ASC 360, “Property, Plant, and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The judgments regarding the existence of indicators of impairment are based on the operating performance, market conditions, as well as the Company’s ability to hold and its intent with regard to each property. The judgments regarding whether the carrying amounts of these assets may not be recoverable are based on estimates of future undiscounted cash flows from properties which include estimates of future operating performance and market conditions.

Impairment of Investment in Other Company. The Company evaluates investments in other company for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable in accordance with ASC 320 “Investments - Debt and Equity Securities”. The judgments regarding declines in value are based on operating performance, market conditions and the Company’s ability and intent to hold as well as its ability to influence significant decisions of the venture.

Option to Purchase Redeemable Convertible B Preferred Stock. The fair value of the option to purchase redeemable convertible B preferred stock that was issued to an investor in connection with a securities purchase agreement in December 2017 (the “Initial Date”) was estimated using the Black-Scholes-Merton option-pricing model. We accounted for the aforesaid option according to the provisions of ASC 480, “Distinguishing Liabilities from Equity” since the option is considered freestanding, as the Company believes it is legally detachable and separately exercisable. In addition, the option is exercisable for Convertible B Preferred Stock which are subject to possible redemption at the option of the holder. We classified the option as non-current liability, remeasured at fair value each reporting period until the option will be exercised or expired, with changes in the fair values being recognized in our statement of comprehensive loss as financial income or expense. The fair value of the option was estimated at the Initial Date and December 31, 2017 by using hybrid method that includes scenario of conversion and scenario liquidation and the Black-Scholes option pricing model. In the first scenario, the Series B Preferred Stock price applied in the model was assumed based on the as-converted price on the date of estimation. Expected volatility was estimated by using a group of peers in the real estate development, homebuilding and income-producing properties sectors, and applying a 75% percentile ranking based on the total capitalization of the Company. In the second scenario, the option was estimated based on the value of the option in a proposed liquidation scenario. A probability weighting was applied to determine the expected value of the option.

Revenue Recognition. We recognized revenues from the product sales when the following four criteria were met: (i) the product had been shipped and we had no significant remaining obligations; (ii) persuasive evidence of an arrangement existed; (iii) the price to the buyer was fixed or determinable; and (iv) collection was probable. Revenues from product sales were recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts. We shipped most of our products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. Among the factors we took into account when determining the proper time at which to recognize revenue was when title to the goods transferred and when the risk of loss transferred. Shipments to distributors or physicians that did not fully satisfy the collection criterion were recognized when invoiced amounts were fully paid or fully assured. With respect to sales arrangements under which the buyer had a right to return the related product, revenue was recognized only if all the following were met: the price was fixed or determinable at the date of sale; the buyer had paid, or was obligated to pay and the obligation was not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer had economic substance; we did not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns could be reasonably estimated.  We provided a provision for product returns based on the experience with historical sales returns, in accordance with ASC Topic 605-15 with respect to sales of product when right of return exists.

Inventories. We carried inventories at the lower of cost or market. Cost was determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. For our consumer and LHE products, cost was determined on the weighted-average method. For the Physician market products, cost was determined on the first-in, first-out method. Reserves for slow-moving, excess and obsolete inventories reduce the historical carrying value of our inventories and were provided based on historical experience and product demand. Management evaluated the adequacy of these reserves periodically based on forecasted sales and market trends. There is no value to the remaining inventory as of December 31, 2017. The inventories as of December 31, 2016 were classified as assets held for sale.

Allowance for Doubtful Accounts. Accounts receivable were reduced by an allowance for amounts that may become uncollectible in the future. From time to time, our customers disputed the amounts due to us, and, in other cases, our customers experienced financial difficulties and could not pay on a timely basis. In certain instances, these factors ultimately result in uncollectible accounts. The determination of the appropriate reserve needed for uncollectible accounts involves significant judgment. Such factors include changes in the financial condition of our customers as a result of industry, economic or customer-specific factors. A change in the factors used to evaluate collectability could result in a significant change in the allowance needed.

Goodwill and Intangibles Assets. As part of the purchase price allocation for the 2011 reverse acquisition, we recorded goodwill in the amount of $24,005 and definite-lived intangibles in the amount of $12,000. Goodwill reflected the value or premium of the acquisition price in excess of the fair values assigned to specific tangible and intangible assets. Goodwill had an indefinite useful life and therefore was not amortized as an expense but was reviewed annually for impairment of its fair value to the Company. During the third quarter of 2016, we recorded goodwill and other intangible asset impairment charges of approximately $3.52 million, as we determined that a portion of the value of our goodwill and other intangible assets was impaired in connection with the then pending transaction with ICTV Brands, Inc. We recorded an impairment of the entire remaining balance of Consumer segment goodwill in the amount of approximately $2.26 million and recorded the impairment of the Consumer segment of the intangibles for its licensed technology in the amount of approximately $1.26 million (see Note 2 Discontinued Operations, to our consolidated financial statements). We derecognized an amount of approximately $1.04 million of goodwill related to the Physician Recurring segment in connection with the asset sale of the Neova product line.

Stock-based compensation. We account for stock based compensation to employees in accordance with the “Share-Based Payment” accounting standard. The standard requires estimating the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in our consolidated statement of operations. The fair value of employee stock options is estimated using a Black-Scholes valuation model. The fair value of restricted shares is based on the quoted market price of our common stock on the date of issuance. Compensation costs for share-based payment awards are recorded using the graded vesting attribution method over the vesting period, net of estimated forfeitures.

Income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process requires us to estimate our actual current tax exposure and make an assessment of temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is more likely than not, we establish a valuation allowance. At year end December 31, 2016, material amounts of valuation allowances were recorded representing: 100% of the net deferred tax assets in the US and in the UK. Our assessment for the year ended December 31, 2017, is that a 100% valuation allowance is still required. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. In the event that we generate taxable income in the jurisdictions in which we operate and in which we have net operating loss carry-forwards that we can utilize to offset all or part of this taxable income, we may be required to adjust our valuation allowance.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act. The Tax Cuts and Jobs Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate alternative minimum tax and changing how existing alternative minimum tax credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; limitations on the deductibility of certain executive compensation.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118, or SAB 118, which addresses situations where the accounting is incomplete for the income tax effects of the Act. SAB 118 directs taxpayers to consider the impact of the Act as “provisional” when a company does not have the necessary information available, prepared or analyzed (including computations) to finalize the accounting for the change in tax law. Companies are provided a measurement period of up to one year to obtain, prepare, and analyze information necessary to finalize the accounting for provisional amounts or amounts that cannot be estimated as of December 31, 2017.

With regards to the Tax Cuts and Jobs Act impact on the tax provision as it relates to the Company for period year-ending December 31, 2017, we have recognized the provisional impact of tax reform related to the revaluation of deferred tax assets and liabilities from 35% to 21% of $17.2 million tax expense, which is offset by a reduction in the valuation allowance.

In the years ended December 31, 2017 and 2016, we reported financial results for both operations and discontinued operations. ASC 740-20-45 sets down the general rule for allocating income tax expense or benefit between operations and discontinued operations. The general rule requires the computation of tax expense or benefit by entity taking into consideration all items of income, expense, and tax credits. Next, a computation is made taking into consideration only those items related to continuing operations. Any difference is allocated to items other than continuing operations e.g. discontinued operations. Under these general rules, no tax expense or benefit would be allocated to discontinued operations.

 An exception to these rules apply under ASC 740-20-45-7 where an entity has 1) a loss from continuing operations and income related to other items such as discontinued operations and 2) the entity would not otherwise recognize a benefit for the loss from continuing operations under the approach described in ASC 740-20-45. This fact pattern applies for the years ended December 31, 2016 for entities in the US and the UK. Application of this rule exception results in the allocation of tax expense to discontinued operations with an offsetting amount of tax benefit reported by the US and UK companies.

 We follow ASC Topic 740-10, “Income Taxes” which clarifies the accounting for uncertainty in tax positions. ASC Topic 740-10 requires that we recognize in our financial statements the impact of a tax position, if that position will more likely than not be sustained upon examination, based on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 by one year. FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). In April 2016, FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions (time, use, geographical) and licensing renewals. In addition, in May 2016, FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which is intended to not change the core principle of the guidance in Topic 606, but rather affect only the narrow aspects of Topic 606 by reducing the potential for diversity in practice at initial application and by reducing the cost and complexity of applying Topic 606 both at transition and on an ongoing basis. The Company has adopted this standard effective January 1, 2018. This new standard did not have a material impact on the Company’s consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, “Leases”. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods therein. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements and related disclosures.

In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash” (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted this guidance effective January 1, 2018. This new guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2017, FASB issued ASU 2017-09 “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting”, which includes guidance on changes to terms and conditions of share-based payment awards. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance became effective for the fiscal year beginning on January 1, 2018, including interim periods within that year. The Company adopted this guidance effective January 1, 2018. This new guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2018, FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after Dec. 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company is currently evaluating the impact of adopting this standard on its financial statements and related disclosures, but does not expect it to have a material impact.

 PROPOSAL NO. 1 – REMEDIATION PROPOSAL

Overview

Background Information

On October 12, 2017, we issued to Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (the “Note Holders”) Secured Convertible Promissory Notes in the principal amounts of $3,133,934, $977,666 and $1,515,000, respectively (the “Notes”). Pursuant to the terms of the Notes, the principal was to convert to shares of our common stock at maturity at the lower of (i) $2.5183 or (ii) the volume-weighted average price with respect to on-exchange transactions in the Company’s common stock executed on The Nasdaq Stock Market (“Nasdaq”) (or such other market on which our stock may then trade) during the thirty (30) trading days prior to the maturity date, as reported by Bloomberg L.P.; provided, however, that there was a conversion floor of $1.75 per share (the “Floor Price”).

On December 22, 2017, we and the Note Holders entered into a stock grant agreement (the “Stock Grant Agreement”) to, among other things, cause the early conversion of the Notes into an aggregate of 5,628,291 shares of our common stock (the “Payout Shares”), resulting in a conversion price of $0.9997, which is less than the Floor Price. In addition, pursuant to the Stock Grant Agreement, we agreed to (i) issue an additional 1,857,336 shares of common stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement, including the Note Holders’ agreement to give up their first priority security interest and convert the Notes to equity and (ii) provide the Note Holders with certain cash payments in consideration for services to be provided by the Note Holders, in an amount equal to the amount of interest foregone by the Note Holders as a result of the conversion of the Notes.

On December 22, 2017, we and OFI entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which OFI could invest up to $11,000,000 in the Company in a series of closings, in exchange for which OFI will receive shares of our Series B Preferred Stock at a purchase price of $1.00 per share. To date, the Company and OFI completed the three closing under the Purchase Agreement, pursuant to which OFI provided, in the aggregate, $3,825,000 to us in exchange for an aggregate of 3,825,000 shares of Series B Preferred Stock.

On April 20, 2018, we and OFI entered into a cancellation and exchange agreement (the “Exchange Agreement”), pursuant to which OFI agreed to provide an additional $2,000,000 to us in exchange for 2,000,000 shares of Series B Preferred Stock, subject to certain conditions set forth in the Exchange Agreement, including, among other things, the cancellation of 95,770 shares of our Series A Preferred Stock held by OFI in exchange for 5,382,274 shares of our common stock. Under the Exchange Agreement, closing of this additional investment was to occur following stockholder approval, which was not obtained.

Pursuant to the terms of the Certificate of Designation for the Series B Preferred Stock, the Series B Preferred Stock, which votes on an as-converted basis, was issued to OFI with a conversion price that constitutes a discount to the market price of the common stock at the date of issuance of the Series B Preferred Stock, resulting in the Series B Preferred Stock having a greater voting rights than the existing shares of common stock, which violates the Nasdaq’s voting rights rule. On April 20, 2018, the Company and OFI entered into a supplemental agreement (the “Supplemental Agreement”), pursuant to which (i) OFI agreed to limit the voting power of the Series B Preferred Stock to address this violation and (ii) the parties thereto corrected a violation of Nasdaq’s Listing Rules that require approval from our stockholders prior to the issuance of common stock upon conversion of the Series B Preferred Stock issued under the Purchase Agreement that are in excess of 19.99% of our issued and outstanding common stock on the date of initial issuance of the Series B Preferred Stock to OFI, which resulted from a provision in the Purchase Agreement that incorrectly stated that such percentage is to be calculated as of the applicable conversion date of the Series B Preferred Stock instead of the date of initial issuance thereof.

We were also notified by letter from Nasdaq on April 10, 2018 that the Company is not in compliance with Nasdaq’s Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity.

Remediation Agreement

In order to comply with Listing Rule 5550(b)(1) and address the concerns of the staff of Nasdaq regarding the stockholder approval violations described above, on September 24, 2018, we entered into a remediation agreement with OFI and the Note Holders (the “Remediation Agreement”). A copy of the Remediation Agreement is attached hereto as Annex B.

Pursuant to the Remediation Agreement, the Stock Grant Agreement was terminated, the Payout Shares were cancelled, and we issued to the Note Holders an aggregate of 7,485,627 shares of newly-designated Series C Preferred Stock. In addition, the resignations of Dr. Rafaeli and Mr. McGrath from our Board, which were previously effective upon certain events set forth in the Stock Grant Agreement, will now become effective upon the last to occur of (i) receipt of all of the shares of common stock underlying the Series C Preferred Stock and (ii) the date that the shares of common stock underlying the Series C Preferred Stock are registered for re-sale in accordance with the Registration Rights Agreement (as defined below).

In addition, the Purchase Agreement (subject to the survival of certain provisions identified in the Remediation Agreement), the Supplemental Agreement and the Exchange Agreement were terminated, the Series B Preferred Stock issued to OFI was cancelled and we issued to OFI 6,217,490 shares of newly-designated Series D Preferred Stock. In addition, OFI agreed to purchase $100,000 of shares of Series D Preferred Stock for a purchase price of $0.65 per share on the last day of each month, commencing on September 30, 2018, until it has purchased an aggregate of $500,000 of shares of Series D Preferred Stock; provided that, upon closing of any material business combination involving the Company that is approved by OFI, OFI agreed to purchase an additional $1,500,000 of shares of Series D Preferred Stock at a price of $0.65 per share. Notwithstanding the foregoing, from and after the date that stockholder approval of the Remediation Agreement has been obtained, instead of purchasing shares of Series D Preferred Stock, OFI agreed to purchase shares of common stock at a price of $0.65 per share.

The Remediation Agreement also terminated two voting agreements, dated December 22, 2017, among OFI, the Note Holders and certain other security holders, the registration rights agreement, dated December 22, 2017, between the Company and OFI, and the registration rights agreement, dated December 22, 2017, between the Company and the Note Holders.

On September 24, 2018, in connection with the Remediation Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with OFI and the Note Holders, pursuant to which we agreed to register all shares of common stock that may be issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, as well as all other shares of our capital stock held by OFI (the “Registrable Securities”), under the Securities Act. We agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the date of the Registration Rights Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Registrable Securities may have under the Registration Rights Agreement or under applicable law, we shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Registrable Securities held by the holder (the “Investment Amount”); provided that, in no event will we be liable for liquidated damages in excess of 1.0% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be ten percent (10%) of the Investment Amount. Notwithstanding the foregoing, the filing and effective date deadlines above shall be tolled (i.e., extended), during such time as the Company is actively pursuing a business combination involving the Company that is approved by each of OFI and the Note Holders.

Series C Preferred Stock

The terms of the Series C Preferred Stock are governed by a certificate of designation (the “Series C Certificate of Designation”) filed by us with the Nevada Secretary of State on September 24, 2018. Pursuant to the Series C Certificate of Designation, we designated 7,485,627 shares of our preferred stock as Series C Preferred Stock. Following is a summary of the material terms of the Series C Preferred Stock:

•	Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to the Series C Certificate of Designation, holders of Series C Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends shall be paid on shares of Series C Preferred Stock.

•	Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), holders of Series C Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series C Preferred Stock were fully converted to common stock immediately prior to such Liquidation, which amount shall be paid to the holders of Series C Preferred Stock pari passu with all holders of Series D Preferred Stock and in preference to the holders of common stock.

•	Voting Rights. Except as provided by law or by the other provisions of the Series C Certificate of Designation, the holders of Series C Preferred Stock have no voting rights.

•	Conversion. On the date on which stockholder approval with respect to the Remediation Agreement and the transactions contemplated thereby has been obtained (the “Conversion Date”), each share of Series C Preferred Stock shall be automatically converted into such number of fully paid and non-assessable shares of common stock as is determined by dividing $1.00 by the conversion price in effect on the Conversion Date. The conversion price is initially equal to $1.00, subject to adjustment as described in the Series C Certificate of Designation.

•	Redemption. The Series C Preferred Stock is not redeemable.

Series D Preferred Stock

The terms of the Series D Preferred Stock are governed by a certificate of designation (the “Series D Certificate of Designation”) filed by us with the Nevada Secretary of State on September 24, 2018. Pursuant to the Series D Certificate of Designation, we designated 9,294,414 shares of our preferred stock as Series D Preferred Stock. Following is a summary of the material terms of the Series D Preferred Stock:

•	Dividends. Holders of shares of Series D Preferred Stock shall receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on our outstanding common stock at the per annum rate of 8% of the Stated Value (as defined below). Dividends on each share of Series D Preferred Stock will accrue daily and be cumulative from and including the date of issuance thereof and shall be payable upon the occurrence of a Liquidation or a conversion. The “Stated Value” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. Holders shall also be entitled to receive dividends on shares of Series D Preferred Stock equal (on an as-if-converted-to-common-stock then convertible) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of the common stock.

•	Liquidation. Upon a Liquidation, holders of Series D Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series D Preferred Stock were fully converted to common stock immediately prior to such Liquidation, which amount shall be paid to the holders of Series D Preferred Stock pari passu with all holders of Series C Preferred Stock and in preference to the holders of common stock.

•	Voting Rights. Except as provided by law or by the other provisions of the Series D Certificate of Designation, the holders of Series D Preferred Stock have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the holders of Series D Preferred Stock shall have the right to prohibit or veto the Company from entering into any agreement or taking any action with respect to (i) a Change in Control Transaction (as defined below) or (ii) the issuance any equity securities or equity-linked securities at a price per share below $0.6505, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock. The Company must notify the holders of Series D Preferred Stock at least twenty (20) days in advance of the events described above and the holder shall exercise its veto right by notifying the Company in writing within fifteen (15) days after the receipt of such notice that it is exercising its veto right to prohibit such agreement from being entered into or action from being taken. A “Change in Control Transaction” means the acquisition by any person of beneficial ownership of more than 50% (on a fully diluted basis) of either (i) the then outstanding shares of common stock, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

•	Conversion. On the Conversion Date, each share of Series D Preferred Stock, plus accrued, but unpaid, dividends thereon (the “Aggregate Preference Amount”), shall be automatically converted into such number of fully paid and non-assessable shares of common stock as is determined by a formula (computed on the Conversion Date) (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the conversion price. The conversion price is initially equal to $1.00, subject to adjustment as described in the Series D Certificate of Designation.

•	Redemption. The Series D Preferred Stock is not redeemable.

Reasons for Stockholder Approval

At the time that we entered into the Stock Grant Agreement and Purchase Agreement, our common stock was traded on the Nasdaq Capital Market, so we were subject to Nasdaq’s Listing Rules. The issuance of securities under the Stock Grant Agreement and the Purchase Agreement implicated certain of Nasdaq’s Listing Rules requiring prior stockholder approval in order to maintain our listing on the Nasdaq Capital Market, including:

•	Nasdaq Listing Rule 5635(d), which requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving: (1) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (2) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock; and

•	Nasdaq Listing Rule 5635(b), which requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer.

As noted above, we entered into the Remediation Agreement to address concerns of the staff of Nasdaq regarding our violation of these rules. Pursuant to the Remediation Agreement, we agreed to seek stockholder approval of the Remediation Agreement and the issuance of shares of common stock upon conversion of the shares of Series C Preferred Stock and Series D Preferred Stock issued thereunder.

Interests of Certain Persons

Certain of the Note Holders, Dr. Dolev Rafaeli and Dennis M. McGrath, are members of our Board of Directors. In addition, Kristen E. Pigman, a member of our Board, is also the Director of OP Fund I Manager, LLC, which is the member and manager of OFI. Accordingly, the Remediation Agreement was considered an interested party transaction and was approved by a majority of our non-interested directors.

No Dissenters’ Rights

Under Nevada law, holders of our common stock are not entitled to dissenter’s rights of appraisal with respect to the approval of the Remediation Proposal.

Vote Required

 The approval of the Remediation Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting. An abstention will have no effect on the Remediation Proposal. Since the Remediation Proposal is considered to be a “non-routine” matter, shares that constitute broker non-votes are not considered votes cast on the Remediation Proposal.

Our Board of Directors unanimously recommends a vote “FOR” approval of the Remediation Proposal.

PROPOSAL NO. 2 – REVERSE STOCK SPLIT PROPOSAL

General

On October 22, 2018, our Board approved an amendment to our Amended and Restated Articles of Incorporation, subject to approval by our stockholders, to effect one or more reverse stock splits of the shares of our common stock at an exchange ratio of not less than 1-for-2 and not more than 1-for-15, to be selected at the discretion of our Board. Stockholder approval of this Reverse Stock Split Proposal will authorize our Board, in its discretion, to effect one or more reverse stock splits, at a specific exchange ratio within the approved range as they deem appropriate, at any time prior to our 2019 annual meeting of stockholders. Our Board believes that approval of this Reverse Stock Split Proposal to effect one or more reverse stock splits and to determine the exchange ratio as opposed to approval of an immediate single reverse stock split at a specific ratio, and to effect such reverse stock splits at any time prior to our 2019 annual meeting of stockholders, will provide our Board with maximum flexibility to react to current market conditions and therefore to achieve the purposes of a reverse stock splits, if implemented, and to act in the best interests of our stockholders.

To effect a reverse stock split, we would file an amendment to our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The form of amendment to effect a proposed reverse stock split is attached to this proxy statement as Annex C. If our Board elects to implement one or more reverse stock splits as approved by our stockholders, then the number of shares of our common stock will be reduced in accordance with the selected exchange ratio for the reverse stock split. Any fractional share resulting from the selected exchange ratio for a single reverse stock split will be rounded up to the nearest whole share. The par value of our common stock would remain unchanged at $0.01 per share. Any reverse stock split would become effective upon the filing of an amendment with the Secretary of State of the State of Nevada. Our Board may elect not to implement a reverse stock split, in its discretion, even if the proposal to grant our Board the discretion to effect a reverse stock split is approved by our stockholders.

Purposes of the Proposed Reverse Stock Split

Our Board believes that we should provide for the right to implement one or more reverse stock splits for the following reasons:

•	to enhance the acceptability and marketability of our common stock; and

•	to enable us to use a reverse stock split as may be required to regain the listing of our common stock on the Nasdaq Capital Market or another national securities exchange.

Our Board believes that one or more reverse stock splits will enhance the acceptability and marketability of our common stock to the financial community and the investing public and may mitigate any reluctance on the part of certain brokers and investors to trade in our common stock. Many institutional investors have policies prohibiting them from holding stocks in their own portfolios which trade at prices below certain levels. These policies reduce the number of potential investors in our common stock at its current market price. In addition, analysts at many leading brokerage firms are reluctant to recommend stocks to their clients, or monitor the activity of stocks, that trade at a price per share below certain levels. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in stocks that trade at a price per share below certain levels. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of such stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on such stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our stock.

Our Board also believes that, after effecting a reverse stock split, the enhanced acceptability and marketability of our common stock will facilitate our ability to regain the listing of our common stock on the Nasdaq Capital Market or another national securities exchange. Our common stock is currently listed on the OTC Pink Sheets.

Our Board believes that listing on a national securities exchange, either the Nasdaq Capital Market or the NYSE American, is the preferred listing market for our common stock. As of the date of the filing of this proxy statement, we believe that we will meet all qualitative and quantitative standards for initial listing of our common stock on these national securities exchanges, except for the minimum bid requirement of Four Dollars ($4.00) per share and certain of the corporate governance requirements that we expect to resolve within the next six months. Thus, if the reverse stock split is approved by our stockholders and implemented by our Board, we expect to satisfy the $4.00 per share minimum bid price requirement for listing on this market. Our Board believes that the implementation of the reverse stock split is in the best interests of the Company and our stockholders.

Factors Influencing the Board of Directors’ Discretion in Implementing the Reverse Stock Split

Our Board intends to implement a reverse stock split if it believes that such an action is in the best interests of the Company and our stockholders. Such determination, as well as the determination of the specific ratio to be utilized, will be based on factors such as existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Our Board will also consider factors such as the historical and projected performance of our common stock, our projected performance, prevailing market and industry conditions and general economic trends, and will place emphasis on the expected closing price of our common stock over the short and longer period following the effectiveness of the reverse stock split.

No further action on the part of our stockholders would be required to either effect or abandon the reverse stock split. Notwithstanding approval of the reverse stock split proposal by the stockholders, our Board may, in its discretion, determine to delay the effectiveness of the reverse stock split up until our 2019 annual meeting of stockholders or choose not to implement the reverse stock split at all.

Potential Effects of the Proposed Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of our common stock and to increase the trading price of our common stock. However, we cannot predict the specific effect of any reverse stock split upon the market price of our common stock. Based on the data we have reviewed leading up to this Reverse Stock Split Proposal, it appears that in some cases a reverse stock split improves stock performance while in other cases it does not, and in some cases a reverse stock split improves overall market capitalization while in other cases it does not. There is no assurance that the trading price of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, there is no assurance that a reverse stock split will lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of factors, such as our operating results and other factors related to our business and general market conditions.

As a summary and for illustrative purposes only, the following table reflects the approximate number of shares of our common stock that would be outstanding as a result of the potential reverse stock split ratios within the range of this Reverse Stock Split Proposal based on 5,568,500 shares of our common stock outstanding as of the Record Date, without accounting for fractional shares, which will be rounded up to the nearest whole share:

Proposed Reverse Stock Split	Percentage Reduction	Shares to Be Outstanding
1-for-2	50.0%	2,784,250
1-for-3	67.7%	1,856,167
1-for-4	75.0%	1,392,125
1-for-5	80.0%	1,113,700
1-for-6	83.3%	928,084
1-for-7	85.7%	795,500
1-for-8	87.5%	696,063
1-for-9	88.9%	618,723
1-for-10	90.0%	556,850
1-for-11	90.9%	506,228
1-for-12	91.7%	464,042
1-for-13	92.3%	428,347
1-for-14	92.9%	397,750
1-for-15	93.3%	371,234

The resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders

Our stockholders should recognize that if a reverse stock split is effected, they will own a smaller number of shares than they currently own (approximately equal to the number of shares owned immediately prior to the reverse stock split divided by the selected block factor (i.e. two, three, four, etc.) and after giving effect to the rounding up of fractional shares to the nearest whole share, as described below). The reverse stock split would not affect any stockholder’s percentage ownership interests in the Company or such stockholder’s proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

Vote Required

The approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock. An Abstention will be treated in the same manner as a vote against the Reverse Stock Split Proposal. Since the Reverse Stock Split Proposal is considered to be a “non-routine” matter, shares that constitute broker non-votes are not considered votes cast on the Reverse Stock Split Proposal.

Our Board of Directors unanimously recommends a vote “FOR” approval of the Reverse Stock Split Proposal.

 PROPOSAL NO. 4 – PLAN PROPOSAL

Overview

On April 18, 2018, our Board adopted the FC Global Realty Incorporated 2018 Equity Incentive Plan (the “Plan”). Long-term incentives have been a critical component of our compensation programs and are intended to reward our employees for long-term sustained performance that is aligned with stockholder interests. Our Board approved the Plan for grants of restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants.

Adoption of the Plan was needed to replenish the pool of shares available for the grant of stock-based compensation. As of the Record Date, no shares remained available for grant under our Amended and Restated 2005 Equity Compensation Plan and only 71,865 shares remained available for grant under our Amended and Restated 2000 Non-Employee Director Stock Option Plan.

The Plan incorporates key corporate governance practices, including the following:

•	limits the number of shares available to 5,000,000, which represents approximately 22% of our issued and outstanding common stock on a fully-diluted basis (assuming conversion of all outstanding preferred stock and all other securities that are exercisable or exchangeable for, or convertible into, our common stock) as of the Record Date;

•	all shares granted in connection with awards other than options and stock appreciation rights count as two (2) shares against the share limit;

•	the price of any option may not be altered or repriced without stockholder approval;

•	discounted stock options and stock appreciation rights are prohibited;

•	reload options are not permitted;

•	performance goals may be imposed on grants;

•	no ability of participants to receive dividend payments with respect to restricted stock until the shares are vested;

•	liberal share counting is not permitted; and

•	payment of the exercise price or applicable taxes made by delivery of shares, or withholding of shares, in satisfaction of a participant’s obligation, will not result in additional shares becoming available for subsequent awards under the Plan.

The Plan was submitted to stockholders for approval in order to qualify certain awards made to certain officers as deductible for federal income tax purposes under the federal income tax rules applicable to incentive stock options.

Our Board believes equity compensation is an important component of our compensation programs. Our ability to attract, retain and motivate top quality employees is material to our success, and we believe we can better achieve these objectives with grants made under the Plan. In addition, our Board believes that the interests of both our and our stockholders are advanced by affording our employees, officers and directors the opportunity to acquire or increase their proprietary interests in the Company.

Significant Features of the Plan

The following is a summary of certain significant features of the Plan. The information which follows is subject to, and qualified in its entirety by reference to, the Plan document, which is attached to this proxy statement as Annex D. We urge you to read the Plan in its entirety.

Awards that may be granted include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, and (f) Performance Compensation Awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with the Company.

Stock options give the option holder the right to acquire from us a designated number of shares of common stock at a purchase price that is fixed upon the grant of the option. The exercise price will not be less than the market price of the common stock on the date of grant. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

Stock appreciation rights (“SARs”), which may be granted alone or in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted shares are shares of common stock awarded to participants at no cost. Restricted shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our common stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our common stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

The Plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the Plan are described in more detail as follows:

Purposes of Plan: The purposes of the Plan are to: attract and retain officers, employees and directors for the Company and its subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of our stockholders through compensation that is based on our common stock.

Administration of the Plan: Administration of the Plan is entrusted to the Compensation Committee of the Board of Directors (the “Committee”). Among other things, the Committee has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The Committee has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those officers, employees, consultants, and directors of the Company and its subsidiaries who are selected by the Committee administering the Plan.

Shares Available Under the Plan: The maximum number of shares of our common stock that may be delivered to participants under the Plan is 5,000,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Stock Options:

General. Subject to the provisions of the Plan, the Committee has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the Committee may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the Committee at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the Committee, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the Committee at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with the Company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the Committee and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”), for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights: Awards of SARs may be granted alone or in tandem with stock options. SARs provide the holder with the right, upon exercise, to receive a payment, in cash or shares of stock, having a value equal to the excess of the fair market value on the exercise date of the shares covered by the award over the exercise price of those shares. Essentially, a holder of a SAR benefits when the market price of the common stock increases, to the same extent that the holder of an option does, but, unlike an option holder, the SAR holder need not pay an exercise price upon exercise of the award.

Stock Awards: Stock awards can also be granted under the Plan. A stock award is a grant of shares of common stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the Committee shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Cash Awards: A cash award is an award that may be in the form of cash or shares of common stock or a combination, based on the attainment of pre-established performance goals and other conditions, restrictions and contingencies identified by the Committee.

Section 162(m) of the Code: Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1.0 million for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer) determined at the end of each year, referred to as covered employees.

Performance Criteria: Under the Plan, one or more of the following performance criteria will be used by the Committee in establishing performance goals:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue;

•	gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return on assets, capital, invested capital, equity, or sales;

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management;

•	productivity ratios;

•	economic value added or other value added measurements;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	safety record;

•	completion of acquisitions or business expansion;

•	achieving research and development goals and milestones;

•	achieving product commercialization goals; and

•	other criteria as may be set by the Committee from time to time.

Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee deems appropriate.

In determining the actual size of an individual performance compensation award, the Committee may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (i) grant or provide payment in respect of performance compensation awards if the performance goals have not been attained or (ii) increase a performance compensation award above the maximum amount payable under the Plan.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the Committee. In the event of various changes to the capitalization of the Company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Committee to the number of shares covered by outstanding awards or to the exercise price of such awards. The Committee is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of the Company, including acceleration of vesting. Except as otherwise determined by the Committee at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our Board also has the authority, at any time, to discontinue the granting of awards. The Board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

Federal Income Tax Consequences of Awards: The following is based on current laws, regulations and interpretations, all of which are subject to change. It does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. In general, the grant of a stock option will not be a taxable event to the recipient and will not result in a tax deduction to us. The tax consequences resulting from an exercise of a stock option and the subsequent disposition of the shares acquired upon the exercise depends, in part, on whether the option is an incentive stock option or a non-qualified stock option. Upon the exercise of a non-qualified stock option, the holder will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares received upon exercise over the exercise price (the “spread”). We will be able to claim a tax deduction for this spread, provided we satisfy compensation reporting requirements under the Code and are not otherwise precluded from taking a deduction because of Section 162(m) deduction limitations described below. Any gain or loss upon the subsequent sale or exchange of the shares by the holder will be capital gain or loss, long term or short term, depending upon the holding period for the shares. Upon the exercise of an incentive stock option, a holder will generally not recognize taxable income and no tax deduction will be available to us, provided the option is exercised when the holder is an employee or, in certain circumstances, within a limited time thereafter. The difference between the exercise price and the fair market value of the shares on the date of exercise is treated by the holder as an item of adjustment for purposes of the alternative minimum tax. If the shares acquired upon an exercise of an incentive stock option are subsequently sold by the holder and such sale takes place after the statutory “holding period” (which is the later of two years from the date of grant or one year after the date of exercise), the gain or loss realized will be the difference between the sales price and the exercise price and will be treated as a long term capital gain or loss. If the sale takes place prior to expiration of the holding period, the holder of the shares will recognize ordinary income at the time of sale equal to the spread and we will be entitled to a tax deduction in equal amount. The remaining gain to the holder, if any, will be capital gain, either long term or short term.

Stock Appreciation Rights. No taxable income will be realized by a recipient in connection with the grant of a SAR. Generally, when the holder of a SAR exercises the SAR, the amount of cash or the fair market value of the shares received upon exercise will be ordinary compensation income to the holder and we will be entitled to a corresponding tax deduction, subject to Section 162(m).

Restricted Shares. An award of restricted shares, like the grant of an option, is not taxable to the recipient. The holder of restricted shares generally will recognize ordinary compensation income at the time the restrictions on the shares lapse, which is the vesting date thereof, based on the fair market value of our shares on that date. Subject to the Section 162(m) limitations, this amount is deductible for federal income tax purposes by us. Dividends paid with respect to restricted shares prior to vesting will be taxable as ordinary compensation income to the holder (not as “qualifying dividends”) and will be deductible by us. A holder of restricted shares may elect under Section 83(b) of the Code, in lieu of the treatment described above, to take immediate recognition of income at the time the shares are received. In that event, the holder will recognize ordinary compensation income equal to the fair market value of the shares at the date of grant, which amount will be deductible by us, and dividends subsequently paid to the holder with respect to the shares will be taxable to the holder as “qualifying dividends” and will not be deductible by us.

Other Awards. Cash awards are generally taxable as ordinary compensation income in the year of receipt and will be deductible as such by us. Restricted stock units, deferred cash awards and other types of deferred awards are subject to Section 409A of the Code regarding non-qualified deferred compensation plans. We intend to use reasonable efforts to design any such awards in a manner that avoids Section 409A of the Code or that complies with Section 409A of the Code.

Potential Limitation on Company Deductions. We will generally be entitled to a tax deduction in connection with awards in an amount equal to the ordinary income recognized by a recipient at the time the recipient realizes such income, subject to Section 162(m) limitations of the Code, as discussed elsewhere in this proxy statement.

Recognition of Compensation Expense. In accordance with Statement of Financial Accounting Standards No.123R, “Share-Based Payment,” we are required to recognize compensation expense in our income statement for the grant-date fair value of stock options and other equity-based compensation issued to our employees and directors, the amount of which can only be determined at the time of grant.

New Plan Benefits

On June 20, 2018, we entered into an employment agreement with Michael R. Stewart, our new Chief Executive Officer, pursuant to which we agreed to grant to Mr. Stewart 400,000 shares of our common stock upon approval of the Plan by our stockholders. The following table sets forth the benefits or amounts that will be received by Mr. Stewart under the Plan.

FC Global Realty Incorporated 2018 Equity Incentive Plan
Name and Position	Dollar Value ($)(1)	Number of Shares
Michael R. Stewart, Chief Executive Officer	N/A	400,000

(1)	The value of the stock will be equal to the fair market value of the shares on the date of grant.

Additional future awards, if any, that will be made to eligible persons under the Plan are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our employees, consultants and non-employee directors under the Plan.

No Dissenters’ Rights

Under Nevada law, holders of our common stock are not entitled to dissenter’s rights of appraisal with respect to the approval of the Plan.

Vote Required

 The approval of the Plan Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting. An abstention will have no effect on the Plan Proposal. Since the Plan Proposal is considered to be a “non-routine” matter, shares that constitute broker non-votes are not considered votes cast on the Plan Proposal.

Our Board of Directors unanimously recommends a vote “FOR” approval of the Plan Proposal.

 PROPOSAL NO. 4 – DIRECTOR PROPOSAL

Director Nominees

Our Nominations and Corporate Governance Committee has recommended the election of the five (5) director nominees listed below.

Richard J. Leider

Dennis M. McGrath

Kristen E. Pigman

Dr. Dolev Rafaeli

Michael R. Stewart

For biographical information regarding these nominees, see “Directors and Executive Officers” above. If elected at the Meeting, these nominees will hold office until the next annual meeting or until their successors are qualified, subject to their prior death, resignation or removal.

The slate of nominees to the Board is favored by the Board. The present Board believes that the slate reflects a broad range of experience with regard to financial, investment and regulatory matters and to the various product lines and interests of the Company. Finally, the present Board believes that the slate of directors contains individuals who will be able to assist in the further development of the Company.

Vote Required

The affirmative vote of a plurality of votes of the shares of our common stock present in person or represented by proxy at the Meeting and entitled to vote is required to elect the directors nominated above. That means the five (5) nominees will be elected if they receive more affirmative votes than any other nominees. In the absence of instructions to the contrary, shares of common stock represented by properly executed proxies will be voted for the five (5) nominees listed herein below, all of whom are recommended by our Board and who have consented to be named and to serve if elected.

In the event that any nominee recommended by the Nominations and Corporate Governance Committee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. Our Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director.

Our Board of Directors unanimously recommends a vote “FOR” each director nominee.

PROPOSAL NO. 5 – AUDITOR PROPOSAL

General

We first engaged Fahn Kanne & Co. Grant Thornton Israel (“Grant Thornton Israel”) to serve as our independent registered public accounting firm for the year ended December 31, 2011. The Audit Committee of our Board has selected Grant Thornton Israel to serve as our independent registered public accounting firm for the year to be ended December 31, 2018 and has set its compensation for that year. As such, Grant Thornton Israel will, among other things, audit our financial statements and opine on our system of internal controls for the fiscal year ending December 31, 2018. Representatives of Grant Thornton Israel are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton Israel as our independent registered public accounting firm, and ratification of the authority of the Audit Committee to set the auditors’ compensation, is not required by our Bylaws or otherwise. However, our Board is submitting the selection of Grant Thornton Israel to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

We present the following information concerning our relationship with Grant Thornton Israel as background to this proposal.

Principal Accountant Fees and Services

The following table shows the fees paid or accrued by us for the audit and other services provided by Grant Thornton Israel for 2017 and 2016:

(in thousands)

	2017	2016
Audit Fees (1)	$200	$200
Audit-Related Fees (2)	—	—
Tax Fees (3)	105	433
All Other Fees	—	—
Total	$305	$633

(1)	Consists of fees billed for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	Consists of assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements and are not included in “audit fees” in this table, principally related to the limited scope audit of the 401(K) plan and due diligence services.

(3)	Consists of all tax related services.

Engagement of the Independent Auditor. The Audit Committee is responsible for approving every engagement of Grant Thornton Israel to perform audit or non-audit services for us before Grant Thornton Israel is engaged to provide those services. Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, our Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee’s pre-approval policy provides as follows:

•	First, once a year when the base audit engagement is reviewed and approved, management will identify all other services (including fee ranges) for which management knows it will engage Grant Thornton Israel for the next 12 months. Those services typically include quarterly reviews, specified tax matters, certifications to the lenders as required by financing documents, consultation on new accounting and disclosure standards and, in future years, reporting on management’s internal controls assessment.

•	Second, if any new “unlisted” proposed engagement arises during the year, the engagement will require approval of the Audit Committee.

All fees to our independent accounting firms were approved by the Audit Committee.

Auditor Selection for Fiscal 2018. The Audit Committee selected Grant Thornton Israel to serve as our independent auditors for the year ending December 31, 2018. The Audit Committee’s selection is now being submitted to our stockholders for ratification at the Meeting.

Vote Required

The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy at the Meeting and entitled to vote is required to ratify the selection of Grant Thornton Israel.

Our Board of Directors unanimously recommends a vote “FOR” approval of the Auditor Proposal.

PROPOSAL NO. 6 – ADJOURNMENT PROPOSAL

 The Board has determined that the adjournment of the Meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve the proposals described herein, is advisable and in the best interests of the Company and its stockholders and has approved the adjournment of the Meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve the proposals described herein.

 The Meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.

Our Board of Directors unanimously recommends a vote “FOR” approval of the Adjournment Proposal.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals of our stockholders that are intended to be presented by such stockholders at our next annual meeting of stockholders must be received by us no later than 120 days before November 29, 2019 in order to be considered for inclusion in the proxy statement relating to that meeting. In the event, however, that we change the meeting date for the next annual stockholders meeting by more than 30 days from November 29, 2019 we will notify stockholders and allow a reasonable time for stockholder proposals to be included in the notice of annual meeting. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

 Proposals of our stockholders submitted outside the processes of Rule 14a-8 must have been received by us no later than September 29, 2019. If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2019 annual meeting.

 You may write to Michele Pupach, Corporate Counsel, at our principal executive office, 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090, to deliver the materials and notices discussed above regarding the requirements for making stockholder proposals.

 TRANSACTION OF OTHER BUSINESS

 At the date of this proxy statement, the only business which the Board intends to present at the Meeting is as set forth above. If any other matter or matters are properly brought before the Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

HOUSEHOLDING OF PROXY STATEMENT

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of our proxy materials to households at which two or more stockholders reside (“Householding”). Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to Householding, either affirmatively or implicitly by not objecting to Householding, received only one copy of our proxy materials. A stockholder who wishes to participate in Householding in the future must contact his or her broker, bank or other intermediary directly to make such request. Alternatively, a stockholder who wishes to revoke his or her consent to Householding and receive separate proxy materials for each stockholder sharing the same address must contact his or her broker, bank or other intermediary to revoke such consent. Stockholders may also obtain a separate proxy statement or may receive a printed or an e-mail copy of this proxy statement without charge by sending a written request to FC Global Realty Incorporated, Inc., Attn: Corporate Secretary, 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090, or by calling us at 215-830-1430. We will promptly deliver a copy of this proxy statement upon request. Householding does not apply to stockholders with shares registered directly in their name.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

 Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written request directed to FC Global Realty Incorporated, Attn: Corporate Secretary, 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090, or by calling us at 215-830-1430.

 THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 25, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

FINANCIAL STATEMENTS

Page No.
Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2018 and 2017	A-2
Condensed Consolidated Balance Sheets as of June 30, 2018 (unaudited) and December 31, 2017	A-3
Condensed Consolidated Statements of Comprehensive Loss for the Three Months Ended June 30, 2018 and 2017 (unaudited)	A-4
Condensed Consolidated Statements of Comprehensive Loss for the Six Months Ended June 30, 2018 and 2017 (unaudited)	A-5
Condensed Consolidated Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2018 (unaudited)	A-6
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2018 and 2017 (unaudited)	A-7
Notes to Condensed Consolidated Financial Statements (unaudited)	A-8

Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016	A-29
Report of Independent Registered Public Accounting Firm	A-30
Consolidated Balance Sheets, December 31, 2017 (Restated) and 2016	A-31
Consolidated Statements of Comprehensive Loss, Years ended December 31, 2017 (Restated) and 2016	A-32
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit, Years ended December 31, 2017 (Restated) and 2016	A-33
Consolidated Statements of Cash Flows, Years ended December 31, 2017 (Restated) and 2016	A-34
Notes to Restated Consolidated Financial Statements	A-35

FC GLOBAL REALTY INCORPORATED

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands, except share and per share amounts)

	June 30 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$892	$948
Prepaid expenses and other current assets	507	646
Total current assets	1,399	1,594
Non-current assets:
Investment properties	2,380	2,055
Investment in other company, net	1,806	1,806
Property and equipment, net	4	5
Other assets, net	302	334
Total non-current assets	4,492	4,200
Total assets	$5,891	$5,794

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$516	$778
Accounts payable	705	612
Accrued compensation and related expenses	389	467
Other accrued liabilities	2,745	2,450
Total current liabilities	4,355	4,307
Non-current liabilities:
Option to purchase Redeemable Convertible Preferred Stock (Note 5)	1,418	4,390
Note payable, net of current portion	452	454
Total non-current liabilities	1,870	4,844
Total liabilities	6,225	9,151
Commitments and contingencies (Note 4)
Redeemable Convertible Preferred Stock Series B, $.01 par value; 15,000,000 shares authorized at June 30, 2018 (unaudited) and December 31, 2017; 1,855,337 and 1,500,000 issued and outstanding at June 30, 2018 (unaudited) and December 31, 2017, respectively, net of amount allocated to option to purchase additional shares; Aggregate liquidation preference $1,948 and $1,503 at June 30, 2018 (unaudited) and December 31, 2017, respectively (Note 5)	2,545	87
Stockholders’ deficit (Note 5):
Common Stock, $.01 par value, 500,000,000 shares authorized at June 30, 2018 (unaudited) and December 31, 2017; 14,833,920 shares issued and outstanding at June 30, 2018 (unaudited) and 11,868,619 shares issued and outstanding at December 31, 2017	149	119
Preferred A Stock $.01 par value, 3,000,000 shares authorized at June 30, 2018 (unaudited) and December 31, 2017; 123,668 issued and outstanding at June 30, 2018 (unaudited) and December 31, 2017;	1	1
Additional paid-in capital	134,974	132,446
Accumulated deficit	(137,030)	(135,022)
Accumulated other comprehensive loss	(1,145)	(1,162)
Total stockholders’ deficit attributable to FC Global Realty Incorporated	(3,051)	(3,618)
Noncontrolling interest	172	174
Total stockholders’ deficit	(2,879)	(3,444)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,891	$5,794

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

  (In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended June 30,
	2018	2017

Rental income	$11	$—
Rental expense	1	—
Gross income	10	—

General and administrative	934	1,848
Operating loss	(924)	(1,848)
Revaluation of option to purchase redeemable convertible preferred stock (Note 5)	2,568	—
Revaluation of asset contribution related financial instruments	—	2,622
Interest and other financing expense, net	(38)	(46)
Income from continuing operations, before taxes on income	1,606	728
Taxes on income (income tax provision)	3	—
Income from continuing operations	1,609	728

Discontinued operations:
Gain from discontinued operations (Note 2)	140	411

Net income including portion attributable to non-controlling interest	1,749	1,139
Loss attributable to non-controlling interest	1	—
Net income	1,750	1,139
Dividend on redeemable convertible preferred stock	(62)	—
Net income attributable to common stockholders and participating securities	$1,688	$1,139

Basic net income per share (Note 3):
Continuing operations	$0.08	$0.12
Discontinued operations	0.01	0.07
	$0.09	$0.19

Diluted net income (loss) per share (Note 3):
Continuing operations	$0.08	$(0.04)
Discontinued operations	0.01	0.07
	$0.09	$0.03

Shares used in computing basic net loss per share	12,846,190	4,786,218
Shares used in computing diluted net loss per share	19,716,419	36,185,555

Other comprehensive income:
Foreign currency translation adjustments	(4)	176
Comprehensive income	$1,746	$1,315

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

  (In thousands, except share and per share amounts)

(unaudited)

	For the Six Months Ended June 30,
	2018	2017
Rental income	$11	$—
Rental expense	1	—
Gross income	10	—

General and administrative	2,144	1,848
Operating loss	(2,134)	(1,848)
Revaluation of option to purchase redeemable convertible preferred stock (Note 5)	2,295	—
Revaluation of asset contribution related financial instruments	—	2,622
Interest and other financing expense, net	(72)	(46)
Income from continuing operations, before taxes on income	89	728
Taxes on income (Note 6)	(209)	—
Income (loss) from continuing operations	(120)	728
Discontinued operations:
Income (loss) from discontinued operations (Note 2)	219	(1,438)
Net income (loss) including portion attributable to non-controlling interest	99	(710)
Loss attributable to non-controlling interest	2	—
Net income (loss)	101	(710)
Dividend on redeemable convertible preferred stock	(141)	—
Accretion of redeemable convertible preferred stock to redemption value	(1,968)	—
Net loss attributable to common stockholders and participating securities	$(2,008)	$(710)

Basic net income (loss) per share (Note 3):

Continuing operations	$(0.15)	$0.14
Discontinued operations	0.01	(0.07)
	$(0.14)	$(0.07)

Diluted net income (loss) per share (Note 3):
Continuing operations	$(0.15)	$(0.29)
Discontinued operations	0.01	(0.06)
	$(0.14)	$(0.35)

Shares used in computing basic net loss per share	12,360,105	4,574,830
Shares used in computing diluted net loss per share	12,360,105	20,361,237

Other comprehensive income (loss):
Reclassification of cumulative translation adjustment to statement of operations	$—	$3,021
Foreign currency translation adjustments	17	278
Total other comprehensive income	17	3,299
Comprehensive income (loss)	$118	$2,589

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REATLY INCORPORATED AND SUBSIDIARIES

  CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2018

  (In thousands, except share and per share amounts)

(unaudited)

			Stockholders’ deficit
	Redeemable Convertible Preferred Stock Series B		Common Stock		Series A Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest
	Shares	Amount	Shares	Amount	Shares	Amount					Total
BALANCE, JANUARY 1, 2018	1,500,000	$87	11,868,619	$119	123,668	$1	$132,446	$(135,022)	$(1,162)	$174	$(3,444)
Stock based compensation	—	—	—		—	—	5	—	—	—	5
Issuance of Series B redeemable convertible preferred stock and embedded option	2,225,000	2,225	—	—	—	—	—	—	—	—	—
Partial exercise of series B redeemable convertible preferred stock written call option (Note 5)	—	677	—	—	—	—	—	—	—	—	—
Dividend on Series B redeemable convertible preferred stock (Note 5)	—	141	—	—	—	—	—	(141)	—	—	(141)
Accretion of Series B redeemable convertible preferred stock to redemption value (Note 5)	—	1,968	—	—	—	—	—	(1,968)	—	—	(1,968)
Conversion of series B redeemable convertible preferred stock into common stock	(1,869,663)	(2,553)	2,965,301	30	—	—	2,523	—	—	—	2,553
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	17	—	17
Net Income (Loss)	—	—	—	—	—	—	—	101	—	(2)	99
BALANCE, JUNE 30	1,855,337	$2,545	14,833,920	$149	123,668	$1	$134,974	$(137,030)	$(1,145)	$172	$(2,879)

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net Income	$(120)	$728
Adjustments to reconcile loss to net cash used in operating activities related to continuing operations:
Stock-based compensation	5	124
Revaluation of asset contribution related financial instruments, net	—	(2,622)
Revaluation of option to purchase redeemable convertible preferred stock (Note 5)	(2,295)	—
Depreciation and amortization	2	296
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	171	1,388
Accounts payable	93	(1,396)
Accrued compensation and related expenses	(78)	(1,452)
Other accrued liabilities	324	(4,113)
Adjustments related to continuing operations	(1,898)	(7,047)
Adjustments related to discontinued operations	219	1,688
Net cash used in operating activities	(1,679)	(5,359)
Cash Flows From Investing Activities:
Direct expenses related to asset acquisition	—	(283)
Purchases of investment properties	(326)	—
Net cash used in investing activities - continuing operation	(326)	(283)
Net cash provided by investing activities - discontinued operations	—	5,107
Net cash (used in) provided by investing activities	(326)	4,824
Cash Flows From Financing Activities:
Proceeds from issuance of redeemable convertible preferred stock and embedded option (Note 5)	2,225	—
Payment of notes payable	(293)	—
Net cash provided by financing activities -continuing operation	1,932	—
Net cash provided by financing activities	1,932	—
Effect of exchange rate changes on cash and cash equivalents	17	279
Change in cash and cash equivalents	(56)	(256)
Cash and cash equivalents at the beginning of period	948	2,335
Cash and cash equivalents at the end of period	$892	$2,079
Supplemental disclosure of non-cash activities:
Cash paid for income taxes	$—	$73
Cash paid for interest	$72	$—
Receivable from acquirer of group of assets	$—	$2,000
Partial exercise of written call option on redeemable convertible preferred stock (Note 5)	$677	$—
Dividend on redeemable convertible preferred stock (Note 5)	$141	$—
Accretion of redeemable convertible preferred stock to redemption value (Note 5)	$1,968	$—
Conversion of Series B redeemable convertible preferred stock into common stock	$2,553	$—
Contribution of investment property and investment in other company against stock issue, financial assets related to future mandatory asset contribution and financial liabilities for optional asset acquisition	$—	$4,836

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 1

Background:

FC Global Realty Incorporated (and its subsidiaries) (the “Company”), re-incorporated in Nevada on December 30, 2010, originally formed in Delaware in 1980, is, since earlier in 2017, a real estate development and asset management company concentrated primarily on investments in high quality income producing assets, hotel and resort developments, residential developments and other opportunistic commercial properties.

Until the recent sale of the Company’s last significant business unit (its consumer products division which was sold to ICTV Brands, Inc. on January 23, 2017), the Company was a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

On March 31, 2017, the Company entered into an Interest Contribution Agreement with First Capital Real Estate Operating Partnership, L.P. (the “Contributor”), First Capital Real Estate Trust Incorporated (the “Contributor Parent”), and FC Global Realty Operating Partnership, LLC, the Company’s wholly-owned subsidiary (the “Acquiror”). The parties entered into amendments to the Interest Contribution Agreement on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the Interest Contribution Agreement, as amended (collectively, the “Contribution Agreement”), the Contributor contributed certain real estate assets to the Acquiror. In exchange, the Contributor received shares of the Company’s common stock and newly designated Series A Convertible Preferred Stock. This transaction closed on May 17, 2017. As a result of the Contribution Agreement, the Company has primarily become a real estate asset management and development company for the purpose of investing in a diversified portfolio of quality commercial and residential real estate properties and other real estate investments located in the United States.

Stock Delisting from Nasdaq and Transfer to OTC

On February 23, 2018 and March 13, 2018, the Company had received two delisting notices from Nasdaq this year, the first concerning the Company’s failure to comply with the $1.00 minimum bid price under Nasdaq Marketplace Rule 5550(a)(2), and the second with regard to the Company’s stockholder equity, which had fallen below the minimum $2.5 million required to be maintained under Nasdaq Marketplace Rule 5550(b)(1).

On June 18, 2018, the Company received a delisting determination letter from The Nasdaq Stock Market’s Listing Qualifications Department (“Nasdaq”) relating to the Company’s Common Stock. In that letter, Nasdaq stated that the Company is not in compliance with Nasdaq’s Listing Rules 5635(b), 5635(c), 5635(d)(1) and 5635(d)(2) with regard to shareholder approval of certain transactions involving the sale of shares of Series B Preferred Stock to Opportunity Fund I-SS, LLC (“OFI”), the conversion of certain promissory notes held by affiliates of the Company and related transactions entered into with such affiliates, the acquisition of common stock and Series A Preferred Stock by OFI from First Capital Real Estate Operating Partnership, L.P. and the timing of these transactions and contingencies between them.

As a result of the violations of the shareholder equity and shareholder approval rules, Nasdaq has determined to delist the Company’s securities. While the Company has a right of appeal with regard to this most recent notice, the Company’s Board of Directors, after evaluating the matter, has determined that it is in the Company’s best interests to remove its securities from trading on Nasdaq while it addresses these issues, and has therefore waived its right of appeal.

The Company’s common stock ceased to trade on the Nasdaq Capital Market prior to the opening of business on June 20, 2018, and moved on that date to trading and quotation on the Pink Current Information tier operated by the OTC Markets Group Inc. The Company’s trading symbol remains FCRE. Trading and quotation information is available at www.otcmarkets.com. The Company intends to apply for its common stock to be quoted and traded on the OTCQB Market.

The Company plans to continue to maintain an independent Board of Directors with an independent Audit Committee and provide annual financial statements audited by a registered Public Company Accounting Oversight Board auditor and unaudited interim financial reports, prepared in accordance with US GAAP. In addition, the Company’s Board of Directors will continue to evaluate options to maximize the value of the Company’s assets, including opportunities to invest in or acquire one or more operating businesses that provide opportunities for appreciation in value.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 1 (Cont.)

Liquidity and Going Concern

As of June 30, 2018, the Company had an accumulated deficit of $137 million and the Company incurred an operating loss for the six months ended June 30, 2018 of approximately $2 million. Subsequent to the sale of the Company’s last significant business unit, the consumer products division as described above, and to date, the Company has dedicated most of its financial resources to general and administrative expenses associated with its ongoing business of real estate development and asset management.

As of June 30, 2018, the Company’s cash and cash equivalents amounted to $892. While the Company is a party to a Securities Purchase Agreement (the “OFI Purchase Agreement”) with OFI, and has raised certain funds under that agreement in both 2017 and in 2018 through the date of the financial statements (see also Note 5), OFI has no obligation to continue to invest in the Company, and there are restrictions placed by OFI on the use of these funds. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sales of certain assets and business units. The Company will be required to obtain additional liquidity resources in order to support its ongoing operations.

At this time, there is no guarantee that the Company will be able to obtain an adequate level of financial resources required for the short and long-term support of its operations or that the Company will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability of assets and classification of liabilities that may result from the outcome of this uncertainty.

Resignation of Officers and Director

Effective June 16, 2018, Vineet P. Bedi resigned his position as Chief Executive Officer and President of the Company, as well as President of the Company’s subsidiaries.

Also effective June 16, 2018, Matthew Stolzar resigned his position as Chief Financial Officer and Chief Investment Officer of the Company and of the Company’s subsidiaries.

Effective June 18, 2018, Robert Froehlich resigned as Chairman and a member of the Company’s Board of Directors as well as from his membership in the Board’s Audit, Compensation and Nominations and Corporate Governance Committees.

Appointment of Officers

On June 20, 2018, the Company’s Board of Directors appointed Michael R. Stewart to fill the positions of both Chief Executive Officer and Chief Financial Officer of the Company.

Appointment of Directors

Effective June 18, 2018, Kristen E. Pigman was appointed by the Board. Effective June 20, 2018, Michael E. Singer was appointed by the Board. Effective August 15, 2018, Michael Singer resigned from his position (see also Note 7).

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 2

Discontinued Operations:

On January 23, 2017, the Company sold its last significant business unit (its consumer products division) to ICTV Brands, Inc. This business was a substantial business unit of the Company and the sale brought a strategic shift in focus of management. The Company accordingly classified this former business as held for sale and discontinued operations in accordance with ASC 360 “Impairment or disposal of long-lived assets” during the fourth quarter of the year ended December 31, 2016.

The accompanying consolidated financial statements as of and for the three and six months ended June 30, 2017 have been retrospectively adjusted to reflect the operating results of the consumer business as discontinued operations separately from continuing operations. The Company recognized a net loss from discontinued operations of $1,438, including the loss on the sale of the discontinued operations in the six months ended June 30, 2017, which represents the difference between the adjusted net purchase price and the carrying value of the disposal group.

The Company recognized a gain of $219 related to the discontinued operations during the six months ended June 30, 2018, as a result of the sale of residual inventory to third parties.

The following is a summary of income (loss) from discontinued operations for the three and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Revenues:	$—	$—	$—	$3,539
Cost of revenues	—	—	—	100
Gross profit	—	—	—	3,439
Operating expenses:
Engineering and product development	—	—	—	143
Selling and marketing	—	—	—	620
General and administrative	—	—	—	2,342
Other income, net	—	(2,650)		(2,650)
Loss on disposal of assets	—	2,166	—	4,251
Income (loss) from discontinued operations before interest and other financing expense, net	—	484	—	(1,267)
Interest and other financing expense, net	—	—	—	(77)
Income (loss) from discontinued operations before income taxes	—	484	—	(1,344)
Income tax expenses allocated to discontinued operations	—	(73)	—	(94)
Income (loss) from discontinued operations	—	411	—	(1,438)
Gain from disposal of discontinued operations, net of taxes	140	—	219	—
Net gain (loss) from discontinued operations	$140	$411	$219	$(1,438)

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 3

Summary of Significant Accounting Policies:

Accounting Principles

The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with our consolidated financial statements and related notes contained in Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) related to interim financial statements. As permitted under those rules, certain information and footnote disclosures normally required or included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are considered necessary to present fairly the results of the Company’s financial position and operating results for the interim periods. All such adjustments are of a normal recurring nature. The accompanying condensed consolidated balance sheet as of December 31, 2017 has been derived from the consolidated financial statements contained in Amendment No. 1 to our Annual Report on Form 10-K/A.

The results for the three and six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any other interim period in the future.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Non-controlling Interest” in the Company’s consolidated balance sheets and “net income (loss) attributable to the non-controlling interest” in the Company consolidated statements of comprehensive loss. Non-controlling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding non-controlling interest.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect amounts reported of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates and be based on events different from those assumptions. As part of these financial statements, the more significant estimates include (1) identification of and measurement of instruments in equity and mezzanine transactions; (2) impairment of investment properties and investment in other company; (3) evaluation of going concern; and (4) contingencies.

Revenue recognition

On April 26, 2018, the Company’s subsidiary, RETPROP I, LLC, completed the acquisition of a 7,738 square-foot medical office building in Dayton, Ohio for a $326 purchase price, paid in cash consideration. The building’s former owner, and current tenant, a medical practice, has entered into a lease with the Company to continue its occupancy through April 2022, with the option to renew that lease for two additional five-year terms. The Company is accounting for the arrangement as an operating lease under ASC 840, Leases.

The Company records rental revenues on a straight-line basis under which contractual rent increases are recognized evenly over the lease term. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Accordingly, receivables from tenants that we expect to collect over the remaining lease term are recorded on the balance sheet as straight-line rent receivables.

Note 3 (Cont.)

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Summary of Significant Accounting Policies:

Income (Loss) per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per share”. Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Securities that may participate in dividends with the common stock (such as the convertible Series A Preferred Stock and Series B Preferred Stock) are considered in the computation of basic income (loss) per share using the two-class method. However, in periods of net loss, participating securities are included only if the holders of such securities have a contractual obligation to share the losses of the Company. Accordingly, the outstanding Series A preferred shares were included in the computation, while the Series B preferred shares were not.

Diluted income (loss) per common share is computed similar to basic income per share, except that the denominator is decreased (increased) to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net income (loss) is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, stock warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method, and of convertible Series A Preferred Stock and Series B Preferred Stock which their potential dilutive effect is considered using the “if-converted method”.

The net income (loss) from continuing operations and the weighted average number of shares used in computing basic net income (loss) per share from continuing operations for the three and six months ended June 30, 2018 and 2017, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Numerator:
Net income (loss)	$1,750	$1,139	$101	(710)
Net loss (gain) from discontinued operations attributable to common stockholders	(140)	(411)	(219)	1,438
Accretion of Series B Preferred Stock to redemption value (*)	—	—	(1,968)	—
Preferred dividend on Series B Preferred Stock (**)	(62)	—	(141)	—
Participation of stockholders of Series A Preferred Stock in the net loss from continuing operations	—	—	384	—
Participation of stockholders of Series A and B Preferred Stock in the net income from continuing operations	(512)	(131)	—	(66)
Net basic income (loss) from continuing operations attributable to common stockholders	$(1,036)	$597	$(1,843)	$662

Denominator:
Shares of common stock used in computing basic net income (loss) per share	12,846,190	4,786,218	12,360,105	4,574,830

Net income (loss) per share of common stock from continuing operations, basic	$0.08	$0.12	$(0.15)	$0.14

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 3 (Cont.)

Summary of Significant Accounting Policies:

Loss per Share (Cont.)

(*)	Based on the rights and privileges of Series B Preferred Stock, since the Company did not obtain shareholder approval at March 31, 2018, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. Consequently, in each reporting period commencing March 31, 2018, the outstanding Series B Preferred Stock is recorded at its maximum redemption value until the occurrance of redemption or a conversion as prior.

(**)	The net loss used for the computation of basic and diluted net loss per share for three and six months ended June 30, 2018, includes the preferred dividend requirement of 8% per share per annum for the Series B Preferred Stock, compounded annually which shall be distributed to stockholders in case of distributable assets determined in the Company’s certificate of designation under the liquidation preference right (see also Note 5).

The net income (loss) from continuing operations and the weighted average number of shares used in computing diluted net income (loss) per share from continuing operations for the three and six months ended June 30, 2018 and 2017, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Numerator:
Net basic income (loss) from continuing operations attributable to common stockholders	$1,036	$597	$(1,843)	$662
Participation of stockholders of Series A and B Preferred Stock in net income from continuing operations	512
Adjustment related to revaluation of asset contribution related financial instruments, net securities	—	(2,622)	—	(2,622)
Participation of stockholders of Series A Preferred Stock in the adjustment related to revaluation of asset contribution related financial instruments, net securities	—	470	—	470
Net basic income (loss) from continuing operations attributable to common stockholders	$1,548	$(1,555)	$(1,843)	$(1,490)

Denominator:
Shares of common stock used in computing basic net income (loss) per share	12,846,190	4,786,218	12,360,105	4,574,830
Incremental shares related to assumed conversion of Series A and B Preferred Stock into Common Stock	6,870,229
Incremental shares related to assumed exercise of asset contribution financial instruments	—	31,399,337	—	15,786,407
Diluted number of common and common stock equivalent shares outstanding	19,716,419	36,185,555	12,360,105	20,361,237

Net income (loss) per share of common stock from continuing operations, diluted	$0.08	$(0.04)	$(0.15)	$(0.07)

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

For the three months ended June 30, 2018, diluted income per share excludes stock options and common stock to be issued upon written call option, as the effect of their inclusion would be anti-dilutive. For the six months ended June 30, 2018, diluted loss per share excludes stock options, Series A and B Preferred Stock and common stock to be issued upon written call option, as the effect of their inclusion would be anti-dilutive. For the three and six months ended June 30, 2017, diluted loss per share excludes stock options and Series A Preferred Stock, as the effect of their inclusion would be anti-dilutive due to the net loss attributable to common stockholders for the period.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4

Commitments and Contingencies:

Litigation

JFURTI

The Company is a party to JFURTI, LLC, et al v. Suneet Singal, et al, filed in the United States District Court for the Southern District of New York. The suit names as defendants Suneet Singal, an officer of various First Capital companies as well as the Company’s former Chief Executive Officer and former member of the Company’s Board of Directors, Frank Grant and Richard Leider, board members of First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors, LP, Presidential Realty Corporation, Presidential Realty Operating Partnership, Downey Brand LLP and now the Company (under its previous name, PhotoMedex Inc.), as well as nominal derivative defendants First Capital Real Estate Trust Incorporated and First Capital Real Estate Operating Partnership, L.P. Mr. Leider is also on the Board of Directors of the Company.

A Motion to Dismiss this action was filed with the court on behalf of all defendants. On April 12, 2018, plaintiffs filed an Amended Complaint in this matter. Plaintiffs also filed a response to the defendants’ Motion. Defendants filed a Memorandum in support of their Motion to Dismiss as well as a response to the plaintiffs’ response to the Motion, addressing both the original and the Amended Complaint in those filings. The Motion is now pending before the Court and there is no time frame known in which the Court may rule on the Motion.

The Company intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters. More information is available from the Company’s prior filings in its Annual Reports on Form 10-K/A for the year ended December 31, 2018; and in its Quarterly Report for the quarter ended March 31, 2018 on Form 10-Q.

Avalon

On January 12, 2018, the Company received a copy of a complaint, dated November 17, 2017, that was filed by Alpha Alpha, LLC in the Thirteenth Judicial District Court in the County of Valencia in the State of New Mexico against Avalon Jubilee, LLC, the holding company that owns the property in Los Lunas, New Mexico, HiTex, LLC, MCBB, LLC, Land Strategies, LLC, Ronald R. Cobb and John Does 1-5. The suit asked the court to, among other things, determine whether there have been unauthorized transfers of interest in Avalon Jubilee LLC; and declare who are the holders of interests in Avalon Jubilee LLC. Although the complaint did not name the Company or any of its subsidiaries or specifically question the Company’s interest in Avalon Jubilee LLC, it raised questions about whether the transfers of interest leading to the Company’s acquisition of its interest in Avalon Jubilee LLC were properly made in accordance with the Avalon Jubilee operating agreement.

On April 27, 2018, the Company, and certain of its subsidiaries, entered into an agreement with Alpha Alpha LLC and Presidential Realty Corporation and certain of its subsidiaries, under which the Company’s subsidiary, First Capital Avalon Jubilee LLC, was recognized as a 17.9133% member in Avalon Jubilee, LLC, and the operating agreement and other documents were so amended to reflect that acknowledgement. In 2017, the Company recognized an impairment expense of $1,439 to account for our estimate of the impact that the described litigation may have on the operations and fair value of the underlying asset.  The settlement and recognition of the Company’s ownership interest was viewed as a favorable outcome.

Employee Misappropriation of Funds

In January 2018, as a result of new control procedures instituted by the management team, the Company discovered that a former employee had charged personal expenses to a company credit card, making unauthorized payments to herself in the form of bonuses and car allowances and theft of Company inventory over several years as mentioned below. Upon discovery, the Company took immediate steps to remove such employee’s access to Company assets, placed her on paid leave, and launched an internal investigation. Based on the results of the preliminary internal investigation, the employee was terminated on January 26, 2018.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4 (Cont.)

Commitments and Contingencies:

The Company engaged an accounting firm to conduct a forensic accounting investigation, which concluded that the employee misappropriated corporate funds for her personal benefit by charging personal items to a company credit card, making unauthorized payments to herself in the form of bonuses and car allowances and theft of Company inventory between May 2011 through January 2018, resulting in an aggregate misappropriation of Company funds in the amount of approximately $484.

After considering the qualitative and quantitative aspects in accordance with Staff Accounting Bulletin No. 99, the Company has concluded that this misappropriation of Company funds did not lead to a material misstatement on any of the previous financial statements covering the aforementioned period of time that would require restatement of those financial statements. Such determination was based, among others, on the following: (i) the magnitude of the theft, as a percentage, was low relative to revenue, pretax income and asset balance, (ii) the theft would not create any changes to the financial reporting line items, and (iii) most of the journal entries created by the employee, if revised today, would cause zero change to net income or assets and liabilities as those entries related to the Company’s former business operations which were sold to a third parties.

The Company is currently evaluating its options on how best to proceed with recovering these assets.

Other litigation

The Company and certain subsidiaries are, and have been, involved in other miscellaneous litigation and legal actions, including product liability, consumer, commercial, tax and governmental matters, which can arise from time to time in the ordinary course of our business. The Company believes that these other litigations and claims will likely be resolved without a material effect on our consolidated financial position, results of operations or liquidity. However, litigation and legal actions are inherently unpredictable, and excessive verdicts can result in such situations. Although the Company believes it has or will have substantial defenses in these matters, it may, in the future, incur judgments or enter into settlements of claims that could have a material adverse effect on results of operations in a particular period.

Registration Rights Agreement with OFI

As a condition to the first closing under the OFI Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with OFI, pursuant to which the Company agreed to register all shares of common stock that may be issued upon conversion of the Series B Preferred Stock (the “Registrable Securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the first closing and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Series B Preferred Stock may have under the Registration Rights Agreement or under applicable law, the Company shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Registrable Securities held by the holder (such product being the “OFI Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the OFI Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be 10% of the OFI Investment Amount.

On January 23, 2018, the Company had filed a registration statement on Form S-3 to register the shares issued to OFI in the first closing. OFI waived its right to liquidated damages in connection with the late filing of such registration statement until May 31, 2018.  However, as that registration statement did not become effective by the required deadline, the Company may be required to make liquidated damages payments to the holder of Series B Preferred Stock as of May 31, 2018. As of June 30, 2018, the Company has not completed the registration process and therefore recorded a provision of $59 as part of other accrued liabilities based on management’s best estimate of the liability that the Company has incurred under the Registration Rights Agreement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4 (Cont.)

Registration Rights Agreements with Payout Note Holders

On October 12, 2017, the Company issued secured convertible promissory notes (the “Payout Notes”) to Dr. Dolev Rafaeli, the Company’s former Chief Executive Officer, Dennis M. McGrath, the Company’s former President and Chief Financial Officer, and Dr. Yoav Ben-Dror, the former director of the Company’s foreign subsidiaries (collectively, the “Note Holders”) in the principal amounts of $3,134, $978 and $1,515, respectively. The Payout Notes were due on October 12, 2018, carried a 10% interest rate, payable monthly in arrears commencing on December 1, 2017, and were convertible into shares of the Company’s Common Stock at maturity. The Company had agreed to register the shares underlying the Payout Notes within 30 days of issuance with best efforts to cause the registration statement covering such shares to become effective within 120 days of issuance. On November 14, 2017, the Company filed a registration statement on Form S-3 (the “First Registration Statement”) to register all shares that may be issued upon conversion of the Payout Notes. On December 22, 2017, the Company and the Note Holders entered into a stock grant agreement (the “Stock Grant Agreement”) to, among other things, cause the early conversion of the Payout Notes into an aggregate of 5,628,291 shares of the Company’s Common Stock (the “Payout Shares”) and provide for the issuance of an aggregate of 1,857,336 additional shares of Common Stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), subject to stockholder approval. On January 23, 2018, the First Registration Statement was amended to include the Payout Shares issued under the Stock Grant Agreement.

In connection with the Stock Grant Agreement, the Company entered into a registration rights agreement (the “Payout Registration Rights Agreement”) with the Note Holders, pursuant to which the Company agreed to register the shares of common stock under the Additional Shares under the Securities Act. The Company agreed to file a registration statement covering the resale of the Additional Shares within 30 days of the Stock Grant Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the Note Holders may have under the Payout Registration Rights Agreement or under applicable law, the Company shall pay to each Note Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of common stock held by the Note Holder included in the registration statement (such product being the “Payout Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the Payout Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the Note Holders under the Payout Registration Rights Agreement shall be 10% of the Payout Investment Amount. The registration rights provision contained in the Payout Notes was incorporated by reference into the Payout Registration Rights Agreement, except that the Note Holders waived the breach by the Company for failure to timely file the First Registration Statement and agreed that they are not entitled to liquidated damages as a result of such failure. Under the Payout Registration Rights Agreement, the Note Holders are entitled to liquidated damages if the First Registration Statement is not declared effective within 120 days following the date of the Payout Notes.

On January 23, 2018, the Company filed a registration statement on Form S-3 for the Additional Shares. The Note Holders waived their rights to liquidated damages in connection with the late filing of such registration statement and in connection with the effectiveness deadline for such registration statement until May 31, 2018. However, as that registration statement did not become effective by the required deadline, the Company may be required to make liquidated damages payments to the holders of the Payout Notes since May 31, 2018. As of June 30, 2018, the Company has not completed the registration process and therefore recorded a provision of $56 as part of other accrued liabilities based on management’s best estimate of the liability that the Company has incurred under the Registration Rights Agreement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4 (Cont.)

Amended and Restated Separation Agreement

On February 12, 2018, the Company entered into an Amended and Restated Separation Agreement with Mr. Stephen Johnson, its former Chief Financial officer, pursuant to which the Company has agreed to pay Mr. Johnson an amount of $123 in 11 installments as follows: the first six installments of $10 each, and the following five installments of $12.5 each. The first payment was made on February 15, 2018, and subsequent payments are to be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018.

The Company will also provide a health (medical, dental and/or vision) insurance reimbursement payment for Mr. Johnson and his family, for a period of 11 months, in the agreed upon amount of $3 per month.

In addition, the Company has agreed to issue to Mr. Johnson 271,000 shares of the Company’s common stock, subject to appropriate adjustment for any stock splits, stock or business combinations, recapitalizations or similar events occurring after the date of the agreement. Those shares will be issued on any business day during the period commencing on the date that is six months after the date of the agreement and ending on the date that is three business days after such six-month anniversary. As of June 30, 2018, the aforesaid shares were not issued to Mr. Johnson. As of June 30, 2018, the balance payable to Mr. Johnson, included in accrued compensation and related expenses, is $343 (including the amount related to the shares component).

Resignation of Officers and Director

As discussed in Note 1, the former CEO and CFO of the Company resigned on June 16, 2018 asserting resignations for “good reason” as that term is used in their employment agreements, to which the Company disagrees. To the Company’s knowledge, no complaints against the Company have been filed to date. The Company and its legal counsel believes that a potential claim, if any, would be without merit and intends to vigorously defend against such a claim should one arise. At this stage, the amount of any loss, or range of loss, is highly uncertain and cannot be reasonably estimated. Therefore, the Company has not recorded any contingent liability or reserve related to this particular potential legal matter. If, in the future, the likelihood that the Company could have a loss becomes probable and estimable, the Company may be required to record a contingent liability or reserve for this matter.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5

Redeemable Convertible Preferred Stock and Stockholders’ Deficit:

Common Stock

The Company’s common stock confers upon their holders the following rights:

●	The right to participate and vote in the Company’s stockholder meetings, whether annual or special. Each share will entitle its holder, when attending and participating in the voting in person or via agent or letter, to one vote;

●	The right to a share in the distribution of dividends, whether in cash or in the form of bonus shares, the distribution of assets or any other distribution pro rata to the par value of the shares held by them; and

●	The right to a share in the distribution of the Company’s excess assets upon liquidation pro rata to the par value of the shares held by them.

Convertible Series A Preferred Stock

The terms of the Convertible Series A Preferred Stock are governed by a certificate of designation (the “Series A Certificate of Designation”) filed by the Company with the Nevada Secretary of State on May 15, 2017. Pursuant to the Series A Certificate of Designation, the Company designated 3,000,000 shares of the Company’s preferred stock as “Series A Convertible Preferred Stock.” The Company issued 123,668 shares of Convertible Series A Preferred Stock in connection with the Contribution Agreement. Following is a summary of the material terms of the Series A Convertible Preferred Stock:

●	Dividends. Except for stock dividends or distributions for which adjustments are to be made, holders shall be entitled to receive, and the Company shall pay, dividends on shares of Convertible Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Convertible Series A Preferred Stock.

●	Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company, after the Redeemable Convertible Series B Preferred Stockholder’s liquidation preference, the same amount that a holder of common stock would receive if the Convertible Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations) to common stock which amounts shall be paid pari passu with all holders of common stock.

●	Voting. Except as otherwise provided in the Series A Certificate of Designation or as otherwise required by law, the Convertible Series A Preferred Stock shall have no voting rights. However, as long as any shares of Convertible Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Convertible Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Convertible Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) amend the Company’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Convertible Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

●	Conversion. Each share of Convertible Series A Preferred Stock shall be convertible, at any time and from time to time from at the option of the holder thereof, into that number of shares of common stock determined by dividing $62.9575 by the Conversion Price. The Conversion Price for the Series A Convertible Preferred Stock is equal to $2.5183, subject to adjustment as described in the Series A Certificate of Designation.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity (Cont.):

Redeemable Convertible Series B Preferred Stock

The terms of the Redeemable Convertible Series B Preferred Stock are governed by a certificate of designation (the “Series B Certificate of Designation”) filed by the Company with the Nevada Secretary of State on December 22, 2018, as supplemented by that certain supplemental agreement, dated April 20, 2018, between the Company and OFI (the “Supplemental Agreement”), which clarified certain voting and conversion limitations with respect to the Series B Preferred Stock in response to comments from the staff of NASDAQ. Pursuant to the Series B Certificate of Designation, the Company designated 15,000,000 shares of the Company’s preferred stock as “Series B Preferred Stock”. As more fully described below, the Company has issued a total of 3,725,000 shares of Redeemable Convertible Series B Preferred Stock in connection with the OFI Purchase Agreement during 2017 and 2018. Following is a summary of the material terms of the Redeemable Convertible Series B Preferred Stock:

●	Dividends. Holders of shares of Redeemable Convertible Series B Preferred Stock shall receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on our outstanding common stock at the per annum rate of 8% of the Series B Original Issue Price (as defined below). Dividends on each share of Series B Preferred Stock will accrue daily and be cumulative from December 22, 2017 (the “Series B Original Issue Date”) and shall be payable upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), a conversion or a redemption. The “Series B Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Redeemable Convertible Series B Preferred Stock. Holders shall also be entitled to receive dividends on shares of Redeemable Convertible Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis regardless of whether the Redeemable Convertible Series B Preferred Stock is then convertible or otherwise subject to conversion limitations) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of the common stock.

●	Liquidation. In the event of (i) a Liquidation Event or (ii) a merger or consolidation (other than one in which our stockholders own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of our assets (a “Deemed Liquidation Event”), the holders of shares of Redeemable Convertible Series B Preferred Stock then outstanding shall be entitled to be paid out of our assets available for distribution to stockholders before any payment shall be made to the holders of our common stock, Series A Convertible Preferred Stock or any other class of securities authorized that is specifically designated as junior to the Redeemable Convertible Series B Preferred Stock (the “Junior Securities”) by reason of their ownership thereof, but -pari passu- with the holders of shares of any class of securities authorized that is specifically designated as pari passu with the Redeemable Convertible Series B Preferred Stock (the “Parity Securities”) on a pro rata basis, an amount per share equal to the Series B Original Issue Price, plus any accrued dividends thereon. If upon any such Liquidation Event or Deemed Liquidation Event, our assets available for distribution to stockholders shall be insufficient to pay the holders of shares of Redeemable Convertible Series B Preferred Stock the full amount to which they shall be entitled and the holders of Parity Securities the full amount to which they shall be entitled, the holders of shares of Redeemable Convertible Series B Preferred Stock and the holders of shares of Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Upon a Liquidation Event or a Deemed Liquidation Event, in the event that following the payment of such liquidation preference the Company shall have additional cash and other assets of available for distribution to stockholders, then the holders of shares of Redeemable Convertible Series B Preferred Stock shall participate pari passu with the holders of shares of Parity Securities and Junior Securities based on the then current conversion rate (disregarding for such purposes any conversion limitations) with respect to all remaining distributions, dividends or other payments of cash, shares or other assets and property of our company, if any. As of June 30, 2018, the aggregate liquidation preference amounted to $1,948 (unaudited). The foregoing dollar amount does not include dividends, as the Company’s Board of Directors has not declared any dividends since inception.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity (Cont.):

●	Voting Rights. On any matter presented to our stockholders for their action or consideration, each holder of Redeemable Convertible Series B Preferred Stock shall be entitled to cast the number of votes equal to the quotient of the aggregate investment amount invested to purchase Series B Preferred Stock divided by $1.12, the market value of the Company’s common stock on December 21, 2017, or approximately 0.893 votes per share (subject to certain conversion limitations described below). Except as provided by law or by the other provisions of the Series B Certificate of Designation, the holders shall vote together with the holders of shares of common stock as a single class. However, as long as any shares of Redeemable Convertible Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Redeemable Convertible Series B Preferred Stock (the “Requisite Holders”), (i) issue any class of equity securities that is senior in rights to the Redeemable Convertible Series B Preferred Stock, (ii) issue any Parity Securities, (iii) alter or change adversely the powers, preferences or rights given to the Redeemable Convertible Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (iv) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Redeemable Convertible Series B Preferred Stock, (v) except pursuant to the redemption provisions of Parity Securities, redeem any shares of our preferred stock or common stock (other than pursuant to employee or consultant agreements giving us the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by our Board of Directors), or (vi) enter into any agreement with respect to any of the foregoing.

●	Conversion. Each share of Redeemable Convertible Series B Preferred Stock plus accrued, but unpaid, dividends thereon (the “Aggregate Preference Amount”), shall be convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by a formula (computed on the date of conversion), (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the quotient of the Conversion Price divided by $1.33. The “Conversion Price” for the Redeemable Convertible Series B Preferred Stock was adjusted to $0.8684 starting in February 2018, subject to adjustment as described in the Series B Certificate of Designation. In addition, upon the earlier to occur of: (i) a Deemed Liquidation Event or (ii) if there has not been a breach or default by us under the OFI Purchase Agreement that has occurred and is continuing, May 31, 2018, each share of Redeemable Convertible Series B Preferred Stock plus accrued, but unpaid, dividends thereon shall be automatically converted into that number of shares of common stock determined by dividing $1.33 by the Conversion Price. Notwithstanding the forgoing, if the Company has not obtained stockholder approval with respect to the issuance of shares upon conversion in excess of 19.99% of the issued and outstanding common stock on the applicable conversion date (the “Stockholder Approval”), then the Company may not issue, upon conversion of the Redeemable Convertible Series B Preferred Stock, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the Series B Original Issue Date and prior to such conversion date, would exceed 19.99% of the issued and outstanding shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (the “Issuable Maximum”). Each holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (i) the Series B Original Issue Price of such holder’s Redeemable Convertible Series B Preferred Stock by (ii) the aggregate Series B Original Issue Price of all Redeemable Convertible Series B Preferred Stock issued to all holders. In the light of the above, on May 31, 2018, 1,869,663 shares of the Series B Preferred Stock along with pro-rata accrued dividends were automatically converted into 2,965,301 shares of common stock. As a result of this conversion, an amount of $2,553 was transferred from Redeemable Convertible Preferred Stock Series B account into equity.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity (Cont.):

●	Redemption. If (i) there is a breach by us of any of our representations and warranties contained in Sections 3.1(a) (Subsidiaries), 3.1(b) (Organization and Qualification), 3.1(c) (Authorization; Enforcement), 3.1(d) (No Conflicts), 3.1(f) (Issuance of the Shares), 3.1(g) (Capitalization), or 3.1(n) (Taxes) of the OFI Purchase Agreement that has not been cured within 30 days after the date of such breach or (ii) Stockholder Approval has not been obtained by March 31, 2018 (each, a “Redemption Event”), then each holder of Redeemable Convertible Series B Preferred Stock may, at its option, require us to redeem any or all of the shares of Redeemable Convertible Series B Preferred Stock held by such holder at a price per share equal to $1.33, plus accrued, but unpaid, dividends through and including the date of such redemption. The Company must provide a notice (as “Event Notice”) to each holder of the occurrence of a Redemption Event of the kind described in (i) above (a “Breach Event”) as soon as practicable after becoming aware of such Breach Event, but in any event, not later than 15 days after such Breach Event and such notice shall provide a reasonable description of such Breach Event. A holder must send written notice of redemption (a “Redemption Notice”) to the Company within 90 days after (i) the Company provides such holder an Event Notice with respect to a Breach Event or (ii) the occurrence of a Redemption Event of the kind described in (ii) above. For the avoidance of doubt, if the Company does not timely provide an Event Notice, the holder shall nevertheless have the right to deliver a Redemption Notice in connection with any Redemption Event. If a holder fails to send a Redemption Notice on prior to the 90th day after the occurrence of any Redemption Event, then such holder will lose such holder’s right to redemption with respect to the particular Redemption Event, but not any other Redemption Event. As of March 31, 2018, the Company did not obtain shareholder approval and therefore, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. Consequently, in each reporting period commencing March 31, 2018, the outstanding Series B Preferred stock is recorded on its maximum redemption value until the earlier of an redemption or conversion occurrence.

Securities Purchase Agreement

On December 22, 2017, the Company entered into the OFI Purchase Agreement with OFI, under which OFI may, but is not obligated to, invest up to $15,000 in the Company in a series of closings over a period prior to December 31, 2018, in exchange for which OFI will receive shares of the Company’s Redeemable Convertible Series B Preferred Stock (“Series B Shares”) at a purchase price of $1.00 per share (the “Option”).

On December 22, 2017 (the “Initial Date”), the Company and OFI completed the first closing under the OFI Purchase Agreement, pursuant to which OFI exercised a portion of the Option and provided $1,500 to the Company in exchange for 1,500,000 Series B Shares. On January 24, 2018 (the “Second Date”), the Company and OFI completed a second closing under the OFI Purchase Agreement, pursuant to which OFI provided $2,225 to us in exchange for 2,225,000 Series B Shares.

Under the OFI Purchase Agreement, the proceeds from the first closing were to be used for working capital and general corporate purposes, the proceeds from the second closing were to be used to perform due diligence and invest in Income Generating Properties (as defined in the OFI Purchase Agreement) that have been approved by our Board of Directors, and proceeds from subsequent closings were be used to invest in Income Generating Properties (as defined in the OFI Purchase Agreement) that have been approved by our Board of Directors or as otherwise agreed to between us and OFI in writing prior to such subsequent closings. On March 16, 2018, the Company and OFI entered into a letter agreement, pursuant to which OFI agreed that the Company may use all proceeds for the purposes and uses described in a budget agreed to between us and OFI at the time the letter agreement was signed. In connection with such letter agreement, the Company agreed to provide OFI, on a quarterly basis, on or prior to 15 days after the end of each quarter, a report that describes, in reasonable detail, the actual expenses incurred and payments made during such period compared to the expenses and payments specified in the budget for such period, certified by our Chief Financial Officer.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

Under ASC 480, “Distinguishing Liabilities from Equity”, Since the Series B Shares have conditional redemption provisions which are outside of the control of the Company and also contain a deemed liquidation preference, the Series B Shares were classified as mezzanine financing at the Initial Date at the residual amount, which was the difference between the total proceeds received and the fair value of the Option. Subsequently, accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology, usually the interest method. Changes in the redemption value are considered to be changes in accounting estimates. As described above, as of June 30, 2018, the Series B Shares are presented at their full redemption amount.

Under ASC 480, the aforementioned written call Option is considered freestanding, as the Company believes it is legally detachable and separately exercisable. As the option is exercisable for shares subject to possible redemption at the option of the holder, as of the Initial Date, the Option was measured at fair value and recorded as a non-current financial liability on the consolidated balance sheet. Excess of the initial value of the option liability over the proceeds received was charged immediately into the consolidated statement of comprehensive loss as financing expenses in the fourth quarter of 2017. The Option is marked to market in each reporting period until it is exercised or expired, as earlier, when changes in the fair value of the Option are charged into statement of comprehensive income or loss. For the three and six month periods ended June 30, 2018, the Company recorded income in the total amount of $2,568 and $2,295, respectively due to revaluation of Option to purchase redeemable convertible B preferred stock.

In addition, at the Initial Date, the Company incurred de minimis direct and incremental issuance costs which were charged immediately into the consolidated statement of comprehensive loss as finance expenses, as the written call Option was presented at fair value.

At the Initial Date, each Series B Share was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result, Beneficial Conversion Feature (the “BCF”) amounting to approximately $372 was measured assuming full conversion. However, the conversion of the Preferred Stock is subject to certain contingencies, which impact the timing and amount of the BCF. At the Initial Date which is also the commitment date, the Company should record a BCF for the Preferred Stock for any shares convertible at that time without requiring stockholder approval through the planned proxy statement. However, as no residual proceeds were allocable to the Series B Shares at the Initial Date, no BCF was recognized with respect to the first closing.

In conjunction with the Second Date, OFI partially exercised the written call option present in the OFI Purchase Agreement and therefore upon exercise, the pro-rata share of this liability amounting to $677 was reclassified in the condensed consolidated balance sheet from Option to purchase redeemable convertible preferred stock into redeemable convertible preferred stock Series B, during the three month period ended March 31, 2018.

On the Second Date, each Series B Share (exclusive of dividends) was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result of the reclassification of the exercised written call option, there was no additional BCF measured.

The fair value of the Option was based on management estimates and values derived from a calculation to provide an approximate indication of value. The fair value of Option is estimated at each reporting and exercise date, including, December 31, 2017, January 24, 2018 and June 30, 2018 by using hybrid method that includes scenario of conversion and scenario liquidation and the Black-Scholes option pricing model. In the first scenario, the Series B Preferred Stock price applied in the model was assumed based on the as-converted price on the date of estimation. Expected volatility was estimated by using a group of peers in the real estate development, homebuilding and income-producing properties sectors, and applying a 75% percentile ranking based on the total capitalization of the Company. In the second scenario, the Option was estimated based on the value of the Option in a proposed liquidation scenario. A probability weighting was applied to determine the expected value of the Option. The Company measured the fair value of the Option on a recurring basis in accordance with ASC 820, “Fair Value Measurement and Disclosures” (primary inputs classified at level 3).

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

The following are the key underlying assumptions that were used:

	December 31, 2017	January 24, 2018	June 30, 2018
Dividend yield (%)	0	0	0
Expected volatility (%)	36.9	37.9	42.4
Risk free interest rate (%)	1.74	1.75	2.11
Strike price	1.00	1.00	1.00
Series B Preferred Stock price	1.13	1.10	0.83
Probability of if-converted scenario (%)	90	90	90
Probability assumed liquidation scenario (%)	10	10	10
Expected term of Option (years)	1.0	0.9	0.5
Option’s fair value per share	$0.33	$0.30	$0.13

The following tabular presentation reflects the activity in the Option to purchase Redeemable Convertible B Preferred Stock during the six months ended June 30, 2018 -

Fair value of Option to purchase Redeemable Convertible B Preferred Stock
(Unaudited)

Opening balance, January 1, 2018	$4,390
Partial exercise of series B redeemable convertible preferred stock written call option	(677)
Revaluation of option to purchase redeemable convertible B preferred stock	(2,295)

Closing balance, June 30, 2018	$1,418

In the absence of voluntary conversion and assuming no breaches as described above under “Redemption,” the Series B Shares would have automatically converted on May 31, 2018. As such, accretion adjustments to the carrying amount of the Series B Shares to the automatic conversion date of May 31, 2018 are recorded as deemed dividends. However, at March 31, 2018, the Company did not obtain shareholder approval and therefore, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. As such, as of June 30, 2018, the Company has adjusted the carrying value of the Convertible Series B Preferred Stock to the maximum redemption amount. Activity in the account redeemable convertible preferred stock Series B for the six months ended June 30, 2018, is outlined in the below table -

June 30, 2018
Unaudited

Opening balance, January 1, 2018	$87
Proceeds from issuance of Series B Shares	2,225
Accretion of Series B Preferred Stock to redemption value	1,968
Partial exercise of Series B Preferred Stock written call option on the second date	677
Conversion of Series B Preferred Stock into Common Stock	(2,553)
Dividend on Series B Preferred Stock	141

Closing balance, June 30, 2018	$2,545

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

Under the Agreement, the Series B Preferred Stock, up to the stated limits, would automatically convert to the Company’s common stock on May 31, 2018. Consequently, 1,869,663 shares of Series B Preferred Stock held by OFI have been converted into 2,965,301 shares, or 19.99% of the 11,868,619 outstanding shares of common stock as of May 31, 2018, which is the applicable conversion date under the OFI Purchase Agreement. The remaining 1,855,337 unconverted shares of the Series B Preferred Stock will remain as mezzanine and will accrued a preferred dividend until such time a conversion is approved by the Company’s shareholders.

In addition, pursuant to the OFI Purchase Agreement, the Company agreed that so long as the Series B Shares purchased by OFI are outstanding, the Company’s debt (as determined in accordance with U.S. generally accepted accounting principles) should not exceed 45% of its fixed assets, without the prior written consent of the Requisite Holders. As of June 30, 2018, the Company has met this covenant.

Cancellation  and Exchange Agreement

On April 20, 2018, the Company and OFI entered into a Cancellation and Exchange Agreement (the “Exchange Agreement”), pursuant to which OFI agreed to provide an additional $2,000 to the Company in exchange for 2,000,000 shares of the Company’s Series B Preferred Stock, subject to certain conditions set forth in the Exchange Agreement, including, among other things, the cancellation of 95,770 shares of the Company’s Series A Preferred Stock held by OFI in exchange for 5,382,274 shares of the Company’s common stock (the “OFI Shares”). Under the Exchange Agreement, closing of this additional investment shall occur promptly following the filing of the Information Statement (as defined below) with the SEC and mailing of the Information Statement to the stockholders of the Company, and in any event within 3 days thereafter.

In accordance with the Exchange Agreement, the Company has obtained the irrevocable written consent of at least a majority of the stockholders of the Company (excluding OFI) that is final and binding (the “Stockholder Consent”) approving the issuance of the OFI Shares and the issuance of Common Stock upon conversion of all of the Series B Preferred Stock held by OFI or issuable under the OFI Purchase Agreement. The Stockholder Consent shall become effective on the 20th day following the filing and mailing of a definitive information statement on Schedule 14C (the “Information Statement”), at which time stockholder approval of such issuances shall become effective (“Stockholder Approval”). Pursuant to the Exchange Agreement, the Company agreed to issue the OFI Shares as soon as practicable after obtaining Stockholder Approval and in any event within 3 business days of obtaining Stockholder Approval.

Pursuant to the Exchange Agreement, the Company agreed that the OFI Shares shall constitute “Registrable Securities” under the registration rights agreement between the Company and OFI, dated December 22, 2017, and the Company shall use commercially reasonable efforts to promptly amend the registration statement filed by the Company on January 23, 2018 to include the OFI Shares and any other shares of common stock of the Company that are issuable to OFI upon conversion of Series B Preferred Convertible Stock held by OFI that are not already included in such registration statement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

Common Stock Options

The Company’s Amended and Restated 2000 Non-Employee Director Stock Option Plan authorized 1,250,000 shares. As of June 30, 2018, the number of shares available for future issuance pursuant to this plan is 240,018; all other shares had either been issued or reserved for issuance upon exercise of stock options.

The Company’s Amended and Restated 2005 Equity Compensation Plan authorized 3,500,000 shares. As of June 30, 2018, there are no further shares available for future issuance pursuant to this plan; all other shares had either been issued or reserved for issuance upon exercise of stock options.

A summary of stock option transactions under these plans during the six months ended June 30, 2018 are as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (*)
Outstanding at January 1, 2018	79,890	$94.51	4.1	$—
Granted/vested	147,088	$0.98	9.8	$—
Exercised	—	—	—	—
Expired/cancelled	(147,088)	—	—	—
Outstanding at June 30, 2018	79,890	$33.90	7.8	$—
Exercisable at June 30, 2018	79,890	$33.90	7.8	$—

(*)	The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of the second quarter of 2018 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2018. This amount is impacted by the changes in the fair value of the Company’s shares.

The total equity-based compensation expense related to the Company’s equity-based awards, recognized during the six months ended June 30, 2018 and 2017, total the amounts of $5 (unaudited) and $935 (unaudited) ($811 out of which related to the three months ended June 30, 2017 is included in discontinued operations), respectively.

As of June 30, 2018, there was $11 (unaudited) of total unrecognized compensation cost related to non-vested stock awards that based on their original vesting terms was expected to be recognized.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 6

Income Taxes:

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate Alternative Minimum Tax (“AMT”) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and changing limitations on the deductibility of certain executive compensation.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which addresses situations where the accounting is incomplete for the income tax effects of the Act. SAB 118 directs taxpayers to consider the impact of the act as “provisional” when the Company does not have the necessary information available, prepared or analyzed (including computations) to finalize the accounting for the change in tax law. Companies are provided a measurement period of up to one year to obtain, prepare, and analyze information necessary to finalize the accounting for provisional amounts or amounts that cannot be estimated.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained. As of June 30, 2018, an amount of $1.6 million related to corporate international unrecognized tax benefits is included in other accrued liabilities.

Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax free basis.

The Company files corporate income tax returns in the United States, both in the Federal jurisdiction and in various State jurisdictions. The Company is subject to Federal income tax examination for calendar years 2014 through 2017 and is also generally subject to various State income tax examinations for calendar years 2014 through 2017. Photo Therapeutics Limited files in the United Kingdom. Radiancy (Israel) Limited files in Israel. The Israeli subsidiary is subject to tax examination for calendar years 2013 through 2017.

During the six months ended June 30, 2018, the Company recognized an income tax provision of $209 relating to adjustments of accruals and prepaid tax assets.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 7

Subsequent Events:

Resignation of Director

Effective August 15, 2018, Michael Singer resigned as Chairman and a member of the Company’s Board of Directors as well as from his membership in the Board’s Audit, Compensation and Nominations and Corporate Governance Committees; he had served as Chairman of the Audit Committee.

FC GLOBAL REALTY INCORPORATED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il
Board of Directors and Stockholders
FC Global Realty Incorporated (Formerly: PhotoMedex Inc.)

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of FC Global Realty Incorporated (Formerly: PhotoMedex Inc.) (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses for each of the years ended December 31, 2017 and 2016 and has not yet generated any revenues from real estate activities. As of December 31, 2017, there is an accumulated deficit of $135,022.  These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of previously issued financial statements

As discussed in Note 1 to the consolidated financial statements, the 2017 consolidated financial statements have been restated to correct an error.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

We have served as the Company’s auditor since 2011.

Tel Aviv, Israel

April 2, 2018 (except for Note 1, as to which the date is May 21, 2018)

FC GLOBAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

 (In thousands, except share and per share amounts)

	December 31,
	2017	2016
	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$948	$2,335
Prepaid expenses and other current assets	646	601
Assets held for sale (Note 2 and 4)	—	15,565
Total current assets	1,594	18,501
Non-current assets:
Investment properties (Note 5)	2,055	—
Investment in other company (Note 5)	1,806	—
Property and equipment, net (Note 7)	5	—
Other assets, net	334	—
Total non-current assets	4,200	—
Total assets	$5,794	$18,501
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$778	$—
Accounts payable	612	6,648
Accrued compensation and related expenses (Note 10)	467	4,029
Other accrued liabilities	2,450	6,023
Liabilities related to assets held for sale	—	3,209
Total current liabilities	4,307	19,909
Non-current liabilities:
Option to purchase Redeemable Convertible B Preferred Stock (Note 14)	4,390	—
Note payable, net of current portion (Note 12)	454	—
Total non-current liabilities	4,844	—
Total liabilities	9,151	19,909
Commitment and contingencies (Note 13)
Redeemable Convertible Preferred Stock Series B, $.01 par value; 15,000,000 shares authorized at December 31, 2017; 1,500,000 issued and outstanding at December 31, 2017, net of amount allocated to option to purchase additional shares; Aggregate liquidation preference $1,503,000 at December 31, 2017 (Note 14)	87	—
Stockholders’ deficit (Note 14):
Common Stock, $.01 par value, 500,000,000 and 50,000,000 shares authorized at December 31, 2017 and 2016 respectively; 11,868,619 and 4,361,094 shares issued and outstanding at December 31, 2017 and 2016, respectively	119	44
Preferred stock, $.01 par value, 32,000,000 shares authorized at December 31, 2017; 0 shares issued and outstanding at December 31, 2017	—	—
Preferred A Stock $.01 par value, 3,000,000 shares authorized at December 31 ,2017; 123,668 issued and outstanding at December 31, 2017;	1	—
Additional paid-in capital	132,446	118,762
Accumulated deficit	(135,022)	(115,635)
Accumulated other comprehensive loss	(1,162)	(4,579)
Total stockholders’ deficit attributable to FC Global Realty Incorporate	(3,618)	(1,408)
Noncontrolling interest (Note 5)	174	—
Total stockholders’ deficit	(3,444)	(1,408)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,794	$18,501

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOABAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (AS RESTATED)

  (In thousands, except share and per share amounts)

	For the Year Ended December 31,
	2017	2016
	(As Restated)

Revenues:	$—	$—
Cost of revenues	—	—
Gross profit	—	—

Operating expenses:
General and administrative	10,817	—
Impairment of investment in other company (Note 5)	1,439	—
	12,256	—

Operating loss	(12,256)	—

Revaluation of asset contribution related financial instruments, net (Note 5)	(1,392)	—
Revaluation of Option to purchase redeemable convertible B preferred stock (Note 14)	(3,018)	—
Interest and other financing expense, net	(267)	—
Loss from continuing operations	(16,933)	—

Discontinued operations:
Loss from discontinued operations, net of taxes	(2,459)	(13,264)

Net loss including portion attributable to noncontrolling interest	(19,392)	(13,264)

Loss attributable to noncontrolling interest	8	—

Net loss attributable to FC Global Realty Incorporated	$(19,384)	$(13,264)

Basic and diluted net loss per share:
Continuing operations	$(3.07)	$—
Discontinued operations	(0.45)	(3.18)
	$(3.52)	$(3.18)

Shares used in computing basic and diluted net loss per share	5,073,751	4,171,549

Other comprehensive loss:
Reclassification of cumulative translation adjustment	$3,228	$—
Foreign currency translation adjustments	189	(2,810)
Total other comprehensive income (loss)	3,417	(2,810)
Comprehensive loss	$(15,967)	$(16,074)

The accompanying notes are an integral part of these consolidated financial statements

FC GLOBAL REATLY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) (AS RESTATED)

(In thousands, except share and per share amounts)

	Redeemable Convertible Preferred Stock Series B		Stockholders’ deficit
			Common Stock		Series A Preferred Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Interest	Total

BALANCE, DECEMBER 31, 2015	—	—	4,398,344	$44	—	—	$116,793	$(102,371)	$(1,769)	—	$12,697
Stock-based compensation related to stock options and restricted stock	—	—	—	—	—	—	1,969	—	—	—	1,969
Restricted stock canceled	—	—	(37,250)	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(2,810)	—	(2,810)

Loss	—	—	—	—	—	—	—	(13,264)	—	—	(13,264)
BALANCE, DECEMBER 31, 2016	—	—	4,361,094	$44	—	—	$118,762	$(115,635)	$(4,579)	—	$(1,408)

Stock-based compensation related to stock options and restricted stock	—	—	—	—	—	—	1,466	—	—	—	1,466

Common shares issued for asset contribution (Note 5)	—	—	879,234	9	—	—	1,266	—	—	—	1,275

Preferred A stock issued for asset contribution (Note 5 )	—	—	—	—	123,668	1	4,482	—	—	—	4,483
Common shares issued for Note Payout (Note 14)			5,628,291	56	—		5,570			—	5,626
Common shares issued for severance (Note 14)	—	—	1,000,000	10	—	—	900	—	—	—	910
Issuance of series B redeemable convertible preferred stock and embedded option, net of stock issuance costs of $42	1,500,000	—	—	—	—	—	—	—	—	—	—
Amortization of discount related to written call option (Note14)	—	$84	—	—	—	—	—	—	—	—	—
Accretion of dividend (Note 14)	—	$3	—	—	—	—	—	(3	—	—	(3)
Noncontrolling interest from asset acquisition (As Restated)	—	—	—	—	—	—	—	—	—	182	182
Reclassification of cumulative translation adjustment	—	—	—	—	—	—	—	—	3,228	—	3,228
Foreign currency translation adjustment								—	189	—	189
Net Loss (As Restated)	—	—	—	—	—	—	—	(19,384)	—	(8)	(19,392)
BALANCE, DECEMBER 31, 2017 (As Restated)	1,500,000	$87	11,868,619	$119	123,668	$1	$132,446	$(135,022)	$(1,162)	$174	$(3,444)

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2017	2016
	(As Restated)
Cash Flows From Operating Activities:
Net loss	$(17,543)	$—
Adjustments to reconcile loss to net cash provided by (used in) operating activities related to continuing operations:
Depreciation and amortization	297	—
Impairment of investment in other company	1,439	—
Deferred income taxes	66	—
Stock-based compensation	655	—
Capital loss from sale of assets	2,567	—
Revaluation of asset contribution related financial instruments, net (Note 5)	1,392	—
Revaluation of option to purchase redeemable convertible B preferred stock (Note 14)	2,890	—
Issuance costs allocated to Option to purchase redeemable convertible B preferred stock (Note 14)	42	—
Changes in operating assets and liabilities:
Accounts receivable	1,518	—
Prepaid expenses and other assets	2,072	—
Accounts payable	(2,134)	—
Accrued compensation and related expenses	2,936	—
Other accrued liabilities	(2,906)	—
Amortization of discount on mezzanine	84
Adjustments related to continuing operations	10,918	—
Adjustments related to discontinued operation	(2,673)	358
Net cash provided by (used in) operating activities	(9,298)	358
Cash Flows From Investing Activities:
Direct expenses related to asset acquisition (Note 5)	(283)	—
Purchases of property and equipment	(22)	—
Stock based compensation	10
Payment of note receivable	(159)	—
Net cash provided by investing activities – continuing operation	(454)	—
Net cash provided by investing activities – discontinued operations	7,251	2,148
Net cash provided by investing activities	6,797	2,148
Cash Flows From Financing Activities:
Proceeds from issuance of redeemable preferred B stock and embedded option, net of issuance cost of $42 (Note 14)	1,458	—
Proceeds from note payable	111	—
Net cash provided by financing activities –continuing operation	1,569	—
Net cash provided by (used in) financing activities – discontinued operations	(663)	(684)
Net cash provided by (used in) financing activities	906	(684)
Effect of exchange rate changes on cash	208	(2,789)
Change in cash and cash equivalents	(1,387)	(967)
Cash and cash equivalents at the beginning of year	2,335	3,302
Cash and cash equivalents at the end of year	$948	$2,335
Supplemental disclosure of non-cash activities:
Cash paid for income taxes	$36	$203
Cash paid for interest	$126	$281
Contribution of investment property and investment in other company against stock issue, financial assets related to future mandatory asset contribution and financial liabilities for optional asset acquisition (Note 5)	$4,836	$—
Conversion of Payout Notes into shares of common stock	$5,626	$—

The accompanying notes are an integral part of these consolidated financial statements.

 FC GLOBAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.)

NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts.)

Note 1

Background:

FC Global Realty Incorporated (formerly PhotoMedex Inc.) (and its subsidiaries) (the “Company” or “FCRE”), re-incorporated in Nevada on December 30, 2010, originally formed in Delaware in 1980, is, since earlier in 2017, a real estate development and asset management company concentrated primarily on investments in high quality income producing assets, hotel and resort developments, residential developments and other opportunistic commercial properties.

Under its previous name, PhotoMedex, Inc., the Company was, until the recent sale of the Company’s last significant business unit (its consumer products division which was sold to ICTV Brands, Inc. on January 23, 2017), as described below and in other sections of this report, a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

Starting in August 2014, the Company began to restructure its operations and redirect its efforts in a manner that management expected would result in improved results of operations and address certain defaults in its commercial bank loan covenants. As part of such redirected efforts, management continued its comprehensive efforts to minimize the Company’s operational costs and capital expenditures. During this time the Company has also sold off certain business units and product lines to support this restructuring, and on January 23, 2017, sold the last remaining major product line, its consumer products division.

As a result of the Contribution Agreement (see also Note 5), the Company has primarily become a real estate asset management and development company for the purpose of investing in a diversified portfolio of quality commercial and residential real estate properties and other real estate investments located both throughout the United States.

Resignation and Appointment of Officers and Directors:

Pursuant to the Contribution Agreement and Purchase Agreement (see also Notes 5 and 14, respectively), there were changes to the Company’s named executive officers and its Board of Directors that were made on May 17, 2017 and December 22, 2017.

Expansion of Company’s Board of Directors quorum:

At the Initial Date of the First Contribution under the Contribution Agreement (see also Note 5), the Company’s Board of Directors was expanded, so that the Board of Directors consists of seven persons, of whom (i) three were designated by the Company’s departing board, (ii) three were designated by Contributor Parent; and (iii) one (the “Nonaffiliated Director”) was selected by the other six directors.

In March 2018, two members of the Company’s Board of Directors resigned from their position as directors and Opportunity Fund I-SS, LLC has notified the Company that it exercised its right under the Purchase Agreement (see also Note 14) to appoint two replacement directors to the Company’s Board of Directors (see also Note 17).

Special Meeting of Stockholders

Following the Initial Closing of the First Contribution under the Contribution Agreement (see also Note 5), the Company was required to file a proxy statement and hold a special meeting of its stockholders to authorize and approve the following matters:

●	an increase in the number of authorized shares of common stock, $.01 par value per share, of the Company from 50,000,000 shares to 500,000,000 shares and increase the number of authorized shares of preferred stock, $.01 par value per share, of the Company from 5,000,000 shares to 50,000,000 shares;

●	the issuance to the Contributor or its designee or designees of the Company’s common and/or preferred shares in exchange for the contributed assets, and the issuance of the Warrant and, upon exercise of the Warrant, the underlying shares of the Company’s Common Stock in exchange for the contribution of the optional property interests, if any are made;

●	the amendment and restatement of the Articles of Incorporation of the Company;

●	the approval of the issuance of the Payout Notes and the issuance of the Company’s Common Stock upon conversion thereof; and

●	the election of a new Board of Directors as set forth above in Resignation and Appointment of Officers and Directors in this report.

The Annual Meeting of Shareholders was convened on September 14, 2017, then adjourned and reconvened on October 12, 2017, at which meeting all of the proposals specified in the Company’s Definitive Proxy and further described in that Proxy and in this filing were approved by the stockholders.

Liquidity and Going Concern:

As of December 31, 2017, the Company had an accumulated deficit of $135,022 (As Restated) and the Company incurred a net loss attributable to FC Global Realty Incorporated, for the year ended December 31, 2017 of $19,387 (As Restated). Subsequent to the sale of the Company’s last significant business unit, the consumer products division as described above, and to date, the Company has dedicated most of its financial resources to general and administrative expenses.

As of December 31, 2017, the Company’s cash and cash equivalents amounted to $948. While the Company is a party to a Securities Purchase Agreement with Opportunity Fund I-SS, LLC, and has raised certain funds under that agreement in both 2017 and in 2018 through the date of the financial statements, Opportunity Fund has no obligation to continue to invest in the Company, and there are restrictions placed by Opportunity Fund on the use of these funds. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sales of certain assets and business units. The Company will be required to obtain additional liquidity resources in order to support its operations.

At this time, there is no guarantee that the Company will be able to obtain an adequate level of financial resources required for the short and long-term support of its operations or that the Company will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability of assets and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 4, on January 23, 2017, the Company sold its consumer products division to ICTV Brands, Inc., for a total selling price of $9.5 million. The Company collected $5 million of that purchase price; the remaining amount of up to $4.5 million was to be payable through a contingent royalty on the sale of consumer products by ICTV Brands. As discussed in further detail below, that royalty arrangement was settled in July 2017 for a payment of $2 million to the Company.

On July 12, 2017 the Company, along with its subsidiaries Radiancy, Inc. (“Radiancy”), Photo Therapeutics Ltd. (“PHMD UK”), and Radiancy (Israel) Limited (“Radiancy Israel” and together with the Company, Radiancy and PHMD UK the “Sellers” and each individually a “Seller”) entered into a Termination and Release Agreement (the “Release”) between the Sellers and ICTV Brands Inc. (“ICTV”) and its subsidiary ICTV Holdings, Inc. (“ICTV Holdings”). The Sellers, ICTV and ICTV Holdings are referred to herein individually as a “Party” and collectively as the “Parties.”

Under the terms of the Release, the Asset Purchase Agreement among the Parties, dated October 4, 2016, as amended by the First Amendment to the Asset Purchase Agreement, dated January 23, 2017 (as so amended, the “Purchase Agreement”), is terminated and of no further force and effect, except for certain surviving rights, obligations and covenants described in the Release. Pursuant to the Release, each of the Sellers, on one hand, and ICTV and ICTV Holdings, on the other hand, fully release, forever discharge and covenant not to sue any other Party, from and with respect to any and all past and present claims arising out of, based upon or relating to the Purchase Agreement (other than the surviving covenants described in the Purchase Agreement) or the transactions contemplated thereby.

Pursuant to the terms of the Release, ICTV was required to pay to the Company, within 3 business days of the date of the Release, $2,000 in cash and in immediately available funds (the “Payment”). Subject to this Payment, neither ICTV nor ICTV Holdings shall have any further royalty or other payment obligations under the Purchase Agreement. The Company received $2,000 on July 13, 2017.

As partial consideration for the releases provided by ICTV Holdings to the Sellers pursuant to the Release and in accordance with the terms therein, on July 12, 2017, the Sellers and ICTV Holdings entered into a Bill of Sale and Assignment (“Bill of Sale”), which provides that each Seller sell, assign, transfer, convey and deliver to ICTV Holdings, and ICTV Holdings purchase and accept from each Seller, all of the right, title and interest, legal or equitable, of each such Seller in and to a deposit in the amount of $210 held by a consumer division vendor, Sigmatron International, Inc. (“Sigmatron”), pursuant to an arrangement between one or more of the Sellers and Sigmatron.

As the total selling price has been adjusted to an amount that was less than the aggregate carrying amount of the assets held for sale, the Company recorded a loss from sale of asset in an amount of $4,652 (net of a gain of $3,228 with respect to accumulative translation adjustment that was reclassified from accumulated other comprehensive income to earnings). This loss is included in discontinued operations for each period.

As discussed in Note 5, on March 31, 2017, the Company entered into a Contribution Agreement with First Capital Real Estate Operating Partnership, L.P., and its parent, First Capital Real Estate Trust Incorporated, under which certain real estate investment properties were to be contributed to the Company in three stages in exchange for the issuance of Company stock. The closing of the First Contribution under this transaction occurred on May 17, 2017, and consideration transferred consisted of shares of common and preferred stock. As of December 31, 2017, neither the Secondary nor the Optional Contribution were made and the Contribution Agreement was terminated at that date.

As discussed in Note 14, on December 22, 2017, the Company entered into a Purchase Agreement with Opportunity Fund I-SS, LLC, a Delaware limited liability company (the “Investor”), pursuant to which the Investor may invest up to $15 million ($1.5 million out of which, net of expenses was received on December 22, 2017) in the Company in a series of closings, in exchange for which the Investor will receive shares of the Company’s newly designated Series B Preferred Stock (“Convertible Redeemable Series B Preferred Stock” or “Series B Shares”) at a purchase price of $1.00 per share.

As discussed in Note 17, on January 24, 2018, the Company and the Investor completed a second closing under the Purchase Agreement, pursuant to which the Investor provided approximately $2,225 to the Company, net of expenses, in exchange for 2,225,000 shares of the Company’s Convertible Redeemable Series B Preferred Stock. While the Company is a party to a Securities Purchase Agreement with Opportunity Fund I-SS, LLC, and has raised certain funds under that Agreement, Opportunity Fund has no obligation to continue to invest in the Company, and there are restrictions placed by Opportunity Fund on the use of these funds.

Restatement of Previously Issued Consolidated Financial Statements

In connection with the preparation of its financial statements for the quarter ended March 31, 2018, the Company determined that the appraisal relied upon, in part, to provide the basis for the agreed upon value of one of the assets acquired, among other assets, on May 17, 2017 pursuant to the Contribution Agreement entered into on March 31, 2017 with First Capital Real Estate Operating Partnership, L.P., and the other parties (see also Note 5) thereto included an error. The estimated value in the appraisal informed, in part, the basis for the agreed upon value in the Contribution Agreement and the consideration applied to account for the acquisition of assets. After learning of the error with the appraisal, the Company ordered a new appraisal, which was obtained on May 7, 2018. The Company determined that the retrospective accounting required to allocate the fair value consideration in the initial contribution agreement would have led to an additional impairment charge of $577 in the fourth quarter of 2017. Due to this error, the Company has restated its audited consolidated financial statements for the years ended December 31, 2017.

The combined impacts of all adjustments to the applicable line items in our audited consolidated financial statements are provided in the tables below.

Consolidated Balance Sheet as of December 31, 2017
	(As Previously Reported)	Adjustments	(Restated)
Investment properties	$2,600	$(545)	$2,055
Total non-current assets	4,745	(545)	4,200
Total assets	6,339	(545)	5,794
Accumulated deficit	(134,445)	(577)	(135,022)
Total stockholders’ deficit attributable to FC Global Realty Incorporated	(3,041)	(577)	(3,618)
Noncontrolling interest	142	32	174
Total stockholders’ deficit	(2,899)	(545)	(3,444)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	6,339	(545)	5,794

Consolidated Statement of Comprehensive Loss for the Year Ended December 31, 2017
	(As Previously Reported)	Adjustments	(Restated)
Impairment of investment in other company	$862	$577	$1,439
Operating loss	(11,679)	(577)	(12,256)
Loss from continuing operations	(16,356)	(577)	(16,933)
Net loss including portion attributable to noncontrolling interest	(18,815)	(577)	(19,392)
Net loss attributable to FC Global Realty Incorporated	(18,807)	(577)	(19,384)

Basic EPS: Continuing operations	$(2.96)	$(0.11)	$(3.07)
Basic and diluted net loss per share	$(3.41)	$(0.11)	$(3.52)
Comprehensive loss	$(15,390)	(577)	$(15,967)

Consolidated Statement of Cash Flows for the ended December 31, 2017
	(As Previously Reported)	Adjustments	(Restated)
Net loss	$(16,966)	$(577)	$(17,543)
Adjustments to reconcile loss to net cash provided by (used in) operating activities related to continuing operations:
Impairment of investment in other company	862	577	1,439
Adjustments related to continuing operations	10,341	577	10,918

Note 2

Discontinued Operations:

As this business was a substantial business unit of the Company, and as such the sale brings a strategic shift in focus of management. The Company accordingly classified this former business as held for sale and discontinued operations in accordance with ASC Topic 360.

The accompanying consolidated financial statements as of and for the year ended December 31, 2016 have been retrospectively adjusted to reflect the operating results and balance sheet items of the Consumer business as discontinued operations separately from continuing operations. Also, as of December 31, 2016, balance sheet items related to the Consumer business were presented as assets held for sale. The Company recognized a loss of $13,264, on the sale of the discontinued operations in the year ended December 31, 2016, which represents the difference between the adjusted net purchase price and the carrying value of the disposal group.

The following is a summary of assets and liabilities held for sale in the consolidated balance sheet as of December 31, 2016, which has been retrospectively adjusted to reflect the assets and liabilities of the skin health business as discontinued operations:

December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$—
Restricted cash deposits	342
Accounts receivable, net of allowance for doubtful accounts of $1,192	4,125
Prepaid expenses and other current assets	2,652
Assets held for sale (Note 4)	8,362
Total current assets	15,481

Non-current assets:
Property and equipment, net (Note 7)	77
Other assets, net	7
Total non-current assets	84
Total assets	$15,565

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Other accrued liabilities	2,068
Deferred revenues	1,141
Total current liabilities	$3,209

Total net assets of discontinued operation	$12,356

The following is a summary of loss from discontinued operations for the year ended December 31, 2017 and 2016:

	For the Year Ended December 31,
	2017	2016

Revenues:	$3,880	$38,397

Cost of revenues	100	8,086

Gross profit	3,780	30,311

Operating expenses:
Engineering and product development	143	1,249
Selling and marketing	620	21,729

General and administrative	2,342	13,233
Impairment loss	—	3,518
Other income, net	(1,504)	—
Loss on sale of assets	4,652	2,574
	6,253	42,303
Loss before interest and other financing expense, net	(2,473)	(11,992)

Interest and other financing expense, net	—	(385)
Loss before income taxes	(2,473)	(12,377)

Income tax expense (benefit)	(14)	762

Loss from discontinuing operations	(2,459)	(13,139)

Loss from discontinued operations, net of taxes	—	(125)

Loss	$(2,459)	$(13,264)

Note 3

Summary of Significant Accounting Policies:

Accounting Principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Certain reclassifications from the prior year presentation have been made to conform to the current year presentation. These reclassifications did not have material impact on the Company’s equity, net assets, results of operations or cash flows.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Noncontrolling Interest” in the Company’s consolidated balance sheets and “net income (loss) attributable to the noncontrolling interest” in the Company consolidated statements of comprehensive loss. Noncontrolling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding noncontrolling interest.

Held for Sale Classification and Discontinued Operations

Under ASC 205 “Presentation of Financial Statement - Discontinued Operations”, a disposal group is reported as held for sale when management has approved or received approval to sell and is committed to a formal plan, the disposal group is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the next 12 months and certain other specified criteria are met. A disposal group classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying value of the business exceeds its estimated fair value less cost to sell, a loss is recognized. However, when a disposal group meets the held for sale criteria, the Company first evaluates whether the carrying amounts of the assets not covered by ASC 360-10 included in the disposal group (such as goodwill) are required to be adjusted in accordance with other applicable GAAP before measuring the disposal group at fair value less cost to sell.

Assets and liabilities related to a disposal group classified as held for sale are segregated in the consolidated balance sheet in the period in which the disposal group is classified as held for sale (see also Note 2 and 4).

Only disposal of a component of an entity or a group of components of an entity that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results shall be reported as discontinued operations.

The results of discontinued operations are reported in discontinued operations in the consolidated statement of comprehensive loss for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell. Depreciation is not recorded on assets of a business while it is classified as held for sale (see also Note 2, Discontinued Operations).

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect amounts reported of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates and be based on events different from those assumptions. As part of these financial statements, the more significant estimates include (1) stock-based compensation; (2) identification of and measurement of instruments in equity transactions; (3) impairment of investment properties and investment in other company; (4) evaluation of going concern; and (5) contingencies.

Functional Currency

The currency of the primary economic environment in which the operations of the Company are conducted is the US dollar (“$” or “Dollars”). Thus, the functional currency of the Company and such subsidiaries (other than the foreign UK subsidiary as mentioned below) is the dollar (which is also the reporting currency of the Group). The operations of the UK subsidiary is conducted in the local currency of this subsidiary, which is Great Britain Pounds (GBP).

In accordance with ASC 830, “Foreign Currency Matters”, balances denominated in, or linked to, foreign currencies are stated on the basis of the exchange rates prevailing at the balance sheet date. For foreign currency transactions included in the statement of comprehensive loss, the exchange rates applicable to the relevant transaction dates are used. Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated from its respective functional currency to U.S. dollars at the balance sheet date exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. Translation adjustments are reflected in the consolidated balance sheets as a component of accumulated other comprehensive income or loss.

Fair Value Measurements

The Company measures and discloses fair value in accordance with ASC 820 “Fair Value”, which defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 - pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 - pricing inputs are unobservable for the non-financial asset or liability and only used when there is little, if any, market activity for the non-financial asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The fair value of cash and cash equivalents are based on its demand value, which is equal to its carrying value. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments.

As of December 31, 2017, an option to purchase redeemable convertible preferred stock as embedded in the Purchase Agreement (see also Note 14) was measured at fair value on a recurring basis using level 3 inputs.

Cash and Cash Equivalents

The Company invested its excess cash in highly liquid short-term investments. The Company considered short-term investments that were purchased with an original maturity of three months or less to be cash equivalents.

Short-term Deposits

Short-term deposits are deposits with original maturities of more than three months but less than one year. Short-term deposits are presented at their costs including accrued interest.

Accounts Receivable and Allowance for Doubtful Accounts

The majority of the Company’s accounts receivable were due from consumers, distributors (domestic and international), physicians and other entities in the medical field, divisions which are no longer operated by the Company. Accounts receivable were most often due within 30 to 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms were considered past due. Allowance for doubtful accounts was determined by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and available information about their credit risk, and the condition of the general economy and the industry as a whole. The Company wrote off accounts receivable when they were considered uncollectible, and payments subsequently received on such receivables were credited to the allowance for doubtful accounts. The Company did not recognize interest accruing on accounts receivable past due. As of December 31, 2016, the account receivable is included in the discontinued operation. As of December 31, 2017, there are no outstanding accounts receivable.

Inventories

Inventories were stated at the lower of cost or market. Cost is determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost, including sub-contracted work components) for work-in-process and finished goods. For the Company’s consumer and LHE products, cost was determined on the weighted-average method. For the pre-merged PhotoMedex products, cost was determined on the first-in, first-out method.

Reserves for slow moving and obsolete inventories were provided based on historical experience and product demand. Management evaluates the adequacy of these reserves periodically based on forecasted sales and market trend.

As of December 31, 2016, the inventory is included in the discontinued operation. As of December 31, 2017, there are no inventories.

Investment in Other Company

The investment in the other company is stated at cost, since the Company does not have the ability to exercise significant influence over operating and financial policies of those investees. The Company’s investments in the other company is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable, in accordance with ASC 320 “Investments – Debt and Equity Securities”. As of December 31, 2017, based on managements’ most recent analyses, impairment losses have been identified in the amount of $862 (see also Notes 5 and 13).

Property, Equipment and Depreciation

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, and machinery and equipment. Leasehold improvements are amortized over the lesser of the useful lives or lease terms. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged as an expense as incurred. Upon retirement or disposition, the applicable property amounts are deducted from the accounts and any gain or loss is recorded in the consolidated statements of comprehensive loss. Useful lives are determined based upon an estimate of either physical or economic obsolescence or both.

Realizability of property and equipment was based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows was less than the net book value of the asset, the asset was written down to fair value (see also Impairment of Long-Lived Assets and Intangibles).

Patent Costs and Licensed Technologies

Costs incurred to obtain or defend patents and licensed technologies were capitalized and amortized over the shorter of the remaining estimated useful lives or eight to 12 years. Core and product technology was also recorded in connection with the reverse acquisition on December 13, 2011 and was being amortized on a straight-line basis over ten years for core technology and five years for product technology (see also Note 8).

Management evaluated the recoverability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. During the year ended December 31, 2016, the Company recorded an impairment of patents and licensed technologies in the amount of $1,261 which is included in discontinued operation (see also Impairment of Long-Lived Assets and Intangibles).

Other Intangible Assets

Other intangible assets were recorded in connection with the reverse acquisition on December 13, 2011. The assets which were determined to have definite useful lives were amortized on a straight-line basis over ten years. Such assets primarily included customer relationships and trademarks. (See Note 9).

Accounting for the Impairment of Goodwill

The Company evaluates the carrying value of goodwill annually at the end of the calendar year and also between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit to which goodwill was allocated to below its carrying amount. Such circumstances could include but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. Goodwill impairment evaluation is performed subsequent to Impairment evaluation of long-lived assets and intangibles (see also Notes 6 and 7). Goodwill impairment testing involves a two-step process. Step 1 compares the fair value of the Group’s reporting units to which goodwill was allocated to their carrying values. If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary. The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized. As part of the purchase price allocation for the 2011 reverse acquisition, the Company recorded goodwill in the amount of $24,005 and definite-lived intangibles in the amount of $12,000. Goodwill reflected the value or premium of the acquisition price in excess of the fair values assigned to specific tangible and intangible assets. Goodwill had an indefinite useful life and therefore was not amortized as an expense but was reviewed annually for impairment of its fair value to the Company. The fair value of Goodwill associated with the operating and reporting units was estimated using a combination of Income and Market Approach methodologies to valuation. The Income method of valuation explicitly recognizes the current value of future economic benefits developed by discounting future net cash flows to their present value at a rate that reflects both the current return requirements of the market and the risks inherent in the market. The Market approach measures the value of an asset through the analysis of recent sales or offerings of comparable property. Our business was organized into three operating and reporting units which were defined as Consumer, Physician Recurring, and Professional Equipment. Upon completion of our goodwill impairment analysis in connection with the transaction with ICTV Brands.

As of December 31, 2016, the Company recorded an impairment of the entire remaining balance of goodwill (allocated to consumer segment) in the amount of $2,257 which is included in discontinued operation. Such determination was based on the market approach.

Accrued Warranty Costs

The Company offered a standard warranty on product sales of its previous skin care business generally for a one to two-year period. The Company provided for the expected cost of estimated future warranty claims on the date the product is sold. Total accrued warranty was included in other accrued liabilities on the balance sheet. The activity in the warranty accrual during the years ended December 31, 2017 and 2016 is summarized as follows:

	December 31,
	2017	2016
Accrual at beginning of year	$241	$330
Additions charged to warranty expense	—	56
Expiring warranties	—	(145)
Sale of consumer segment (*)	(241)
Total (**)	—	241
Less: current portion	—	(241)
Long term accrued warranty	$—	$—

(*) The buyer of the remaining consumer products business assumed the warranty obligations.

(**) Included in liabilities related to assets held for sale.

For extended warranty on the consumer products, see also Revenue Recognition below.

Revenue Recognition

The Company recognized revenues from the product sales when the following four criteria have been met: (i) the product has been delivered and the Company has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is reasonably assured. Revenues from product sales are recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts.

The Company shipped most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will be granted FOB destination terms. Among the factors the Company takes into account when determining the proper time at which to recognize revenue are (i) when title to the goods transfers and (ii) when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criteria are recognized when invoiced amounts are fully paid or fully assured and included in deferred revenues until that time.

For revenue arrangements with multiple deliverables within a single, contractually binding arrangements (usually sales of products with separately priced extended warranty), each element of the contract is accounted for as a separate unit of accounting when it provides the customer value on a stand-alone basis and there is objective evidence of the fair value of the related unit.

With respect to sales arrangements under which the buyer had a right to return the related product, revenue was recognized only if all the following conditions are met: the price was fixed or determinable at the date of sale; the buyer has paid, or was obligated to pay and the obligation was not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer had economic substance; the Company did not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns could be reasonably estimated.

The Company provided a provision for product returns based on the experience with historical sales returns, in accordance with ASC 605-15 with respect to sales of product when a right of return existed. Reported revenues are shown net of the returns provision. Such allowance for sales returns were included in Other Accrued Liabilities (see also Note 11).

Deferred revenue included amounts received with respect to extended warranty maintenance, repairs and other billable services and amounts not yet recognized as revenues. Revenues with respect to such activities were deferred and recognized on a straight-line basis over the duration of the warranty period, the service period or when service was provided, as applicable to each service. All such deferred revenues were derecognized.

Shipping and Handling Costs

Shipping and handling fees billed to customers were reflected as revenues while the related shipping and handling costs were included in selling and marketing expense. Shipping and handling costs have not been material.

Advertising Costs

Advertising costs were charged to expenses as incurred. Advertising costs were included in the loss on discontinued operations (see Note 2 Discontinued Operation).

Concentrations of credit risk

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The carrying amounts of these instruments approximate fair value due to their short-term nature. The Company deposits cash and cash equivalents and short-term deposits in major financial institutions in the US, UK, and in Israel. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company is of the opinion that the credit risk in respect of these balances is immaterial. In addition, the Company performed with respect to its previous skin business an ongoing credit evaluation and established an allowance for doubtful accounts based upon factors surrounding the credit risk of customers (see also Accounts Receivable above).

Concentrations of credit risk

Most of the Company’s sales were generated in North America and Asia Pacific, to a large number of customers. Management periodically evaluated the collectability of the trade receivables to determine the amounts that were doubtful of collection and determine a proper allowance for doubtful accounts. Accordingly, the Company’s trade receivables did not represent a substantial concentration of credit risk.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

The Company or its subsidiaries may incur additional tax liabilities in the event of an intercompany dividend distribution or a deemed dividend distribution under the U.S. income tax law and regulations. Prior to 2014, it was the Company’s policy not to cause a distribution of dividends which would generate an additional tax liability to the Company. During the years ended December 31, 2014 and 2015, the Company’s affiliates borrowed funds from the subsidiary in Israel. These borrowings resulted in a large deemed distribution taxable in the U.S. Furthermore, management can no longer represent that the earnings of its non U.S. subsidiaries will remain permanently invested outside the U.S. Therefore, beginning in 2014, the Company has provided deferred taxes on the undistributed earnings of its non U.S. subsidiaries. Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax-free basis.

The Company accounts for uncertain tax positions in accordance with an amendment to ASC 740-10, “Income Taxes” which clarified the accounting for uncertainty in tax positions. This amendment provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained were it to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is more than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

During the years ended December 31, 2017 and 2016, the Company determined that the liability for unrecognized tax benefits could suitably be extinguished by application of net operating loss carryforwards and carrybacks, with any residual impact arising as a liability in 2017 and 2016 that has been duly provided for.

Contingencies

The Company and its subsidiaries are involved in certain legal proceedings that arise from time to time in the ordinary course of business. We account for business contingent liabilities in accordance with ASC 450 “Contingencies”. Except for income tax contingencies, the Company records accruals for contingencies to the extent that the management concludes that the occurrence is probable and that the related amounts of the loss can be reasonably estimated. A provision is recorded when it is both probable and when a liability has been incurred and the related amounts of the loss can be reasonably estimated. Legal expenses associated costs incurred in connection with the contingencies are expensed as incurred.

With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Other than the matters discussed in Note 13, as of December 31, 2017, the Company is not a party to any other litigation that it believes would have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets, such as property and equipment, and definite-lived intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or group of assets) may not be recoverable. Impairment test is applied at the lowest level where there are identifiable independent cash flows, which may involve a group of assets.

Recoverability of assets to be held and used (or group of assets) is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to be generated by the asset. If an asset is determined to be impaired, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as discontinued operations are presented separately in the appropriate asset and liability sections of the balance sheet.

Indefinite-life intangible assets are tested for impairment, on an annual basis or more often, when triggering events indicate that it is more likely than not that the asset is impaired, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in the amount of that excess. Subsequent reversal of a previously recognized impairment loss is prohibited.

Pursuant to ASC 360 the Company tested the long-lived assets and determined that changes in circumstances indicated that its carrying value may not be recoverable. The carrying amount of the assets is considered recoverable if it exceeds the sum of undiscounted cash flows expected from the use or eventual disposition of the asset. Upon completion of our goodwill impairment analysis in connection with the pending transaction with ICTV Brands, as of December 31, 2016, the Company recorded an impairment of the entire remaining balance of Consumer segment goodwill in the amount of $2,257. The Company recorded an impairment of the Consumer segment intangibles for its entire remaining Licensed Technology balance in the amount of $1,261. These impairment charges are included in discontinued operations.

Loss per Share (As Restated)

The Company computes net loss per share in accordance with ASC 260, “Earnings per share”. Basic loss per share are computed by dividing net loss by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Securities that may participate in dividends with the Common Stock (such as the convertible Preferred Stock Series A and Series B) are considered in the computation of basic income per share using the two-class method. However, in periods of net loss, participating securities are included only if the holders of such securities have a contractual obligation to share the losses of the Company. Accordingly, the outstanding Series A preferred shares were included in the computation, while the Series B preferred shares were not.

Diluted loss per common share is computed similar to basic earnings per share, except that the denominator is increased to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net loss is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, stock warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method and of convertible Preferred Stock Series A and Series B which their potential dilutive effect is considered using the “if-converted method”.

The net loss from continuing operations and the weighted average number of shares used in computing basic and diluted net loss per share from continuing operations for the years ended December 31, 2017 and 2016, is as follows: (in thousands except share and per share amounts)

	Year ended December 31,
	2017	2016
	(As Restated)

Numerator:
Net loss attributable to common stockholders	$19,384	$13,264
Net loss from discontinued operations attributable to common stockholders	(2,459)	(13,264)
Accretion of dividend for the period (*)	3	—
Participation of stockholders of series A preferred stock in the net loss from continuing operations	(1,365)	—

Net loss from continuing operations attributable to common stockholders	$15,563	$—

Denominator:
Shares of common stock used in computing basic and diluted net loss per share	5,073,751	4,171,549

Net loss per share of Ordinary Share from continuing operations, basic and diluted	$3.07	$—

(*)	The net loss used for the computation of basic and diluted net loss per share for the year ended December 31, 2017, includes the dividend requirement of 8% per share per annum for the Series B preferred stock, compounded annually which shall be distributed to stockholders in case of distributable assets determined in the Company’s certificate of designation (the “Certificate of Designation”) under the liquidation preference right (see also Note 14).

For the year ended December 31, 2017, diluted loss per share excludes the impact of stock options, stock warrants, series Preferred A Stock, series Preferred B Stock, common stock to be issued upon exercise of asset contribution financial instruments and common stock to be issued upon written call option totaling 43,053,913 shares, as the effect of their inclusion would be anti-dilutive. For the year ended December 31, 2016, diluted loss per share excludes the impact of stock options totaling 1,000 shares.

Convertible Redeemable Series B Preferred Stock

The Company classifies its Convertible Redeemable Series B Preferred Stock outside of Stockholders’ deficit because certain features of the Company’s Certificate of Designation could require redemption of some or all classes of Convertible Redeemable Series B Preferred Stock upon events not solely within the control of the Company (see also Note 14).

Option to purchase Convertible Redeemable Series B Preferred Stock:

The Company has classified the option to purchase additional shares of its Convertible Redeemable Series B Preferred Stock as a liability in accordance with ASC 480, “Distinguishing Liabilities from Equity” as the underlying Series B Preferred Shares are subject to redemption feature. The Company measures the option at fair value by using the Black Scholes Pricing Model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company’s statement of comprehensive loss (see also Note 14).

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation Stock Compensation. Under”, (“ASC 718”), which requires companies to estimate the fair value recognition provision, of this statement, share-equity based compensation cost is measured at payment awards on the date of grant date based on the fair using an option pricing model. The value of the portion of the award that is ultimately expected to vest and is recognized as operating an expense over the applicable vesting period of requisite service periods in the stock award using Company’s consolidated statement of comprehensive loss.

The Company recognizes compensation expense for the value of its awards granted based on the graded vesting method over the requisite or derived service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model which requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical daily stock price observations of its common stock. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

Recently Issued Accounting Standards

Recent Accounting Pronouncements adopted

On March 30, 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation”, which effects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. This update is effective for annual and interim periods beginning after December 15, 2016. This guidance can be applied either prospectively, retrospectively or using a modified retrospective transition method. The Company adopted the new guidance prospectively effective January 1, 2017. This new guidance did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements not adopted yet

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 by one year. FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The new revenue recognition standard will be effective in the first quarter of 2018, with the option to adopt it in the first quarter of 2017. The Company currently anticipates adopting the new standard effective January 1, 2018. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). In April 2016, FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions (time, use, geographical) and licensing renewals. In addition, in May 2016, FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which is intended to not change the core principle of the guidance in Topic 606, but rather affect only the narrow aspects of Topic 606 by reducing the potential for diversity in practice at initial application and by reducing the cost and complexity of applying Topic 606 both at transition and on an ongoing basis. The Company is not expecting that the adoption of this standard will have a material impact on its financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases”. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods therein. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash” (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period, however, the Company has not elected to early adopt ASU 2016-18. This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): “Clarifying the Definition of a Business”. ASU 2017-01 provides amendments to clarify the definition of a business and affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and should be applied prospectively as of the beginning of the period of adoption. Early adoption is permitted under certain circumstances. The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09 “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting”, which includes guidance on changes to terms and conditions of share-based payment awards. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance will be effective for the fiscal year beginning on January 1, 2018, including interim periods within that year (early adoption is permitted). The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

Note 4

Discontinued Operations Assets Held for Sale:

A disposal group is reported as held for sale when management has approved or received approval to sell and is committed to a formal plan, the disposal group is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the next 12 months and certain other specified criteria are met. A disposal group classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying value of the business exceeds its estimated fair value less cost to sell, a loss is recognized. However, when disposal group meets the held for sale criteria, the Company first evaluates whether the carrying amounts of the assets not covered by ASC 360-10 included in the disposal group (such as goodwill) are required to be adjusted in accordance with other applicable GAAP before measuring the disposal group at fair value less cost to sell.

Assets and liabilities related to a disposal group classified as held for sale are segregated in the consolidated balance sheet in the period in which the disposal group is classified as held for sale.

Only disposal of a component of an entity or a group of components of an entity that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results shall be reported as discontinued operations. The revised guidance did not change the criteria required to qualify for held for sale presentation.

In connection with the sale of the Consumer Division to ICTV Brands, Inc., announced on October 4, 2016 and subsequently completed on January 23, 2017, the assets related to this transaction were included as of December 31, 2016 as part of Assets Held for Sale, as follows:

Inventory	$7,336
Property and equipment	911
Other assets	115
Assets held for sale as of December 31, 2016	$8,362

Note 5

Acquisitions:

On March 31, 2017, the Company and its newly-formed subsidiary FC Global Realty Operating Partnership, LLC, a Delaware limited liability company (“Acquiror”) entered into an Interest Contribution Agreement (the “Contribution Agreement”) with First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership (“Contributor”), and First Capital Real Estate Trust Incorporated, a Maryland corporation, (the “Contributor Parent” and, together with Contributor, the “Contributor Parties”), under which the Contributor will contribute mostly certain real estate assets (the “Contributed Properties”) to the Company’s subsidiary. In exchange, the Contributor will receive shares of the Company’s Common Stock and/or newly designated Series A Convertible Preferred Stock.

The first installment of contributed assets (the “First Contribution”) closed on May 17, 2017 (the “Initial Closing”).

First Contribution

In the Initial Closing, the Contributor transferred certain assets comprising the Contributed Properties to the Company. On the Initial Closing date, the Contributor transferred to the Acquiror four vacant land sites set for development into gas stations, which are located in Atwater and Merced, Northern California, and which had an agreed upon value of approximately $2.6 million.  One of these vacant land sites was contributed through the transfer of a 75% membership interest in a limited liability company that owns the vacant land site located in Northern California, in which profits and losses are allocated 75% to the Company and 25% to the noncontrolling member subject to a preferred equity split in which the noncontrolling member earns the first 10% of net profits and the balance of the 90% is to be paid along the terms of the 75% split to the Company and 25% to the noncontrolling member. The Contributor then completed the transfer to the Acquiror of its 17.9% passive interest in a limited liability company that is constructing a single family residential development located in Los Lunas, New Mexico (the “Avalon Property”) on June 26, 2017.

This residential development in New Mexico consisted of 251, non-contiguous, single family residential lots and a 10,000 square-foot club house. 37 of the lots had been finished, and the remaining 214 were platted and engineered lots. The agreed upon value of its share of this property was approximately $7.4 million.

In return for the Contributed Properties, the Company issued to the Contributor 879,234 duly authorized, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which represented approximately 19.9% of the Company’s issued and outstanding Common Stock immediately prior to the Initial Closing, at an agreed upon Per Share Value (defined below) of $2.5183, or $2,214 in the aggregate. These shares of Common Stock are restricted and unregistered. The Company issued the remaining $7,786 of the approximately $10 million agreed upon consideration to the Contributor in the form of 123,668 shares of the Company’s newly designated non-voting Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Stock” or “Convertible Series A Preferred Stock”). Each share of the Series A Stock is convertible into 25 shares of the Company’s Common Stock, subject to the satisfaction of certain conditions, including stockholder approval in accordance with the rules of The Nasdaq Stock Market (“Nasdaq”), which was obtained on October 12, 2017. The shares of Series A Stock do not have voting rights and are restricted and unregistered. The number of shares of Common Stock issued to the Contributor and to be issued upon conversion of the Series A Stock was determined by dividing the $10 million agreed upon value of the Contributed Assets by $2.5183, a specified price per share value which represents a 7.5% premium above the volume-weighted average price (“VWAP”) of all on-exchange transactions in the Company’s Common Stock executed on Nasdaq during the forty-three trading days prior to the trading day immediately prior to the public announcement of the transaction by the Company and the Contributor Parent, as reported by Bloomberg L.P. (the “Per Share Value”). The shares of Common Stock both issued to the Contributor and issuable upon the conversion of the Series A Stock carry certain registration rights as specified in a Registration Rights Agreement dated May 17, 2017.

At the Initial Closing, the Company assumed the liabilities associated with the Contributed Properties, except that it did not assume any liabilities with respect to the Avalon Property until that property’s contribution was completed on June 26, 2017. The obligations that the Acquiror assumed at the Initial Closing include the following: Obligations of the Contributor and its affiliates under certain agreements covering the contributed properties, including an Operating Agreement of Central Valley Gas Station Development, LLC, a Delaware limited liability company, dated January 28, 2013, and all amendments thereto; and a Construction Contract dated November 19, 2014 between Central Valley Gas Stations Development, LLC, as owner and First Capital Builders, LLC, as Contractor, with respect to the project known commonly as Green Sands and Buhach Rd., Atwater, CA. Once the full interest in the Avalon Property was contributed to the Company, the Company also assumed the Operating Agreement of Avalon Jubilee, LLC, a New Mexico limited liability company dated as of May 16, 2012, and all amendments thereto; and a Development Services Agreement dated September 15, 2015 by and between UR-FC Contributed Assets, LLC, a Delaware limited liability company, as Owner, and Land Strategies, LLC, a Nevada limited liability company, as Developer, with respect to real property owned by Avalon Jubilee, LLC. As of the Initial Closing, the Company also assumed an installment note dated April 7, 2015 made by First Capital Real Estate Investments, LLC (“FCREI”) in favor of George Zambelli (“Zambelli”) in the original principal amount of $470 (the “Note”) and a Long Form Deed of Trust and Assignment of Rents dated April 7, 2015 between FCREI, as Trustor, Fidelity National Title Company, as Trustee (“Trustee”), and Zambelli, as Beneficiary (the “Deed of Trust”), which secures the Note (see also Note 12).

Second Contribution

Contributor Parent was also required to contribute two additional property interests valued at the agreed upon value amount of $20 million if certain conditions as set forth in the Contribution Agreement are satisfied by December 31, 2017. This second installment was mandatory under the original terms of the Contribution Agreement. As discussed below, the contribution Agreement was terminated and this second contribution did not take place.

The agreement stated that Contributor Parent must contribute to the Acquirer its 100% ownership interest in a private hotel that was currently undergoing renovations to convert to a Wyndham Garden Hotel. This 265 room full service hotel was located in Amarillo, Texas and had an agreed upon value of approximately $16 million and outstanding loans of approximately $10.11 million. Before contributing the property to the Acquiror, Contributor Parent was required to resolve a lawsuit concerning ownership of the property. Only when Contributor Parent had confirmed that it was the full and undisputed owner of the property was it able to contribute that interest to the Acquiror. If the contribution was made, the Company would have been required to account for this transaction as a business combination under ASC 805, Business Combinations.

On July 3, 2017, the Company and the Acquiror entered into an Agreement to Waive Second Closing Deliverables (the “Second Waiver”) with the Contributor Parties, amending the Contribution Agreement. The Contributor Parties had received an offer to purchase the Amarillo Hotel from a non-related third party. Under the Second Waiver, the Company and the Acquiror agreed to waive the requirement for the Contributor Parties to contribute to the Acquiror their 100% ownership interest in the Amarillo Hotel, and to accept in its place a contribution in cash of not less than $5.89 million from the Contributor Parties from the sale proceeds of the Amarillo Hotel, after the satisfaction of the outstanding loan, provided that the sale is completed and closed upon not later than August 31, 2017. In exchange the Contributor Parties would receive shares of stock in the Company, such amount to be calculated as set forth in the Second Waiver and Contribution Agreement. The sale of the Amarillo Hotel was not completed and closed by August 31, 2017, therefore the waiver of the requirement for the contribution of the interest in the Amarillo Hotel lapsed.

On September 22, 2017, the Company and Acquiror entered into a Second Agreement to Waive Closing Deliverables (the “Second Agreement”) with the Contributor Parties, amending the Contribution Agreement. Pursuant to the terms of the Second Agreement, the Company and the Acquiror agreed to extend the date for the closing of the sale of the Amarillo Hotel until October 18, 2017, with the contribution of the funds from the sale to be made not later than October 23, 2017. In exchange the Contributor Parties would receive shares of stock in the Company, such amount to be calculated as set forth in the Contribution Agreement, as amended by the Second Waiver and the Second Agreement. If the sale of the Amarillo Hotel was not completed and closed by October 18, 2017, the waiver of the requirement for the contribution of the interest in the Amarillo Hotel would lapse. The sale was not completed.

In addition, the agreement stated that Contributor Parent must contribute to the Acquiror its interest in Dutchman’s Bay and Serenity Bay (referred to as the “Antigua Resort Developments”), two planned full-service resort hotel developments located in Antigua and Barbuda in which Contributor Parent would contribute a 75% interest in coordination with the Antigua government. Serenity Bay is a planned five-star resort comprised of five contiguous parcels (28.33 acres) zoned for hotel and residential use that are planned for 246 units and 80 one, two and three-bedroom condo units. Dutchman’s Bay is a planned four star condo hotel with 180 guestrooms, 102 two bedroom condos, and 14 three bedroom villas. For the property in Antigua, Contributor Parent was required to obtain an amendment to its agreement with the government to extend the time for development of these properties and confirm that all development conditions in the original agreement with the government had been either satisfied or waived.

In exchange for each of these properties, the agreement stated the Company would issue to Contributor a number of duly authorized, fully paid and non-assessable shares of the Company’s Common Stock or Series A Convertible Preferred Stock, determined by dividing the $20 million agreed upon value of that contribution by the Per Share Value. The agreement stated that shares would be comprised entirely of shares of Common Stock if the issuance had been approved by the Company’s stockholders prior to the issuance thereof and would be comprised entirely of shares of Series A Convertible Preferred Stock if such approval had not yet been obtained.

The Company had determined in accordance with the updated guidance of ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business that the Amarillo property (an operating hotel) represented a business as it included an organized workforce with the necessary skills, knowledge and experience to perform the acquired process and an input that the workforce could develop or convert into output. However, it was determined that the Antigua property did not represent a business. Based on the above conclusion it was determined that the Amarillo property component was not required to be analyzed under the provisions of ASC 815-10 “Derivatives and Hedging” since such contract between an acquirer and a seller to enter into a business combination are scoped out from its provisions. As for the Antigua property it was determined that such future transaction did not constitute a derivative instrument in accordance with ASC 815-10 - Derivatives and Hedging as the net settlement criteria was not met. Further, the Company considered the provisions of Subtopic ASC 815-40 “Contracts in the Entity’s Own Equity” and determined that such contractual obligations cannot be considered as indexed to an entity’s own stock, as its settlement provisions are not based on a fixed monetary amount or a fixed amount of a debt instrument issued by the entity but rather on the fair value of the Antigua property which represents a real estate asset. Based on the terms of this component, (i.e. the fair value of the Antigua property and the fair value of the shares that the Company is obligated to issue for this asset), it was determined that such freestanding financial instrument represented a financial asset required to be measured upon initial recognition of at fair value. Subsequent to initial recognition the financial instrument (which might be a financial asset or a financial liability depending on the fair value of its settlement terms) is required to be re-measured at fair value, with changes in fair value reported in earnings (within the line item “Revaluation of asset contribution related financial instrument, net”).

Optional Contribution

Contributor Parent had the option to contribute either or both of two additional property interests valued at the agreed upon value of $66.5 million if certain conditions as set forth in the Contribution Agreement were satisfied by December 31, 2017. This third installment was optional in Contributor Parent’s sole discretion. As discussed below, the contribution Agreement was terminated and this optional contribution did not take place.

The agreement stated that the Contributor Parent may contribute to the Acquiror its interest in a resort development project on an island just south of Hilton Head, South Carolina (“Melrose”). Contributor Parent had the property under a Letter of Intent and expected to close on the property by December 31, 2017. Melrose was valued by Contributor Parent at an agreed upon value of $22.5 million, based upon a senior lending position that Contributor Parent held under the Letter of Intent on this property.

The agreement stated that the Contributor Parent also may contribute to the Acquiror a golf and surf club development project on the Baja Peninsula in Mexico (“Punta Brava”). Contributor Parent also had this property under a Letter of Intent and expected to close by December 31, 2017. Punta Brava was valued at the agreed upon value by Contributor Parent at $44 million based on Contributor Parent’s commitment of $5 million upon closing on this property, plus a commitment for an additional $5 million and a second commitment of $34 million for construction of the project.

In exchange for each of these properties, the Company would issue to Contributor a number of duly authorized, fully paid and non-assessable shares of the Company’s Common Stock or Series A Convertible Preferred Stock, determined by dividing an agreed upon value of $86,450 (130% of the value of the agreed upon value of $66,500) by the Per Share Value. The shares would be comprised entirely of shares of Common Stock if the issuance had been approved by the Company’s stockholders prior to the issuance thereof and would be comprised entirely of shares of Series A Convertible Preferred Stock if such approval had not yet been obtained. In addition, the Company would issue to Contributor a five year warrant (the “Warrant”) to purchase up to 25,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share that would vest with respect to the number of underlying shares upon the achievement of the milestone specified in the Contribution Agreement. The number of warrant shares and the exercise price would be equitably adjusted in the event of a stock split, stock combination, recapitalization or similar transaction. These optional contributions represented a potential liability to the Company as the number of shares and warrants to be issued is fixed but the market value of the shares fluctuates. It is possible that the share price could have risen to a level that upon contribution of the properties causing the Company to give consideration that exceeded the fair value of the assets acquired. This would represent a potential liability to the Company and to quantify the liability the Company has used the Black Scholes formula. The warrants also represented a potential liability in that the Company may be required to issues shares at $3 when the share price was significantly higher.

To estimate the fair value of the liability associated with optionality granted to the Contributor as well as the warrant liability, Management has used the Black Scholes option pricing formula. The key input in the calculation is the assumption of how volatile the Company stock was to be over the life of the option. The more volatile the Company is expected to be, the greater its potential liability.  Future volatility is unknown, as such Management had used a volatility proxy of 39.45% which equaled the average volatility of stocks in the Company’s forward looking peer group of Real Estate Development at that time.  After the calculation is performed, additional factors must be considered. It is possible that despite being economically rational to contribute the properties based on the Company stock price relative to the value of the optional properties, the Contributor may not have the ability to contribute. Therefore a 50% discount was applied to the option value produced by the Black Scholes formula to arrive at final liability value for the optionality component. The warrants received a further 50% discount as they contained a vesting schedule with milestones that must be achieved by the Contributor once the property was contributed. With the expiration of the agreement on December 31, 2017, the fair value of the liability was $0.

The Company has determined that the Company’s contractual obligations under the optional contributions does not constitute a derivative instrument in accordance with ASC 815-10 - Derivatives and Hedging as the net settlement criteria is not met. Further, the Company considered the provisions of Subtopic ASC 815-40 Contracts in the Entity’s Own Equity and determined that such contractual obligations cannot be considered as indexed to an entity’s own stock, as its settlement provisions are not based on a fixed monetary amount or a fixed amount of a debt instrument issued by the entity but rather on the fair value of certain real estate assets. Thus, such freestanding financial instrument were classified as financial liabilities and were measured upon initial recognition at fair value. Subsequent to initial recognition the financial liabilities are remeasured at fair value, with changes in fair value reported in earnings (within the line item “Revaluation of asset contribution related financial instruments, net”).

The Company elected to early adopt ASU 2017-01 Business Combinations (Topic 805) Clarifying the Definition of a Business. Accordingly, the determination whether the asset contribution transaction represents a business combination was evaluated by applying the ASU 2017-01 guidance. The Company has determined that the group of assets assumed in the First Contribution does not (and also, none of them on a stand-alone basis) include, an input and a substantive process that together significantly contribute to the ability to create output and thus it was determined that the First Contribution represents an acquisition of assets rather than a business combination. Accordingly, the total sum of the fair value of consideration given (i.e. the fair value of the equity interests issued) together with the transaction costs and the fair value of financial assets was allocated to the individual assets acquired and liabilities assumed in the first contribution based on their relative fair values at the date of acquisition. Such allocation did not give rise to goodwill.

The consideration for the assets acquisition as of the Initial Date consists of the following:

Fair value 879,234 shares of FC Global common stock (*)	$1,275
Fair value 123,668 shares of FC Global Series A preferred stock (*)	4,483
Fair value of financial liability related to Optional contribution (**)	857
Fair value of Warrant (***)	1,925
Fair value of asset related to future mandatory asset contribution (***)	(4,175)
Fair value of assumed note payable on acquired asset	470
Transaction costs	283
Total consideration	$5,118

(*)	Fair value of Common shares based on quoted market price on date of transaction and Fair value of preferred shares based on the number of common shares to which they can be converted on the transaction date

(**)	Related to Optional Contribution

(***)	Related to Second Contribution

The fair value of the assets acquired, and liabilities assumed were based on management estimates and values, including estimates based on historical sales of similar parcels. Adjustments were applied to such historical sales and assumptions were applied to other attributes of the assets in order to estimate market value. The following table summarizes the allocation of the consideration to the assets acquired in the transaction.

The allocation of aforesaid total consideration is as follows (As Restated):

Investment properties	$2,055
Investment in other company	3,245
Less: Noncontrolling interest (***)	(182)
Total assets acquired at fair value	$5,118
Impairment of investment in other company (*)	(1,439)
Total asset value as of December 31, 2017	$3,679

(*) Loss from impairment was recorded amounting to $1,439 (As Restated) as part of operating expenses in the Company’s consolidated statement of comprehensive loss during the year ended December 31, 2017 (see also Note 13).

(***) Attributable to the 25% noncontrolling membership interest in a limited liability company that owns a vacant land site located in Northern California

The fair value of options, warrants and asset related to future mandatory asset contribution granted was estimated at the Initial Date by using the Black-Scholes option pricing model. The following are the data and assumptions used:

Options Value:

May 17, 2017

Dividend yield (%)	0
Expected volatility (%)	39.45
Risk free interest rate (%)	1.25
Strike price	1.93
Stock price	1.45
Probability (%)	50
Expected term of options (years)	0.62

Warrants Value:

May 17, 2017

Dividend yield (%)	0
Expected volatility (%)	39.45
Risk free interest rate (%)	1.25
Strike price	3
Stock price	1.45
Probability (%)	50
Expected term of options (years)	5

Asset related to future mandatory asset contribution:

May 17, 2017

Dividend yield (%)	0
Stock price	1.45
Probability (%)	70

As of December 31, 2017, neither the Secondary nor the Optional Contribution were made and the Contribution Agreement was terminated at that date. Consequently, as of December 31, 2017, the fair value of the asset contribution related to aforementioned financial instruments was reduced to $0. During the period from the closing of the Initial Date and until December 31, 2017, the Company has recognized a net loss as revaluation of the fair value of asset contribution related financial instruments in the total amount of $1,392.

Note 6

Inventories, net:

	December 31,
	2017	2016
Raw materials and work-in-process	$—	$1,968
Finished goods	—	5,368
Total inventories	$—	$7,336
Less assets held for sale (*)	—	(7,336)
Total inventory	$—	$—

(*) Inventory was classified as part of the assets held for sale as of December 31, 2016. In January 2017, all of the consumer inventory was sold to ICTV (see also Note 2 and 4).

Note 7

Property and Equipment, net:

	December 31,
	2017	2016
Equipment, computer hardware and software	$320	$5,005
Furniture and fixtures	350	433
Leasehold improvements	112	438
	782	5,876
Accumulated depreciation and amortization	(777)	(4,888)
Total property and equipment, net	$5	$988
Less Assets held for sale (*)	—	(911)
Total property and equipment, net	$5	$77

(*) In January 2017, the consumer division property and equipment was sold to ICTV (see also Note 2 and 4).

During the years ended December 31, 2017 and 2016, depreciation expenses were $178 and $292, respectively.

Note 8

Patents and Licensed Technologies, net:

	December 31,
	2017	2016
Gross Amount beginning of period	$—	$3,376
Disposals	—	(177)
Translation differences	—	36
Gross Amount end of period	—	3,235

Accumulated amortization	—	(1,974)
Impairment of assets (see Note 9 below)	—	(1,261)

Total patents and licensed technology	$—	$—

During the years ended December 31, 2017 and 2016, amortization expenses were $0 and $230, respectively.

Note 9

Goodwill and Other Intangible Assets:

As part of the purchase price allocation for a reverse acquisition transaction in 2011, the Company recorded goodwill in the amount of $24,005 and definite-lived intangibles in the amount of $12,000. Goodwill reflects the value or premium of the acquisition price in excess of the fair values assigned to specific tangible and intangible assets. Goodwill has an indefinite useful life and therefore is not amortized as an expense but is reviewed annually for impairment of its fair value to the Company. Activity in goodwill during the year ended December 31, 2016 was as follows:

Balance at January 1, 2016	$3,581
Disposal on sale of assets	(1,039)
Impairment of goodwill	(2,257)
Translation differences	(285)
Balance at December 31, 2016	$—

The fair value of Goodwill associated with the operating and reporting units were estimated using a combination of Income and Market Approach methodologies to valuation. The Income method of valuation explicitly recognizes the current value of future economic benefits developed by discounting future net cash flows to their present value at a rate that reflects both the current return requirements of the market and the risks inherent in the market. The Market approach measures the value of an asset through the analysis of recent sales or offerings of comparable property.

The Company’s business was organized into three operating and reporting units which are defined as Consumer, Physician Recurring, and Professional Equipment.

During the third quarter of 2016, we recorded goodwill and other intangible asset impairment charges of $3,518, as we determined that a portion of the value of the Company’s goodwill and other intangible assets was impaired in connection with the then pending transaction with ICTV Brands, Inc. (See also Note 1). The Company recorded an impairment of the entire remaining balance of Consumer segment goodwill in the amount of $2,257 and recorded the impairment of the Consumer segment of the intangibles for its licensed technology in the amount of $1,261. During the year ended December 31, 2016 the Company derecognized an amount of $1,039 of goodwill related to the Physician Recurring segment in connection with the asset sale of the Neova product line. All such impairment changes are included in discontinued operations.

Note 10

Accrued Compensation and related expenses:

	December 31,
	2017	2016
Accrued payroll and related taxes	$453	$262
Accrued vacation	14	66
Accrued commissions and bonuses (*)	—	3,701
Total accrued compensation and related expense	$467	$4,029

(*)	The amount related to the obligation the Company had in connection with the Payout Notes Holders as of December 31, 2016. On December 22, 2017, the then outstanding payout notes were converted into shares of common stock of the Company (see also Note 14).

Note 11

Other Accrued Liabilities:

	December 31,
	2017	2016
Accrued taxes, including liability for unrecognized tax benefit, (see also Note 15)	$1,549	$1,606
Other accrued liabilities	901	4,417
Total other accrued liabilities	$2,450	$6,023

Note 12

Note payable:

Following the Initial Closing of the Interest Contribution Agreement (see also Note 5), the Company assumed an installment note dated April 7, 2015 made by the Contributor in favor of George Zambelli (“Zambelli”) in the original principal amount of $470 (the “Note”) and a Long Form Deed of Trust and Assignment of Rents dated April 7, 2015 between FCREI, as Trustor, Fidelity National Title Company, as Trustee (“Trustee”), and Zambelli, as Beneficiary (the “Deed of Trust”), which secures the Note. The Note carries a per annum interest rate of 8% which is payable on a monthly basis from the Initial Closing. As of December 31, 2017, the Note amounted to $459 ($454 out of which is classified as non-current note payable) and has a maturity date of April 10, 2020.

Note 13

Commitments and Contingencies:

Leases

The Company has entered into a non-cancelable operating lease agreement for real property which expires on December 31, 2018. Rent expense was $188 and $550 for the years ended December 31, 2017 and 2016 respectively. The future annual minimum payment under this lease, relating to the Company’s continuing operations are as follows:

Year Ending December 31,

2018	$70

As a result of the sale of the Consumer Products division to ICTV Brands, the Company no longer had a need for certain of its leased properties, including the facilitates located in the United Kingdom and in Israel. In connection with the Transition Services Agreement entered into between the Company and ICTV, the Company maintained certain of its leased properties for a specified period of time to allow ICTV to transition its operations to its own facilities. Leases that expired during that transition period were not renewed. As of December 31, 2017, the Company terminated the leases in Israel and entered into an early surrender agreement for the United Kingdom facility that was consummated on October 17, 2017.

Litigations

JFURTI

The Company is a party to JFURTI, LLC, et al v. Suneet Singal, et al, filed in the United States District Court for the Southern District of New York.  The suit names as defendants Suneet Singal, an officer of various First Capital companies as well as the Company’s former Chief Executive Officer and former member of the Company’s Board of Directors,, Frank Grant and Richard Leider, board members of  First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors, LP, Presidential Realty Corporation, Presidential Realty Operating Partnership, Downey Brand LLP and now the Company (under its previous name, PhotoMedex Inc.), as well as nominal derivative defendants First Capital Real Estate Trust Incorporated and First Capital Real Estate Operating Partnership, L.P. Mr. Leider is also on the Board of Directors of the Company.

The suit is the ninth filed by Jacob Frydman and/or JFURTI, LLC in a dispute between the plaintiffs and the First Capital group of companies, which entered into a series of agreements with Mr. Frydman beginning in September 2015. Mr. Frydman had founded, sponsored, and taken public United Realty Trust Incorporated, a Real Estate Investment Trust (“REIT”). Mr. Frydman was the CEO and Chairman of the REIT as well as the owner of various other United Realty branded companies affiliated with the REIT business. In September 2015, Mr. Frydman and Mr. Singal negotiated and agreed to a transaction between various First Capital branded companies, on the one hand, and the United Realty branded companies affiliated with the REIT business, on the other hand, as a result of which the REIT was rebranded as the Contributor Parent.

After the September 2015 transaction was concluded, several disputes arose between the parties. This suit is the ninth action brought by Mr. Frydman in state and federal courts relating to these disputes, and the second attempt by Mr. Frydman and JFURTI to bring federal claims derivatively in this Court against First Capital entities and other parties. The first action, titled JFURTI, LLC and Jacob Frydman v. Forum Partners Investment Management LLC et al., No. 16 Civ. 8633 (the “Prior Action”), commenced on November 7, 2016 and asserted, inter alia, derivative RICO and securities fraud claims. The Court dismissed the action in a decision and order dated April 27, 2017.

Following dismissal of the Prior Action, Mr. Frydman sent letters to each member of the Contributor Parent’s Board of Directors (the “Demand Letter”) demanding that the Board investigate and remediate the dissipation of assets as alleged by plaintiffs. In particular, the Demand Letter questioned (i) a letter of intent with Presidential Realty Corporation, or Presidential, announced in an 8K filed by First Capital REIT on or about July 18, 2016; (ii) First Capital REIT’s use of funds raised between September 15, 2015 and February 28, 2016; (iii) an interest contribution agreement with Presidential entered into on or about December 16, 2016; (iv) the Contributor Parent’s failure to file quarterly and annual reports; (iv) an interest contribution agreement entered into on March 31, 2017 with PhotoMedex; and (v) other purportedly fraudulent acts such as publishing an artificially inflated NAV, defaulting on certain mortgage loans, misrepresentations by Singal with respect to certain properties contributed to the REIT through the Master Agreement executed on September 15, 2015, and various loan agreements with Forum Partners Investment Management LLC, or Forum. The Demand Letter also demanded inspection of certain corporate documents pursuant to Md. Code § 2-512.

The Contributor Parent commenced such an investigation, and offered such an inspection, but Mr. Frydman and JFURTI failed to wait for the results of the investigation or make any inspection, and instead brought suit in the same court as the Prior Action. The suit alleges, among other claims, violations of § 10(b) of the Exchange Act and Rule 10b-5 (1) against Mr. Singal and First Capital Real Estate Investments LLC for misrepresentations in connection with the Master Agreement entered into on September 15, 2015 and related agreements; (2) against Downey Brand for failure to file certain deeds; (3) against First Capital defendants (except Grant and Leider), Forum defendants, and Presidential defendants for a fraudulent scheme to sell Contributor Parent assets to Presidential; and (4) against First Capital defendants, the Forum defendants, and the Company for the transfer of First Capital REIT and First Capital OP assets to the Company in exchange for allegedly worthless shares. There are also claims under state law for common law fraud, conversion, fraudulent conveyance, waste and mismanagement, accounting, injunctive relief, and violation of Cal. Bus. & Prof. Code § 17-200. Many of the claims asserted in the Complaint, including the securities fraud claims, were never raised in the Demand Letter, as required by law. The suit seeks damages against all defendants for the failure of the REIT to respond to the Demand Letter, and an injunction against the sale of the assets to the Presidential defendants.

The parties submitted a motion for an order (i) staying all proceedings in this action for 60 days, or until the end of 2017, and (ii) extending the defendants time to respond to the complaint, or to make a motion with respect to the complaint, until 45 days after First Capital REIT’s response to the Demand Letter. The Court granted that motion on October 31, 2017. Upon completion of their investigation, the Contributor Parent provided a response to the Demand Letter, denying all claims made in the letter. A Motion to Dismiss this action has now been filed with the Court on behalf of all plaintiffs.

The Company intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters.

DSKX

On February 19, 2016, the Company and its subsidiaries entered into Agreements and Plans of Merger and Reorganization with DS Healthcare Group, Inc. and its subsidiaries (“DSKX”), under which DSKX would acquire the Company’s subsidiaries Radiancy, Inc. and PhotoMedex Technology, Inc. in exchange for shares of stock in DSKX as well as cash payments and notes for future cash payments. Subsequent to the signing of those Agreements, on March 23, 2016, after discussion with its independent registered public accounting firm, DSKX concluded that the unaudited condensed consolidated financial statements of DSKX for the two fiscal quarters ended June 30, 2015 and September 30, 2015 should no longer be relied upon because of certain errors in such financial statements. Also, DSKX reported that its audit committee, consisting of all members of its board of directors other than Daniel Khesin (at the time DSKX’s President and Chairman of the Board and a member of its board of directors), had engaged independent counsel to conduct an investigation regarding certain transactions involving Mr. Khesin and other individuals; the committee’s investigation had begun earlier in February. The board also reported that it had terminated the employment of Mr. Khesin as DSKX’s president and as an employee of DSKX, and also terminated Mr. Khesin’s employment agreement, dated December 16, 2013, for cause.

The Company was not advised of this investigation during its negotiations with DSKX or after signing the Merger Agreements until the evening of March 21, 2016. On April 12, 2016, the Company sent a Reservation of Rights letter to DSKX. The Notice states that, based upon the disclosures set forth in DSKX’s Current Report on Form 8-K filed on March 23, 2016 and subsequent press releases and filings by DSKX with the United States Securities and Exchange Commission (collectively, the “DSKX Public Disclosure”), DSKX is in material breach of various representations, warranties, covenants and agreements set forth in the Agreements; had failed to provide to the Company the information contained in the DSKX Public Disclosures during the discussions relating to the negotiation and execution of the Agreements; and continues to be in material breach under the Agreements. As a result, the conditions precedent to the closing of these transactions as set forth in the Agreements may not be able to occur. The Notice also declares that the Company reserves all its rights and remedies under the Agreements, including, without limitation, the right to terminate the Agreements and collect a termination fee from DSKX of $3 million. The Notice further asserts that the Company regards certain provisions of the Agreements to have been waived by DSKX and to no longer be in effect, including the non-solicitation and no-shop provisions, negative covenants, and termination events, as applicable solely to the PHMD Group, as well as the payment of any termination fee by PHMD to DSKX. Finally, the Notice provided that the Company has the right to terminate the Agreements to pursue, consider and enter into any acquisition proposal or other transaction without the payment of fees and expenses to DSKX.

On May 27, 2016, the Company and its subsidiaries Radiancy, Inc., an indirectly wholly-owned subsidiary of the Company (“Radiancy”), and PhotoMedex Technology, Inc., a wholly-owned subsidiary of the Company (“P-Tech”), terminated: (a) the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “Radiancy Merger Agreement”), among the Company, Radiancy, DS Healthcare Group, Inc. (“DSKX”) and PHMD Consumer Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub A”), and (b) the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “P-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), among the Company, P-Tech, DSKX, and PHMD Professional Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub B”). Pursuant to the Merger Agreements, Radiancy was to merge with Merger Sub A, with Radiancy as the surviving corporation in such merger, P-Tech was to merge with Merger Sub B, with P-Tech as the surviving corporation in such merger, and DSKX was to become the holding company for Radiancy and P-Tech.

Given the material breaches identified in the Company’s notice to DSKX, and other disclosures and communications by DSKX, in connection with the Company’s termination of the Merger Agreements and pursuant to their terms, the Company sought to recover a termination fee of $3.0 million, an expense reimbursement of up to $750, and its liabilities and damages suffered as a result of DSKX’s failures and breaches in connection with each of the Merger Agreements. On May 27, 2016, the Company, Radiancy and P-Tech filed a complaint in the U.S. District Court for the Southern District of New York alleging breaches of the Merger Agreements by DSKX and seeking the damages described in the foregoing sentence. On August 1, 2016, DSKX filed its answer to the complaint, denying the allegations stated in the complaint and alleging its own counterclaims including, among others, the Company’s alleged failure to disclose the Mouzon and Cantley cases filed against Radiancy.

On June 23, 2017, the Company and its subsidiaries, Radiancy, Inc. (“Radiancy”) and PhotoMedex Technology, Inc. (“P-Tech”), entered into a Confidential Settlement and Mutual Release Agreement (the “DS Settlement Agreement”) with DS Healthcare Group, Inc. (“DSKX”) and its subsidiaries, PHMD Consumer Acquisition Corp. and PHMD Professional Acquisition Corp.

The terms of the DS Settlement Agreement are confidential. According to the DS Settlement Agreement the parties dismissed the suit between them with prejudice on June 23, 2017. The amount under this settlement agreement was recorded under discontinued operation.

Linda Andrews

During 2016, Linda Andrews, an alleged user of the no!no! Hair device, filed a product liability claim against the Company, its subsidiary Radiancy, Inc., and Dr. Dolev Rafaeli, in the United States District Court for the Middle District of Florida, Orlando Division, alleging that use of the device had caused a relapse of and complication to a pre-existing medical condition resulting from her treatment for cancer. The complaint alleged, among other claims, that Radiancy failed to provide adequate warnings regarding the operation of the device. The Company and Dr. Rafaeli filed a motion to dismiss the claims against them; Radiancy filed an answer to the Complaint. Ms. Doe then sought leave to amend her complaint to clarify the claims; the Company, Radiancy and Dr. Rafaeli filed appropriate responses and renewed the motion to dismiss the claims against the Company and Dr. Rafaeli.

On June 22, 2017, the United States District Court for the Middle District of Florida, Orlando Division, dismissed the Company and Dr. Dolev Rafaeli, its former Chief Executive Officer, from the case of Linda Andrew v. Radiancy, Inc.; the Company (under the name PhotoMedex, Inc.); and Dr. Rafaeli. Ms. Andrew had filed a product liability suit alleging damages from her use of a no!no! hair device. The claims against the Company and Dr. Rafaeli were dismissed without prejudice. The Company’s subsidiary, Radiancy, Inc., entered into a settlement with Ms. Andrews in 2017; the terms of the settlement are confidential.

Other litigation

The Company and certain subsidiaries are, and have been, involved in other miscellaneous litigation and legal actions, including product liability, consumer, commercial, tax and governmental matters, which can arise from time to time in the ordinary course of our business. The Company believes that these other litigations and claims will likely be resolved without a material effect on our consolidated financial position, results of operations or liquidity. However, litigation and legal actions are inherently unpredictable, and excessive verdicts can result in such situations. Although the Company believes it has or will have substantial defenses in these matters, it may, in the future, incur judgments or enter into settlements of claims that could have a material adverse effect on results of operations in a particular period.

Avalon (As Restated)

On January 12, 2018, we received a copy of a complaint, dated November 17, 2017, that was filed by Alpha Alpha, LLC in the Thirteenth Judicial District Court in the County of Valencia in the State of New Mexico against Avalon Jubilee, LLC, the holding company that owns the property in Los Lunas, New Mexico, HiTex, LLC, MCBB, LLC, Land Strategies, LLC, Ronald R. Cobb and John Does 1–5. The suit asks the court to, among other things, determine whether there have been unauthorized transfers of interest in Avalon Jubilee LLC; and declare who are the holders of interests in Avalon Jubilee LLC. Although the complaint does not name the Company or any of its subsidiaries or specifically question the Company’s interest in Avalon Jubilee LLC, it raises questions about whether the transfers of interest leading to our acquisition of our interest in Avalon Jubilee LLC (under the Contribution Agreement described in Note 5) were properly made in accordance with the Avalon Jubilee operating agreement. The Company has begun an internal investigation into this matter and will disclose the results of that investigation once it has been completed. Although neither our company nor any of its subsidiaries is a party to litigation regarding this matter, we recognized an impairment expense of $1,439 (As Restated) to account for our estimate of the impact that such litigation may have on the operations and fair value of the underlying asset.

Registration Rights Agreement with Party to the Purchase Agreement

As discussed in Note 14, as a condition to the first closing under the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company agreed to register all shares of Common Stock that may be issued upon conversion of the Series B Preferred Stock (the “Registrable Securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the first closing and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the Securities and Exchange Commission on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Series B Preferred Stock may have under the Registration Rights Agreement or under applicable law, the Company shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) the Series B Original Issue Price by (y) the number of shares of Registrable Securities held by the holder (such product being the “Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be 10% of the Investment Amount. On January 23, 2018, the Company filed a registration statement on Form S-3 to register the shares issued to OFI in the first closing. OFI waived its right to liquidated damages in connection with the late filing of such registration statement.

Registration Rights Agreements with Payout Note Holders

As discussed in Note 14, the Payout Notes were convertible into shares of common stock and the Company agreed to register the shares underlying the Payout Notes within thirty (30) days of issuance with best efforts to cause the registration statement covering such shares to become effective within one-hundred twenty (120) days of issuance. On November 14, 2017, the Company filed a registration statement on Form S-3 (the “First Registration Statement”) to register all shares that may be issued upon conversion of the Payout Notes, which was subsequently amended to include the Payout Shares issued under the Stock Grant Agreement. In connection with the Stock Grant Agreement, the Company entered into a registration rights agreement (the “Payout Registration Rights Agreement”) with the Note Holders, pursuant to which the Company agreed to register the shares of common stock under the Additional Shares under the Securities Act. The Company agreed to file a registration statement covering the resale of the Additional Shares within 30 days of the Stock Grant Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the Securities and Exchange Commission on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the Note Holders may have under the Payout Registration Rights Agreement or under applicable law, the Company shall pay to each Note Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Common Stock held by the Note Holder included in the registration statement (such product being the “Payout Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the Payout Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the Note Holders under the Payout Registration Rights Agreement shall be 10% of the Payout Investment Amount. The registration rights provision contained in the Payout Notes was incorporated by reference into the Payout Registration Rights Agreement, except that the Note Holders waived the breach by the Company for failure to timely file the First Registration Statement and agreed that they are not entitled to liquidated damages as a result of such failure. Under the Payout Registration Rights Agreement, the Note Holders are entitled to liquidated damages if the First Registration Statement is not declared effective within 120 days following the date of the Payout Notes, but the Note Holders subsequently agreed to waive their rights to such liquidated damages until April 20, 2018. On January 23, 2018, the Company filed a registration statement on Form S-3 for the Additional Shares. The Note Holders waived their rights to liquidated damages in connection with the late filing of such registration statement and in connection with the effectiveness deadline for such registration statement until April 20, 2018.

Note 14

Stockholders’ Equity:

Common Stock

The Company’s common stock confer upon their holders the following rights:

●	The right to participate and vote in the Company’s stockholder meetings, whether annual or special. Each share will entitle its holder, when attending and participating in the voting in person or via agent or letter, to one vote;

●	The right to a share in the distribution of dividends, whether in cash or in the form of bonus shares, the distribution of assets or any other distribution pro rata to the par value of the shares held by them;

●	The right to a share in the distribution of the Company’s excess assets upon liquidation pro rata to the par value of the shares held by them.

Convertible Series A Preferred Stock

The terms of the Convertible Series A Preferred Stock are governed by a certificate of designation, or the Series A Certificate of Designation, filed by the Company with the Nevada Secretary of State on May 15, 2017. Pursuant to the Series A Certificate of Designation, the Company designated 3,000,000 shares of the Company’s preferred stock as Series A Convertible Preferred Stock. As more fully described in Note 5, the Company issued 123,668 shares of Convertible Series A Preferred Stock in connection with the Contribution Agreement. Following is a summary of the material terms of the Series A Convertible Preferred Stock:

●	Liquidation - Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation, after the Redeemable Convertible Series B Preferred Stockholder’s liquidation preference, the same amount that a holder of Common Stock would receive if the Convertible Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

●	Voting - Except as otherwise provided in the Series A Certificate of Designation or as otherwise required by law, the Convertible Series A Preferred Stock shall have no voting rights. However, as long as any shares of Convertible Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Convertible Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Convertible Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) amend the Company’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Convertible Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

●	Conversion - Each share of Convertible Series A Preferred Stock shall be convertible, at any time and from time to time from at the option of the holder thereof, into that number of shares of common stock determined by dividing $62.9575 by the Conversion Price. The Conversion Price for the Series A Convertible Preferred Stock is equal to $2.5183, subject to adjustment as described in the Series A Certificate of Designation.

●	Dividends - Except for stock dividends or distributions for which adjustments are to be made, holders shall be entitled to receive, and the Company shall pay, dividends on shares of Convertible Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Convertible Series A Preferred Stock.

Redeemable Convertible Series B Preferred Stock

Convertible Series B preferred stock confer upon their holders all the rights of Common Stock. As more fully described below, the Company issued 1,500,000 shares of Redeemable Convertible series B Preferred Stock in connection with the Securities Purchase Agreement. In addition, based on the Company’s Certificate of Designation, the Series B Shares bear the following rights and privileges:

●	Liquidation Preference - Holders of the Series B Shares shall receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on the Company’s outstanding Common Stock and Series A Convertible Preferred Stock, at the per annum rate of 8% of the Series B Original Issue Price ($1.00). Dividends on each Series B Share will accrue daily and be cumulative from the original issued date of December 22, 2017 and shall be payable upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the, a conversion or a redemption. The redemption price shall be $1.00 per share, subject to appropriate adjustment. Holders shall also be entitled to receive dividends on the Series B Shares (on an as-if-converted-to-Common-Stock basis) as dividends actually paid on shares of the Company’s Common Stock when, as and if such dividends are paid on shares of the Common Stock. As of December 31, 2017, the aggregate liquidation preference amounted to $1,503. The foregoing dollar amount does not include dividends, as the Company’s Board of Directors has not declared any dividends since inception.

●	Voting - Each holder of the Series B Shares shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Shares held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter subject to certain conversion limitations.

●	Conversion - Each Series B Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Common Stock as is determined by dividing the original issue price plus accrued, but unpaid, dividends by the applicable conversion price at that time in effect for such Series B Share. The Series B Shares are automatically converted to Common Stock on May 31, 2018 should voluntary conversion or redemption not occur prior to that time.

●	Redemption – Under certain conditions beyond the Company’s control, the Series B shareholders may require redemption of the Series B Shares at a price per share equal to $1.33, plus accrued, but unpaid, dividends through and including the date of such redemption.

Reverse Split and Retroactive Adjustment of Shares and Per Share Information

On September 7, 2016, the Company’s Board of Directors approved a reverse stock split in a ratio of 1-for-5 (the “2016 Reverse Split”). The amount of authorized Common Stock as well as the par value for the Common Stock were not effected. Any fractional shares resulting from the 2016 Reverse Split were rounded up to the nearest whole share.

All common stock, stock warrants, stock options and per share amounts set forth herein are presented to give retroactive effect to the 2016 Reverse Split for all periods presented.

Change of Authorized Shares

On October 19, 2017, the Company filed Amended and Restated Articles of Incorporation to among the other things, increase in the number of authorized shares of common stock, $.01 par value per share, of the Company from 50,000,000 shares to 500,000,000 million shares and increase the number of authorized shares of preferred stock, $.01 par value per share, of the Company from 5,000,000 shares to 50,000,000 shares.

Contribution Agreement

As discussed in Note 5, upon the Initial Closing of the First Contribution, the Company issued to the Contributor 879,234 duly authorized, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share and 123,668 shares of the Company’s newly designated non-voting Series A Convertible Preferred Stock, par value $0.01 per share for certain Contributed Properties.

Payout Notes

Following the Initial Closing of the First Contribution under the Contribution Agreement (see also Note 5), amounts due to Dr. Dolev Rafaeli, the Company’s former Chief Executive Officer and Dennis McGrath, the Company’s former Chief Financial Officer under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member of the Company’s foreign subsidiaries, were to be converted to convertible secured notes (the “Payout Notes”) after approval from the Company’s stockholders. The Payout Notes would be due one year after the stockholder approval and carry a 10% interest rate. The principal would convert to shares of the Company’s Common Stock at the lower of (i) the Per Share Value or (ii) the VWAP with respect to on-exchange transactions in the Company’s Common Stock executed on the NASDAQ during the 30 trading days prior to the maturity date as reported by Bloomberg L.P.; provided, however, that the value of the Company’s Common Stock should in no event be less than $1.75 per share. The Payout Notes would be secured by a security interest in all assets of the Company; provided, however, that such security interest would be subordinated to any (i) claims or liens to the holders of any debt (including mortgage debt) being assumed by the Company as a result of the transaction contemplated by the Agreement, and (ii) all post-closing indebtedness incurred by the Company or its subsidiaries. The holders of the Payout Notes would have registration rights which would require the filing of a re-sale registration statement on appropriate form that registers for re-sale the shares of Common Stock underlying the Payout Notes within thirty (30) days of issuance with best efforts to cause the same to become effective within 120 days of issuance. The form of those Payout Notes was agreed to at the time of signing of the Contribution Agreement and was attached as an exhibit thereto. In connection with the Payout Notes, the parties also agreed to a form of security agreement (the “Security Agreement”), which was also attached as an exhibit to the Contribution Agreement.

On October 12, 2017, following approval by the Company’s stockholders, the Company issued a secured convertible promissory notes (the “Payout Notes”) to Dr. Dolev Rafaeli, the Company’s former Chief Executive Officer, Dennis M. McGrath, the Company’s former President and Chief Financial Officer, and Dr. Yoav Ben-Dror, the former director of the Company’s foreign subsidiaries (collectively, the “Note Holders”) in the principal amounts of $3,134, $978 and $1,515, respectively. The Payout Notes were due on October 12, 2018, carried a 10% interest rate, payable monthly in arrears commencing on December 1, 2017 (each such payment, a “Monthly Interest Payment” and each date of such payment, an “Interest Payment Date”), and were convertible into shares of the Company’s Common Stock at maturity. The Payout Notes were secured by a security interest in all of the properties, assets and personal property of the Company (the “Security Agreement”).

On December 22, 2017, the Company and the Note Holders entered into a stock grant agreement (the “Stock Grant Agreement”) to cause the early conversion of the Payout Notes into an aggregate of 5,628,291 shares of the Company’s Common Stock (the “Payout Shares”), valued at $5,626 based on the quoted share price in the market for our common stock on December 22, 2017, and to effectuate the release of all security interests associated with the Payout Notes.

Pursuant to the Stock Grant Agreement, the Company also agreed to provide for the issuance of an aggregate of 1,857,336 additional shares of Common Stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), subject to stockholder approval. In addition, as promptly as possible following entry into the Stock Grant Agreement, the Company is required to file a proxy statement and hold a special meeting of its stockholders to authorize and approve the issuance of the Additional Shares. As of December 31, 2017, a proxy statement was not filed, and special meeting of the stockholders has not been held. Therefore, during the year ended December 31, 2017, no expenses have been recorded in connection with the Additional Shares.

Pursuant to the Stock Grant Agreement, the Company also agreed to make 12 monthly payments on the first of each month commencing on January 1, 2018 in the amounts of $21, $7 and $10 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively (collectively, the “Cash Payments”). The Cash Payments equal to the interest payments that would have been made to the Note Holders absent the conversion of the Payout Notes and are consideration for certain consulting services provided by the Note Holders specified in the Stock Grant Agreement.

In addition, Dr. Dolev Rafaeli and Dennis M. McGrath resigned from the Board of Directors of the Company effective upon the last to occur of (i) receipt of all of the Payout Shares and all of the Additional Shares, (ii) receipt of all of the Cash Payments (either in accordance with the schedule provided in the Stock Grant Agreement or, at the Company’s option, in one lump sum on an accelerated basis), and (ii) the date that the Payout Shares and the Additional Shares have been registered for re-sale in accordance with the Payout Registration Rights Agreement.

In connection with the Stock Grant Agreement, the Security Agreement was automatically terminated.

Shares to former Chief Executive Officer

On December 22, 2017, Mr. Suneet Singal resigned from his position as Chief Executive Officer of the Company, effective as of January 2, 2018. In connection with such resignation, on December 22, 2017, the Company and Mr. Singal entered into a separation agreement (the “Agreement”), pursuant to which Mr. Singal agreed to resign and the Company agreed to issue to Mr. Singal 1,000,000 shares of the Company’s Common Stock, 333,333 shares of which will vest immediately, 333,333 shares of which will vest upon the first anniversary of the Agreement, and 333,334 shares of which will vest upon the second anniversary of the Agreement.

Since the aforesaid shares of common stock were agreed to have been granted to Mr. Singal as a result of his resignation from the Chief Executive Officer position and Mr. Singal has no obligation to render service in the future with respect to the additional Shares, the Company has recognized an amount of $910 as part of the general and administrative expenses in the consolidated statement of comprehensive loss. The amount was determined based on the quoted share price in the market as of the December 22, 2017.

Securities Purchase Agreement

On December 22, 2017, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Opportunity Fund I-SS, LLC, a Delaware limited liability company (the “Investor”), under which the Investor may, but is not obligated to, invest up to $15 million in the Company in a series of closings over a period prior to December 31, 2018, in exchange for which the Investor will receive shares of the Company’s newly designated Redeemable Convertible Series B Preferred Stock (“Series B Shares) at a purchase price of $1.00 per share (the “Option”).

On December 22, 2017 (the “Initial Date”), the Company and the Investor completed the first closing under the Purchase Agreement, pursuant to which the Investor exercised a portion of the Option and provided $1,500 to the Company in exchange for 1,500,000 shares of Series B Shares.

Proceeds from any subsequent closings must be used to invest in Income Generating Properties (as that term is defined in the Purchase Agreement) that have been approved by the Company’s Board of Directors or as otherwise agreed to between the Company and the Investor in writing prior to such subsequent closings.

Under ASC 480, “Distinguishing Liabilities from Equity” preferred stock that is not redeemable or is redeemable solely at the option of the issuer shall be included in stockholders’ equity. If the instrument meets any of the following criteria, mezzanine classification between liabilities and stockholders’ equity would be required:

●	it is redeemable at a fixed or determinable price on a fixed or determinable date or dates
●	it is redeemable at the option of the holder; or
●	It has conditions for redemption which are not solely within the control of the issuer, such as stocks which must be redeemed out of future earnings

In addition, per ASC 480, deemed liquidation events that require (or permit at the holders options) the redemption of only one or more of a particular class of equity instrument for cash or other assets cause those instruments to be considered contingently redeemable and therefore, subject to mezzanine classification.

Since the Series B Shares have conditional redemption provisions which are outside of the control of the Company and also contain a deemed liquidation preference, the Series B Shares were classified as mezzanine financing at their initial fair value at the Initial Date. Subsequent measurement is unnecessary if it is not probable that the instrument will become redeemable. If it is probable that the equity instrument will become redeemable the following measurement methods shall be applied in accordance with either of the following methods and shall be applied in a consistent manner:

●	Accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology, usually the interest method. Changes in the redemption value are considered to be changes in accounting estimates.

●	Recognize changes in the redemption value (for example, fair value) immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the instrument.

Under ASC 480, the aforementioned written call Option is considered freestanding, as the Company believes it is legally detachable and separately exercisable. As the option is exercisable for shares subject to possible redemption at the option of the holder, as of the Initial Date, the Option was measured at fair value in total amount of $5,584 and recorded as a non-current financial liability on the consolidated balance sheet as of December 31, 2017. Excess of the initial value of the option liability over the proceeds received, amounting to $4,084, was charged immediately into the consolidated statement of comprehensive loss as financing expenses. As such, there were no residual proceeds to allocate to the Series B preferred shares at the Initial Date.

The Option is marked to market in each reporting period when changes in the fair value of the Option are charged into statement of comprehensive loss. Consequently, during the year ended December 31, 2017, the Company recorded finance income of $1,194 related to change in the fair value of the instrument during the period from the Initial Date through December 31, 2017.

In addition, the Company has incurred direct and incremental issuance costs amounting to $42 which were charged immediately into the consolidated statement of comprehensive loss as finance expenses, as the Option was presented at fair value at the Initial Date.

On December 22, 2017, each Series B Share was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result, Beneficial Conversion Feature (the “BCF”) amounting to approximately $372 was measured assuming full conversion. However, the conversion of the Preferred Stock is subject to certain contingencies, which impact the timing and amount of the BCF. As of December 31, 2017, the Company should record a BCF for the Preferred Stock for any shares convertible at that time without requiring stockholder approval through the planned proxy statement. However, as no residual proceeds were allocable to the Series B Shares, no BCF was recognized at December 31, 2017.

The fair value of the Option was based on management estimates and values derived from a calculation to provide an approximate indication of value. The fair value of Option was estimated at the Initial Date and December 31, 2017 by using hybrid method that includes scenario of conversion and scenario liquidation and the Black-Scholes option pricing model. In the first scenario, the Series B Preferred Stock price applied in the model was assumed based on the as-converted price on the date of estimation. Expected volatility was estimated by using a group of peers in the real estate development, homebuilding and income-producing properties sectors, and applying a 75% percentile ranking based on the total capitalization of the Company. In the second scenario, the option was estimated based on the value of the option in a proposed liquidation scenario. A probability weighting was applied to determine the expected value of the option.

The following are the key underlying assumptions that were used:

Option Value:

	December 22, 2017	December 31, 2017
Dividend yield (%)	0	0
Expected volatility (%)	36.9	36.9
Risk free interest rate (%)	1.72	1.74
Strike price	1.00	1.00
Series B Preferred Stock price	1.24	1.13
Probability of if-converted scenario (%)	90	90
Probability assumed liquidation scenario (%)	10	10
Expected term of Option (years)	1.0	1.0

In the absence of voluntary conversion and assuming no breaches as described above under “Redemption”, the Series B Shares automatically convert on May 31, 2018. As such, accretion adjustments to the carrying amount of the Series B Shares to the automatic conversion date of May 31, 2018 are recorded as deemed dividends.

The table below summarizes the change in the mezzanine financing during the year ended December 31, 2017:

December 31, 2017

Opening balance	$—
Proceeds from issuance of Series B Shares	1,500
Recognition of written call Option as a discount of Series B Shares	(1,500)
Amortization of discount	84
Accretion of cumulative dividend	3

Closing balance	$87

In addition, upon the Purchase Agreement, the Company agreed the following:

●	To nominate two directors to the Company’s Board of Directors upon request of the Investor (see also Note 17).

●	So long as the shares of Series B Shares purchased by the Investor are outstanding, the Company’s debt (as defined by U.S. generally accepted accounting principles) shall not exceed 45% of its fixed assets without the prior written consent of the Requisite Holders. As of December 31, 2017, the covenant has been met by the Company.

●	Subject to stockholder approval, to amend the Certificate of Designation for the Company’s Series A Shares to change the conversion price from $2.5183 to $1.12024 such that each share of Series A Share will be initially convertible into 56.2 shares of Common Stock instead of 25 shares of Common Stock.

The above inducement is considered as modification for which the fair value of the Series A Shares shall be measured pre-and post-modification subject to the stockholders’ approval. Should the fair value change by greater than 10% as a result of the modification, any original Series A Shares will be considered extinguished with the incremental value reflected in expense. Should the modification not result in a greater than 10% change, the modification of the conversion feature for the Series A Shares will be treated analogous to modification for stock compensation arrangements. Any incremental value, will be recorded as a deemed dividend to the Series A Shareholders.

As of December 31, 2017, the stockholders’ approval has not been taken place.

Common Stock Options

The Company has a Non-Employee Director Stock Option Plan. This plan has authorized 74,000 shares; of which 2,135 shares had been issued or were reserved for issuance as awards of shares of common stock, and 12,079 shares were reserved for outstanding stock options. As of December 31, 2017 the number of shares available for future issuance pursuant to this plan is 71,865.

In addition, the Company has a 2005 Equity Compensation Plan (“2005 Equity Plan”) which has authorized 1,200,000 shares, of which 467,328 shares had been issued or were reserved for issuance as awards of shares of common stock, and 143,815 shares were reserved for outstanding options. There are no further shares available for future issuance pursuant to this plan.

A summary of stock option transactions under the Non-Employee Director Stock Option Plan and the 2005 Equity Plan during the years ended December 31, 2017 and 2016 were as follows:

	Number of Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2015	150,138	67.99
Granted	—	—
Exercised	—	—
Expired/cancelled	(15,988)	82.26
Outstanding at December 31, 2016	134,150	$85.22
Granted	—	—
Exercised	—	—
Expired/cancelled	(133,150)	91.43
Outstanding at December 31, 2017	1,000	$75.00
Exercisable at December 31, 2017	800	$75.00

A summary of non-vested restricted stock during the years ended December 31, 2017 and 2016, were as follows:

	Shares of restricted stock	Weighted Average Grant-Date Fair Value
Non-vested at December 31, 2015	258,572	10.57
Granted	—	—
Vested/cancelled	(129,211)	10.04
Non-vested at December 31, 2016	129,361	11.11
Granted	—	—
Vested/cancelled	(122,861)	14.69
Non-vested at December 31, 2017	6,500	9.25

The total equity-based compensation expense related to all of the Company’s equity-based awards, recognized during the years ended December 31, 2017 and 2016, as part of the discontinuing operation in total amount of $69 and $1,969, respectively. In addition, during the years ended December 31, 2017, an amount of $2,364 was recorded as general and administrative expenses as part of continuing operation.

At December 31, 2017, there was $35 of total unrecognized compensation cost related to non-vested stock awards that based on their original vesting terms was expected to be recognized over a weighted-average period of .17 years. Following the completion of the transaction described in Note 17, such compensation will be accelerated.

Note 15

Income Taxes:

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; limitations on the deductibility of certain executive compensation.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which addresses situations where the accounting is incomplete for the income tax effects of the Act. SAB 118 directs taxpayers to consider the impact of the Act as “provisional” when the Company does not have the necessary information available, prepared or analyzed (including computations) to finalize the accounting for the change in tax law. Companies are provided a measurement period of up to one year to obtain, prepare, and analyze information necessary to finalize the accounting for provisional amounts or amounts that cannot be estimated as of December 31, 2017.

With regards to the Tax Act impact on the tax provision as it relates to the Company for the year-ending December 31, 2017, we have recognized the provisional impact of tax reform related to the revaluation of deferred tax assets and liabilities from 35% to 21% of $17.3 million (As Restated) tax expense, which is offset by a reduction in the valuation allowance.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained.

For the years ended December 31, 2016, and 2015, the following table summarizes the components of income before income taxes from continuing operations and the provision for income taxes:

Year Ended December 31,
	2017	2016
Loss from continuing operations before income tax:
U.S. (As Restated)	$(16,261)	$—
Israel	(453)	—
UK	(219)	—
Loss from continuing operations before income taxes (As Restated)	$(16,933)	$—

Income tax expense (benefit):
United States - Federal tax:
Current	$—	$—
Deferred	—	—

United States - State tax:
Current	—	—
Deferred:	—	—

Israel:
Current	—	—
Deferred		—

UK:
Current	—	—
Deferred	—	—

Other foreign:
Current	—	—
Deferred:	—	—

Income tax expense (benefit)	$—	$—

For the years ended December 31, 2017 and 2016, the following table reconciles the federal statutory income tax rate to the effective income tax rate:

	Year Ended December 31,
	2017	2016
Federal Tax rate	34%		34%

Federal tax expense (benefit) at 34% (As Restated)	$(5,758)		$—
State and local income tax, net of Federal benefit	(271)		—
Foreign rate differential	519		—
Increase in taxes from permanent differences in stock-based compensation	333		—
Increase in taxes from permanent difference in Intangible asset impairment	—		—
US taxation of foreign earnings – Subpart F	—		—
Return to provision and other adjustments	289		—
Impact of deferred tax adjustments	—		—
Federal Tax reform (As Restated)	17,260		—
Change in valuation allowance (As Restated)	(12,372)		—

Income tax expense (benefit)	$—	$

As of December 31, 2017, the Company had approximately $125 million of Federal net operating loss carryforwards in the United States. A 100% valuation allowance has been recorded against these tax attributes and the net deferred tax assets of the U.S. group of companies. Based on current operating conditions and the availability of projected future sources of taxable income, the Company determined that it was not more likely than not that the net deferred tax assets of the U.S. companies would be realized in the future. The Federal NOLs expire generally from 2022 to 2037.

After conversion to U.S. dollars, Photo Therapeutics Limited had approximately $12.8 million of net operating loss carryforwards in the U.K. A 100% valuation allowance has been applied against these loss carryforwards.

The following table summarizes the components of deferred income tax assets and (liabilities):

	December 31,
	2017	2016

Loss carryforwards	$29,693	$30,770
AMT credits	112	112
Foreign tax credits	12,308	12,308
Accrued employment expenses	11	2,652
Amortization and write-offs	875	1,299
Capitalized R&D costs	1,013	1,342
Deferred revenues	—	6,263
Depreciation	635	1,224
Doubtful accounts	—	225
Inventory reserves	—	459
Tax on undistributed earnings	(517)	(517)
Other accruals and reserves (As Restated)	1,737	602
Return allowances	—	456

Gross deferred tax asset (As Restated)	45,867	57,195

Less: valuation allowance (As Restated)	(45,867)	(57,195)

Net deferred tax asset	$—	$—

Among other non-current liabilities	—	—

Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax free basis

FC Global Realty Inc. (formerly PhotoMedex, Inc.) files corporate income tax returns in the United States, both in the Federal jurisdiction and in various State jurisdictions. The Company is subject to Federal income tax examination for calendar years 2014 through 2017 and is also generally subject to various State income tax examinations for calendar years 2014 through 2017. Photo Therapeutics Limited files in the United Kingdom. Radiancy (Israel) Limited files in Israel. The Israeli subsidiary is subject to tax examination for calendar years 2013 through 2017.

The Israeli subsidiary is entitled to reduced tax rates regarding income that is subject to tax pursuant to the “approved enterprise” until end of year 2012 and “preferred enterprise” from year 2013. Other income is subject to the regular corporate income tax rate. For the year 2015 and thereafter, all income in Israel was taxed at the regular corporate income tax rate.

Change in Israel rates. Effective for tax periods beginning 1 January 2014, the standard corporate income tax rate was increased from 25% to 26.5%. On January 4, 2016, the plenary Knesset passed the Law for Amendment of the Income Tax Ordinance No. 216 which provides, inter alia, for a reduction of the Companies Tax rate commencing from 2016 and thereafter by the rate of 1.5% such that the rate will be 25%.

Change in U.K. rates. In addition, effective for tax periods beginning on April 1, 2014, the United Kingdom tax rate was reduced from 23% to 21%. A further enacted decrease in the tax rate to 20% took effect on April 1, 2015. The rate further reduced to 19% effective April 1, 2017. These changes in rate will affect the tax provision with regard to the tax attributes of Photo Therapeutics Limited, the United Kingdom subsidiary.

Unrecognized Tax Benefits. The Company is subject to income taxation in the U.S., Israel, the U.K., and Colombia. Unrecognized tax benefits reflect the difference between positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions through negotiations with the relevant tax authorities or through litigation could take years to complete. It is difficult predict the timing of resolution for tax positions since such timing is not entirely within the control of the Company.

The Company and its subsidiaries file income tax returns in all of the countries listed above.

Management conducted an analysis of the facts and law surrounding the then existing income tax uncertainties, and found that such liability as may have arisen was of a much lesser magnitude and is able to be extinguished by loss carryforwards and carrybacks,

Reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2015	$1,921
Additions / Settlements due 2016	—
Balance at December 31, 2016	$1,921
Additions / Settlements due 2017	—
Balance at December 31, 2017	$1,921

Note 16

Significant Customer Concentration:

No single customer accounted for more than 10% of total company revenues of discontinued operations for the years ended December 31, 2017 and 2016.

Note 17

Subsequent Events:

Second Closing under Securities Purchase Agreement

On January 24, 2018, the Company and the Investor, as discussed in Note 13, completed a second closing under the Purchase Agreement, pursuant to which the Investor provided $2,225 to the Company in exchange for 2,225,000 shares of the Company’s Series B Preferred Stock. The issuance of these securities was made in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended. The proceeds from this closing shall be used to perform due diligence and invest in Income Generating Properties (as defined in the Purchase Agreement) that have been approved by the Company’s Board of Directors.

Amended and Restated Separation Agreement

On February 12, 2018, the Company entered into an Amended and Restated Separation Agreement (the “Restated Agreement”), pursuant to which the Company has agreed to pay Mr. Stephen Johnson, its former Chief Financial officer, an amount of $123 in 11 installments as follows: the first 6 installments of $10 each, and the following five installments of $12.5 each. The first payment was made on February 15, 2018, and subsequent payments are to be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018. The Company will also provide a health (medical, dental and/or vision) insurance reimbursement payment for Mr. Johnson and his family, for a period of 11 months, in the agreed upon amount of $3 per month.

In addition, the Company has agreed to issue to Mr. Johnson 271,000 shares of the Company’s common stock, subject to appropriate adjustment for any stock splits, stock or business combinations, recapitalizations or similar events occurring after the date of the Restated Agreement. Those shares will be issued on any business day during the period commencing on the date that is six months after the date of the Restated Agreement and ending on the date that is three business days after such six-month anniversary.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 20, 2018, the Company received written notification (the “Notice”) from Nasdaq that the closing bid price of its common stock had been below the minimum $1.00 per share for the previous 30 consecutive business days, and that the Company is therefore not in compliance with the requirements for continued listing on Nasdaq under Nasdaq Marketplace Rule 5550(a)(2). The Notice provides the Company with an initial period of 180 calendar days, or until August 19, 2018, to regain compliance with the listing rules. The Company will regain compliance if the closing bid price of its common stock is $1.00 per share or higher for a minimum period of ten consecutive business days during this compliance period, as confirmed by written notification from Nasdaq.

If the Company does not achieve compliance by August 19, 2018, the Company expects that Nasdaq would provide notice that its securities are subject to delisting from the Capital Market.

Departure and Election of certain Directors

Effective March 4, 2018, Suneet Singal, the Company’s former Chief Executive Officer, has resigned from the Company’s Board of Directors. In addition, effective March 5, 2018, Darrel Menthe has also resigned from the Company’s Board of Directors. Their resignations were not in connection with any known disagreement with the Company on any matter.

Under the provisions of the Stock Purchase Agreement dated December 22, 2017 (see also Note 14), Opportunity Fund I-SS, LLC has notified the Company that it may exercise its right to appoint two replacement directors to the Company’s Board of Directors.

Letter Agreement with OFI

Under the Purchase Agreement, the proceeds from the first closing were to be used for working capital and general corporate purposes, the proceeds from the second closing were to be used to perform due diligence and invest in Income Generating Properties (as defined in the Purchase Agreement) that have been approved by the Board of Directors of the Company, and proceeds from subsequent closings were to be used to invest in Income Generating Properties (as defined in the Purchase Agreement) that have been approved by the Board of Directors of the Company or as otherwise agreed to between the Company and OFI in writing prior to such subsequent closings.

On March 16, 2018, the Company and OFI entered into a letter agreement, pursuant to which OFI agreed that the Company may use all proceeds for the purposes and uses described in a budget agreed to between the Company and OFI at the time the letter agreement was signed. In connection with such letter agreement, the Company agreed to provide OFI, on a quarterly basis, on or prior to 15 days after the end of each quarter, a report that describes, in reasonable detail, the actual expenses incurred, and payments made during such period compared to the expenses and payments specified in the budget for such period, certified by the Chief Financial Officer of the Company.

ANNEX B

REMEDIATION AGREEMENT

This Remediation Agreement (hereinafter the “Agreement”) is dated as of September 24, 2018, by and between FC Global Realty Incorporated, a Nevada corporation (the “Company”), Opportunity Fund I-SS, LLC, a Delaware limited liability company (“OFI”), and the other parties signatory hereto.

RECITALS

A.       On October 12, 2017, the Company issued to Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (each a “Note Holder” and, collectively the “Note Holders”) Secured Convertible Promissory Notes in the principal amounts of $3,133,934, $977,666 and $1,515,000, respectively (the “Notes”). Pursuant to the terms of the Notes, the principal was to convert to shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at maturity at the lower of (i) the Per Share Price, which equated to a price of $2.5183 or (ii) the volume-weighted average price (“VWAP”) with respect to on-exchange transactions in the Company’s Common Stock executed on The Nasdaq Stock Market (“Nasdaq”) (or such other market on which the Company’s stock may then trade) during the thirty (30) trading days prior to the maturity date, as reported by Bloomberg L.P.; provided, however, that there was a conversion floor of $1.75 per share (the “Floor Price”).

B.       On December 22, 2017, the Company and the Note Holders entered into a stock grant agreement (the “Stock Grant Agreement”) to, among other things, cause the early conversion of the Notes into an aggregate of 5,628,291 shares of the Company’s Common Stock (the “Payout Shares”), resulting in a conversion price of $0.9997, which is less than the Floor Price. In addition, pursuant to the Stock Grant Agreement, the Company agreed to (i) issue an additional 1,857,336 shares of Common Stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), including the Note Holders’ agreement to give up their first priority security interest and convert the Notes to equity and (ii) provide the Note Holders with certain cash payments (the “Cash Payments”) in consideration for services to be provided by the Note Holders, in an amount equal to the amount of interest foregone by the Note Holders as a result of the conversion of the Notes.

C.        On December 22, 2017, the Company and OFI entered into a Securities Purchase Agreement (the “OFI Purchase Agreement”) pursuant to which OFI may invest up to $15,000,000 in the Company in a series of closings, in exchange for which OFI will receive shares of the Company’s Series B Preferred Stock at a purchase price of $1.00 per share. To date, the Company and OFI completed the three closing under the OFI Purchase Agreement, pursuant to which OFI provided, in the aggregate $3,825,000 to the Company in exchange for an aggregate of 3,825,000 shares of the Company’s Series B Preferred Stock.

D.       Pursuant to the terms of the Certificate of Designation for the Series B Preferred Stock (the “Series B Certificate of Designation”), the Series B Preferred Stock, which votes on an as-converted basis, was issued to OFI with a conversion price that constitutes a discount to the market price of the Common Stock at the date of issuance of the Series B Preferred Stock, resulting in the Series B Preferred Stock having a greater voting rights than the existing shares of Common Stock, which violates the Nasdaq Voting Rights rule. On April 20, 2018, the Company and OFI entered into a Supplemental Agreement (the “Supplemental Agreement”), pursuant to which (i) OFI agreed to limit the voting power of the Series B Preferred Stock, to address this violation, and (ii) the parties thereto corrected a violation of the Listing Rules of The Nasdaq Stock Market that require approval from the Company’s stockholders prior to the issuance of Common Stock upon conversion of the Series B Preferred Stock issued under the OFI Purchase Agreement that are in excess of 19.99% of the Company’s issued and outstanding Common Stock on the date of initial issuance of the Series B Preferred Stock to OFI, which resulted from a provision in the OFI Purchase Agreement that incorrectly stated that such percentage is to be calculated as of the applicable conversion date of the Series B Preferred Stock instead of the date of initial issuance thereof.

E.       The Company was notified by letter from Nasdaq dated April 10, 2018, that it is not in compliance with Nasdaq’s Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity.

F.       The parties hereto desire to enter into this Agreement and take all necessary steps contemplated by this Agreement in order to comply with Listing Rule 5550(b)(1) and address the concerns of the Staff of the Nasdaq regarding the shareholder approval violations described above.

G.       FC Global will hold a special meeting of its shareholders (the “Shareholders’ Meeting”) as soon as possible after the date hereof in order to obtain the approval of the FC Global shareholders (the “Shareholder Approval”) of this Agreement and the transactions contemplated hereby, including, the conversion of the Series C Preferred Stock and the Series D Preferred Stock into Common Stock.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        Unwinding of Transactions with the Note Holders. The Company and the Note Holders hereby agree to the following:

(a)       Termination of the Stock Grant Agreement. Upon execution of the Agreement, the Stock Grant Agreement will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(b)       Cancellation of the Payout Shares.

(i)        Each of the Note Holders hereby agrees to surrender to the Company the Payout Shares issued to it under the Stock Grant Agreement free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature, in each case, to the extent incurred by each of the Note Holders or any of its assignees (collectively, “Claims”) for cancellation concurrently with, and against delivery of, the issuance of Series C Preferred Stock pursuant to Section 1(c) hereof (it being acknowledged that any rights of the Company to or with respect to any of the Payout Shares other than under this Agreement shall not be a Claim). After such cancellation and receipt of the Series C Preferred Stock by each of the Note Holders or its assignees, each of the Note Holders acknowledges and agrees that all such Payout Shares shall no longer be outstanding, and each of the Note Holders shall have no further rights with respect to the Payout Shares or the equity ownership in the Company represented thereby.

(ii)       Each of the Note Holders hereby represents and warrants that such Note Holder owns the Payout Shares issued to it under the Stock Grant Agreement beneficially and of record, free and clear of all Claims other than Claims in favor of the Company or any assignee of the Company under this Agreement or otherwise. Each Note Holder has never transferred or agreed to transfer its Payout Shares, other than pursuant to this Agreement. There is no restriction affecting the ability of each Note Holder to transfer the legal and beneficial title and ownership of its Payout Shares to the Company for cancellation other than restrictions, if any, in favor of the Company or any assignee of the Company. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by each Note Holder will conflict with or result in any violation of any agreement, judgment, decree, order, statute or regulation applicable to such Note Holder, or any breach of any agreement to which such Note Holder is a party, or constitute a default thereunder, or result in the creation of any Claim of any kind or nature on, or with respect to the such Note Holder or its assets.

(iii)       At the request of the Company and without further consideration, each Note Holder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to effectively transfer, convey and assign to the Company for cancellation its Payout Shares.

(c)       Issuance of Series C Preferred Stock. Upon the execution of this Agreement, the Company shall issue to the Note Holders, in the aggregate, a total of 7,485,627 shares of newly-designated Series C Preferred Stock in such amounts as set forth in Exhibit A hereto (the “Series C Shares”). The Series C Preferred Stock has the rights, preferences, and limitations specified in the Certificate of Designation of the Series C Preferred Stock in the form attached hereto as Exhibit B. The Series C Preferred Stock will automatically convert into 7,485,627 shares of the Company’s Common Stock upon Shareholder Approval being obtained.

(d)       Resignations of Dr. Dolev Rafaeli and Mr. Dennis McGrath. Section 5 of the Stock Grant Agreement provided for the resignations of Dr. Dolev Rafaeli and Mr. Dennis McGrath effective upon certain events as described therein. Notwithstanding the termination of the Stock Grant Agreement as provided for in Section 1(a) above, Dr. Dolev Rafaeli and Mr. Dennis McGrath agree that such resignation will survive the termination of the Stock Grant Agreement, but become effective upon the last to occur of (i) receipt of all of the shares of Common Stock underlying the Series C Shares and (ii) the date that the shares of Common Stock underlying the Series C Shares are registered for re-sale in accordance with the Registration Rights Agreement (as defined below). Dr. Dolev Rafaeli and Dennis McGrath hereby represent and warrant to the Company that their resignation is not the result of any disagreement that either of them has with the Company or the Board of Directors regarding the Company’s financial or accounting policies or operations.

2.        Unwinding of Transactions with OFI. The Company and OFI hereby agree to the following:

(a)       Termination of the OFI Purchase Agreement and the Supplemental Agreement.

(i)        Subject to Section 2(a)(ii) below, upon execution of the Agreement, the OFI Purchase Agreement will automatically terminate and will be of no further force or effect, including, without limitation, OFI’s option under the OFI Purchase Agreement to purchase additional shares of Series B Preferred Stock and no party shall have any liability to any other party arising thereunder.

(ii)       Notwithstanding Section 2(a)(i) above, the representations and warranties (the “Reps and Warranties”) contained in Article 3 of the OFI Purchase Agreement and the indemnification provisions contained in Article 6 of the OFI Purchase Agreement, are hereby incorporated by reference into this Agreement as if set forth in full herein. The Reps and Warranties are being made as of the date hereof and subject to the exceptions to such Reps and Warranties set forth on a disclosure schedule to be provided by the Company.

(iii)      Upon execution of the Agreement, the Supplement Agreement will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(b)       Cancellation of the Series B Stock.

(i)        OFI hereby agrees to surrender to the Company the Series B Preferred Stock issued to OFI under the OFI Purchase Agreement free and clear of all Claims for cancellation concurrently with, and against delivery of, the issuance of Series D Preferred Stock pursuant to Section 2(c) hereof (it being acknowledged that any rights of the Company to or with respect to any of the Series B Preferred Stock other than under this Agreement shall not be a Claim). After such cancellation and receipt of the Series D Preferred Stock by OFI or its assignees, OFI acknowledges and agrees that all such Series B Preferred Stock shall no longer be outstanding, and OFI shall have no further rights with respect to the Series B Preferred Stock or the equity ownership in the Company represented thereby.

(ii)        OFI hereby represents and warrants that OFI owns the Series B Preferred Stock beneficially and of record, free and clear of all Claims other than Claims in favor of the Company or any assignee of the Company under this Agreement or otherwise. OFI has never transferred or agreed to transfer the Series B Preferred Stock, other than pursuant to this Agreement. There is no restriction affecting the ability of OFI to transfer the legal and beneficial title and ownership of the Series B Preferred Stock to the Company for cancellation other than restrictions, if any, in favor of the Company or any assignee of the Company. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by OFI will conflict with or result in any violation of any agreement, judgment, decree, order, statute or regulation applicable to OFI, or any breach of any agreement to which OFI is a party, or constitute a default thereunder, or result in the creation of any Claim of any kind or nature on, or with respect to OFI or its assets.

(iii)       At the request of the Company and without further consideration, OFI will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to effectively transfer, convey and assign to the Company for cancellation the Series B Preferred Stock.

(c)       Issuance of Series D Preferred Stock. On the date hereof, the Company shall issue to OFI a total of 6,217,490 shares of newly-designated Series D Preferred Stock. The Series D Preferred Stock has the rights, preferences, and limitations specified in the Certificate of Designation of the Series D Preferred Stock in the form attached hereto as Exhibit C. The Series D Preferred Stock will automatically convert into shares of the Company’s Common Stock upon Shareholder Approval being obtained.

(d)       Purchase and Sale of the Additional Series D Preferred Stock. Subject to the terms and conditions of this Agreement, on the last day of each month, commencing on September 30, 2018, OFI shall purchase from the Company $100,000 of shares of Series D Preferred Stock for a purchase price of $0.65 per share. OFI shall continue to purchase $100,000 of shares, at a purchase price of $0.65 per share, each month until it has purchased an aggregate of $500,000 of shares of Series D Preferred Stock (not including the shares issued pursuant to Section 2(c) above) (collectively, the “Series D Shares”); provided that, upon closing of any material business combination involving the Company that is approved by OFI, OFI shall purchase an additional $1,500,000 of shares of Series D Preferred Stock at a purchase price of $0.65. Notwithstanding the foregoing, from and after the date that Shareholder Approval has been obtained, instead of purchasing Series D Shares for $0.65 per share pursuant to this Section 2(d), OFI shall be required to purchase shares of Common Stock at a price of $0.65 per share. Each purchase and sale of Series D Shares, or shares of Common Stock, as applicable, contemplated by this Section 2(d) (each, a “Closing”) shall be subject to the following conditions:

(i)        The representations and warranties of OFI contained in this Agreement shall be true and correct as of the date when made and as of the Closing as though made on and as of such date.

(ii)        OFI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(iii)       The representations and warranties of the Company contained in this Agreement and the Reps and Warranties incorporated by reference herein pursuant to Section 2(a)(ii) shall be true and correct as of the date when made and as of the Closing as though made on and as of such date.

(iv)       The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(v)       No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

(vi)       Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect (as defined in the OFI Purchase Agreement) or a material adverse change with respect to the Company or its subsidiaries.

(vii)      The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Series D Shares or shares of Common Stock, as applicable, all of which shall be in full force and effect.

(viii)     At each Closing, the Company shall have delivered (A) a stock certificate for the requisite number of Series D Shares or shares of Common Stock, as applicable, to be delivered to OFI at such Closing and (B) a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the applicable Closing, certifying to the fulfillment of the conditions specified in Sections 2(d)(iii) to 2(d)(vii).

(ix)       At each Closing, OFI shall have delivered payment for the requisite number of Series D Shares or shares of Common Stock, as applicable, in United States dollars and in immediately available funds, by wire transfer to the account designated in writing by the Company for such purpose.

3.        Termination of Additional Agreements.

(a)       Termination of Voting Agreement. Upon the execution of the Agreement, the Shareholder Voting Support and Confidentiality Agreement, dated as of December 22, 2017 (and any amendments thereto), by and among the Note Holders and the Securityholders (as defined therein) will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(b)       Termination of Voting Agreement. Upon execution of the Agreement, the Shareholder Voting Support and Confidentiality Agreement, dated as of December 22, 2017 (and any amendments thereto), by and among OFI and the Securityholders (as defined therein) will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(c)       Exchange and Cancellation Agreement. Upon execution of the Agreement, the Exchange and Cancellation Agreement, dated as of April 20, 2018 (and any amendments thereto), by and among the Company and OFI will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(d)       Registration Rights Agreements. Upon the execution of the Agreement, (i) the Registration Rights Agreement, dated as of December 22, 2017 (and any amendments thereto) by and between the Company and OFI and (ii) the Registration Rights Agreement, dated as of December 22, 2017 (and any amendments thereto) by and between the Company and the Note Holders will each automatically terminate and will be of no further force and effect and no party shall have any liability to any other party arising thereunder.

4.        Services Agreements. Concurrent with the entry into this Agreement, the Company is entering into a services agreement with each of the Note Holders on the terms specified therein, pursuant to which the support services previously provided by each of the Note Holders under the Stock Grant Agreement will continue in exchange for cash compensation from the Company as specified in such agreements; provided, however, that such cash payments will be directly tied to the nature and amount of the services being provided by the Note Holders, and provided further, that such services agreements will be approved by the non-interested members of the Company’s board of directors.

5.        Registration Rights Agreement. Upon execution of this Agreement, the Company will enter into a registration rights agreement with the Note Holders and OFI in the form attached hereto as Exhibit D.

6.        Shareholder Approval.

(a)       Proxy Statement.

(i)       The Company shall prepare in consultation with OFI and the Note Holders, and file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement relating to (i) the Agreement and the transactions contemplated thereby and (ii) conversion of the Series C Preferred Stock and the Series D Preferred Stock (a “Proxy Statement”) promptly after the date of this Agreement (and in no event later than thirty (30) days after the date hereof) and use its reasonable best efforts to:

(A)      obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(B)       respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(C)       cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its shareholders as soon as reasonably practicable containing all information required under applicable law to be furnished to the Company’s shareholders in connection with the matters to be approved by the shareholders;

(D)       promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable United States federal securities laws; and

(E)       cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

(b)       Meeting of Company Shareholders. The Company shall take all action reasonably necessary in accordance with Nevada law and the Company’s articles of incorporation and bylaws to establish a record date, duly call, give notice of, convene and hold the Shareholders’ Meeting reasonably promptly after the date of any SEC comments on the Proxy Statement have been resolved and the final Proxy Statement is otherwise ready for dispatch and, in connection therewith, the Company shall mail the Proxy Statement to the Company’s shareholders in advance of such meeting. The Proxy Statement shall include the board recommendation of the Company that shareholders approve the proposals coming before them at the Shareholders’ Meeting, and the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of proposals coming before the Shareholders’ Meeting and to take all other actions necessary or advisable to pursue the vote or consent of its shareholders, including such actions as are required by the rules and regulations of the Nadaq or Nevada law or any other applicable laws to obtain such approvals. Unless this Agreement is terminated by the parties hereto, the Company shall use reasonable best efforts to ensure that any Shareholders’ Meeting (including any adjournment or postponement thereof) is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders’ Meeting (including any adjournment or postponement thereof) are solicited, in compliance with Nevada law, the Company’s articles of incorporation and bylaws, the rules of the Nasdaq and all other applicable laws.

7.        Representations and Warranties of the parties. Each party to this Agreement represents and warrants to the other parties to this Agreement as follows:

(a)       If such party is an entity, it is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(b)       The execution, delivery and performance by such party and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party and no other action is necessary on the part of such party to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)       This Agreement has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(d)       Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the party making representations hereunder is a party or by which it is bound or to which any of its assets is subject.

(e)       The execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

8.        Further Action. Subject to the terms and conditions of this Agreement, each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement the agreements attached hereto as exhibits as promptly as practicable.

9.        Governing Law; Miscellaneous.

(a)       Governing Law; Dispute Resolution. In the event of a dispute between any of the parties arising under or relating in any way whatsoever to this Agreement, the disputing parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing parties shall attempt to resolve it through mediation in the State of New York, USA, with a neutral, third-party mediator mutually agreed upon by the disputing parties. Unless otherwise agreed by the disputing parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the State of New York, except as modified herein. Venue for the arbitration hearing shall be the State of New York, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the State of New York, without regard to conflict of law principles thereof.

(b)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(c)       Headings; Interpretation. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of, this Agreement. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby” shall refer to the entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or legal holiday in the state of Nevada, the date shall be construed to mean the next business day following such Saturday, Sunday or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or legal holiday in the state of New York. Each Party intends that this Agreement be deemed and construed to have been jointly prepared by the parties. As a result, the parties agree that any uncertainty or ambiguity existing herein shall not be interpreted against any of them.

(d)       Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)       Entire Agreement; Amendments. This Agreement and the exhibits, schedules and other appendices hereto contain the entire understanding of the parties with respect to the matters covered herein and supersede all prior agreements, negotiations and understandings, written or oral, with respect to such subject matter, including, without limitation, the agreements being terminated hereby. Except as specifically set forth herein, none of the parties makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement shall be waived or amended other than by an instrument in writing signed by each of the parties hereto. No delay or omission of any party hereto in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

(f)       Reliance. The parties acknowledge and represent that: (i) they have read the Agreement; (ii) they clearly understand the Agreement and each of its terms; (iii) they fully and unconditionally consent to the terms of this Agreement; (iv) they have had the benefit and advice of counsel of their own selection; (v) they have executed this Agreement, freely, with knowledge, and without influence or duress; (vi) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (vii) the consideration received by them has been actual and adequate.

(g)       Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by U. S. Mail or delivered personally or by overnight courier or via facsimile or e-mail (if via facsimile or e-mail, to be followed within one (1) business day by an original of the notice document via overnight courier) and shall be effective (i) five (5) business days after being placed in the mail, if sent by registered mail, return receipt requested, (ii) upon receipt, if delivered personally, (iii) upon delivery by facsimile or e-mail (if received between 8:00 a.m. and 5:00 p.m. ET; otherwise delivery shall be considered effective the following business day) or (iv) one (1) business day after delivery to a courier service for overnight delivery, in each case properly addressed to the party to receive the same. The addresses for such communications shall be as specified on the signature page hereto. Each party shall provide written notice to the other parties of any change in address.

(h)       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party may assign its rights hereunder or delegate its duties hereunder without the prior written consent of the other parties hereto.

(i)       No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other individual or entity.

(j)       Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to that specific remedy, and any other remedy that would otherwise be available to such party at law or in equity shall also be available. The parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the parties will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(k)       Expenses. Except as otherwise provided in this Agreement all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby and thereby.

(l)       Attorney’s Fees. If any party to this Agreement shall bring any action for relief against another arising out of or in connection with this Agreement, in addition to all other remedies to which the prevailing party may be entitled, the losing party shall be required to pay to the prevailing party a reasonable sum for attorney’s fees and costs incurred in bringing or defending such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment. For the purposes of this Section, attorney’s fees shall include, without limitation, fees incurred with respect to the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery, (v) bankruptcy litigation and (vi) any appellate proceedings.

(m)       Waiver of Jury Trial. THE PARTIES EACH WAIVE, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first written above.

FC GLOBAL:

FC Global Realty Incorporated

By:
Name: Michael R. Stewart
Title: Chief Executive Officer

Address:	2300 Computer Drive, Building G
Willow Grove, PA 19090

Fax:
Email: Michael@fcglobalrealty.com

OFI:

Opportunity Fund I-SS, LLC
By: OP Fund I Manager, LLC

By:
Name: Kristen Pigman
Title: Director

Address:	2481 Sunrise Boulevard, Suite 200
Gold River, CA 95670

Fax: 916.853.2805
Email: kris@thepigmancompanies.com

NOTE HOLDERS:

Dr. Dolev Rafaeli

Dennis M. McGrath

Yoav Ben-Dror

EXHIBIT A

	Payout Shares	Series C Preferred Stock
Dr. Dolev Rafaeli	3,134,876	4,169,385
Dennis M. McGrath	977,960	1,300,687
Yoav Ben-Dror	1,515,455	2,015,555

EXHIBIT B

Form of Certificate of Designation of Series C Preferred Stock

(See Attached)

FC GLOBAL REALTY INCORPORATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

FC Global Realty Incorporated, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution creating the following series of the Corporation’s Series C Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” means the date on which approval from the stockholders of the Corporation with respect to the Remediation Agreement and the transactions contemplated thereby, including the issuance of the Conversion Shares, has been obtained.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Holder” means a holder of shares of Series C Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Remediation Agreement” means the Remediation Agreement, dated September 24, 2018, between the Corporation, Opportunity Fund I-SS, LLC, Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror.

“Requisite Holders” means holders of a majority of the outstanding shares of Series C Preferred Stock.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market operated by OTC Markets and the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

Section 2.          Designation, Amount and Stated Value. The series of preferred stock shall be designated as Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and the number of shares so designated shall be Seven Million Four Hundred Eighty-Five Thousand Six Hundred Twenty-Seven (7,485,627) (which shall not be subject to increase without the written consent of the Requisite Holders). Each share of Series C Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”).

Section 3.          Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series C Preferred Stock.

Section 4.          Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series C Preferred Stock were fully converted to Common Stock immediately prior to such Liquidation, which amount shall be paid to the Holders of the Series C Preferred Stock pari passu with all holders of the Corporation’s outstanding Series D Preferred Stock and in preference to the holders of the Corporation’s Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 5.          Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series C Preferred Stock shall have no voting rights.

Section 6.          Automatic Conversion.

(a)       Trigger Event. On the Conversion Date, each share of Series C Preferred Stock plus accrued, but unpaid, dividends thereon shall be automatically converted (without the payment of additional consideration by the Holder thereof), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Conversion Date. The “Conversion Price” shall initially be equal to $1.00. Such initial Conversion Price, and the rate at which shares of Series C Preferred Stock plus accrued, but unpaid dividends thereon, may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Except as aforesaid, the Series C Preferred Stock is not convertible into Common Stock or any other securities of the Corporation.

(b)       Mechanics of Conversion. All Holders of record shall be sent written notice of the Conversion Date and the place designated for conversion of all such shares of Series C Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Conversion Date. Upon receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and its transfer agent to indemnify the Corporation and/or its transfer agent against any claim that may be made against the Corporation and/or its transfer agent on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation or its transfer agent, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Conversion Date (notwithstanding the failure of the Holder or Holders to surrender the certificates at or prior to such time), except only for the rights of the Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of its preferred stock accordingly.

(c)       Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d)       Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(e)       Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7.          Certain Adjustments.

(a)       Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series C Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase.

(c)       Fundamental Transaction. If, at any time while the Series C Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series C Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series C Preferred Stock is convertible immediately prior to such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series C Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(c) pursuant to written agreements entered into prior to such Fundamental Transaction and shall deliver to the Holder in exchange for the Series C Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series C Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series C Preferred Stock prior to such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder), and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series C Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(d)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e)       Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series C Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, nonpublic information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert its Series C Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.          Redemption. The Series C Preferred Stock is not redeemable other than as otherwise expressly authorized herein.

Section 9.          Miscellaneous.

(a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 40 Ramland Road South, Suite 200, Orangeburg, NY 10962, Attention: Secretary, facsimile number 215-657-5161, e-mail address Mpupach@photomedex.com or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)       Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series C Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)       Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

(e)       Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Any action that is required or permitted to be taken by the Requisite Holders may be taken at any meeting called by any Holder or Holders or by a written consent or action by such Holders in lieu of any such meeting. With respect to any meeting of Holders, unless otherwise specified in this Certificate of Designation, the procedures for calling and holding a meeting of the holder of Common Stock of the Corporation shall be applicable with respect to a meeting of the Holders, mutatis mutandis. The Corporation shall promptly provide to any Holder a list of the other Holders upon the request of any Holder, and otherwise provide such cooperation and assistance to any Holder for the purposes of calling and holding a meeting of the Holders as from time to time reasonably requested by a Holder.

(f)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)       Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(h)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

EXHIBIT C

Form of Certificate of Designation of Series D Preferred Stock

(See Attached)

FC GLOBAL REALTY INCORPORATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

FC Global Realty Incorporated, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution creating the following series of the Corporation’s Series D Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Change in Control Transaction” means the acquisition by any Person of beneficial ownership of more than 50% (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” means the date on which approval from the stockholders of the Corporation with respect to the Remediation Agreement and the transactions contemplated thereby, including the issuance of the Conversion Shares, has been obtained.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms hereof.

“Holder” means a holder of shares of Series D Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Remediation Agreement” means the Remediation Agreement, dated September 24, 2018, between the Corporation, Opportunity Fund I-SS, LLC, Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror.

“Requisite Holders” means the holders of a majority of the outstanding shares of Series D Preferred Stock.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market operated by OTC Markets and the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

Section 2.         Designation, Amount and Stated Value. The series of preferred stock shall be designated as Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), and the number of shares so designated shall be Nine Million Two Hundred Ninety-Four Thousand Four Hundred Fourteen (9,294,414) (which shall not be subject to increase without the written consent of the Requisite Holders). Each share of Series D Preferred Stock shall have a stated value of $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock (the “Stated Value”).

Section 3.         Dividends. The Holders of shares of Series D Preferred Stock shall receive cumulative dividends, pro rata among such Holders, prior to and in preference to any dividend on outstanding Common Stock, at the per annum rate of 8% of the Stated Value. Dividends on each share of Series D Preferred Stock will accrue daily and be cumulative from and including the date of issuance thereof and shall be payable upon the occurrence of a Liquidation (as defined below) or converted to common stock upon a conversion pursuant to Section 6. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months, and for any period of less than a month, actual days elapsed over a 30-day month. Holders shall also be entitled to receive, and the Corporation shall pay, dividends on shares of Series D Preferred Stock equal (on an as-if-converted-to-Common-Stock basis regardless of whether the Series D Preferred Stock is then convertible) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 4.         Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series D Preferred Stock were fully converted to Common Stock immediately prior to such Liquidation, which amount shall be paid to the holders of the Series D Preferred Stock pari passu with all holders of the Corporation’s outstanding Series C Preferred Stock and in preference to the holders of the Corporation’s Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 5.         Voting Rights; Veto Right.

(a)       Except as otherwise provided herein or as otherwise required by law, the Series D Preferred Stock shall have no voting rights.

(b)       As long as any shares of Series D Preferred Stock are outstanding, the holders of the Series D Preferred Stock shall have the right to prohibit or veto the Corporation from entering into any agreement or taking any action with respect to (i) a Change in Control Transaction or (ii) the issuance any equity securities or equity-linked securities at a price per share below $0.6505 subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Corporation’s Common Stock. The Corporation must notify the holders of the Series D Preferred Stock at least twenty (20) days in advance of the events described in 5(b)(i) and (ii) above and the holder shall exercise its veto right by notifying the Corporation in writing within fifteen (15) days after the receipt of such notice that it is exercising its veto right to prohibit such agreement from being entered into or action from being taken.

Section 6.         Automatic Conversion.

(a)       Trigger Event. On the Conversion Date, each share of Series D Preferred Stock plus accrued, but unpaid, dividends thereon (the “Aggregate Preference Amount”), shall be automatically converted (without the payment of additional consideration by the Holder thereof), into such number of fully paid and non-assessable shares of Common Stock as is determined by a formula (computed on the Conversion Date) (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the Conversion Price. The “Conversion Price” shall initially be equal to $1.00. Such initial Conversion Price, and the rate at which shares of Series D Preferred Stock plus accrued, but unpaid dividends thereon, may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Except as aforesaid, the Series D Preferred Stock is not convertible into Common Stock or any other securities of the Corporation.

(b)       Mechanics of Conversion. All Holders of record shall be sent written notice of the Conversion Date and the place designated for conversion of all such shares of Series D Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Conversion Date. Upon receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and its transfer agent to indemnify the Corporation and/or its transfer agent against any claim that may be made against the Corporation and/or its transfer agent on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation or its transfer agent, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series D Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Conversion Date (notwithstanding the failure of the Holder or Holders to surrender the certificates at or prior to such time), except only for the rights of the Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series D Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Series D Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of its preferred stock accordingly.

(c)       Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series D Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d)       Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series D Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(e)       Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series D Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7.         Certain Adjustments.

(a)       Stock Dividends and Stock Splits. If the Corporation, at any time while the Series D Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series D Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series D Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase.

(c)       Fundamental Transaction. If, at any time while the Series D Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series D Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series D Preferred Stock is convertible immediately prior to such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series D Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(c) pursuant to written agreements entered into prior to such Fundamental Transaction and shall deliver to the Holder in exchange for the Series D Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series D Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series D Preferred Stock prior to such Fundamental Transaction (disregarding for such purposes any conversion limitations hereunder), and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series D Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(d)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e)       Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series D Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, nonpublic information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert its Series D Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.          Redemption. The Series D Preferred Stock is not redeemable other than as otherwise expressly authorized herein.

Section 9.          Miscellaneous.

(i)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 40 Ramland Road South, Suite 200, Orangeburg, NY 10962, Attention: Secretary, facsimile number 215-657-5161, e-mail address Mpupach@photomedex.com or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(j)       Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series D Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(k)       Lost or Mutilated Series D Preferred Stock Certificate. If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(l)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

(m)       Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Any action that is required or permitted to be taken by the Requisite Holders may be taken at any meeting called by any Holder or Holders or by a written consent or action by such Holders in lieu of any such meeting. With respect to any meeting of Holders, unless otherwise specified in this Certificate of Designation, the procedures for calling and holding a meeting of the holder of Common Stock of the Corporation shall be applicable with respect to a meeting of the Holders, mutatis mutandis. The Corporation shall promptly provide to any Holder a list of the other Holders upon the request of any Holder, and otherwise provide such cooperation and assistance to any Holder for the purposes of calling and holding a meeting of the Holders as from time to time reasonably requested by a Holder.

(n)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(o)       Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(p)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

EXHIBIT D

Form of Registration Rights Agreement

(See Attached)

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2018, by and among FC Global Realty Incorporated, a Nevada corporation (the “Company”), Opportunity Fund I-SS, LLC, a Delaware limited liability company (“OFI”), and Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (each a “Note Holder” and, collectively the “Note Holders”).

RECITALS

A.          On the date hereof, the Company, OFI and the Note Holders entered into a remediation agreement (the “Remediation Agreement”), pursuant to which the Company has agreed, upon the terms and subject to the conditions set forth in the Remediation Agreement, to issue (i) to the to the Note Holders shares of the Company’s Series C Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), which are convertible into shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) to OFI shares of the Company’s Series D Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”), which are convertible into shares of Common Stock.

B.           In accordance with the terms of the Remediation Agreement, the Company has agreed to provide certain registration rights for shares of Common Stock underlying the Series C Preferred Stock and Series D Preferred Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Remediation Agreement will have the respective meanings given such terms in the Remediation Agreement. As used in this Agreement, the following terms have the respective meanings set forth in this Section 1 and other terms are defined throughout this Agreement:

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Business Combination” means the business combination referred to in clause (B) of the definition of Registrable Securities.

“Commission” means the United States Securities and Exchange Commission.

“Commission Comments” means written comments pertaining solely to Rule 415 which are received by the Company from the Commission to a filed Registration Statement, which either (i) requires the Company to limit the number of Registrable Securities which may be included therein to a number which is less than the number sought to be included thereon as filed with the Commission or (ii) requires the Company to either exclude Registrable Securities held by specified Holders or deem such Holders to be underwriters with respect to Registrable Securities they seek to include in such Registration Statement.

“Effective Date” means, as to a Registration Statement, the date on which such Registration Statement is first declared effective by the Commission.

“Effectiveness Date” means (a) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of: (i) the 150th day following the Filing Date and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that the initial Registration Statement will not be reviewed or is no longer subject to further review and comments; (b) with respect to any additional Registration Statements required to be filed pursuant to Section 2(a), the earlier of: (i) the 120th day following the applicable Filing Date for such additional Registration Statement(s) and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that such additional Registration Statement(s) will not be reviewed or is no longer subject to further review; (c) with respect to a Registration Statement required to be filed under Section 2(b), the earlier of: (i) the 120th day following the Filing Date, and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that the Registration Statement will not be reviewed or is no longer subject to further review and comments; and (d) with respect to any additional Registration Statements required to be filed solely due to SEC Restrictions, the earlier of: (i) the 120th day following the applicable Restriction Termination Date and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that such Registration Statement will not be reviewed or is no longer subject to further review and comments. Notwithstanding the foregoing, the Effectiveness Date shall be tolled (i.e., it shall be extended) during such time as the Company is actively pursuing a Business Combination.

“Effectiveness Period” means, as to any Registration Statement required to be filed pursuant to this Agreement, the period commencing on the Effective Date of such Registration Statement and ending on (a) the date that all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holders of the Registrable Securities included therein, or (b) such time as all of the Registrable Securities covered by such Registration Statement may be sold by the Holders without restriction pursuant to Rule 144 as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Date” means (a) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the 30th day following the date hereof; (b) with respect to any additional Registration Statements required to be filed pursuant to Section 2(a), the 30th day following the Effective Date for the last Registration Statement filed pursuant to this Agreement under Section 2(a); (c) with respect to a Registration Statement required to be filed under Section 2(b), the 30th day following the date on which the Company becomes eligible to utilize Form S-3 to register the resale of Common Stock; and (d) with respect to any additional Registration Statements required to be filed due to SEC Restrictions, the 30th day following the applicable Restriction Termination Date. Notwithstanding the foregoing, the Filing Date shall be tolled (i.e., it shall be extended) during such time as the Company is actively pursuing a Business Combination.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities and, if other than OFI or the Note Holders, a Person to whom the rights hereunder have been properly assigned pursuant to Section 7 hereof.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means: (i) all of the shares of Common Stock then issued and issuable upon conversion in full of the Series C Preferred Stock issuable to the Note Holders under the Remediation Agreement (assuming on such date the shares of Series C Preferred Stock are converted in full without regard to any conversion limitations therein), (ii) all of the shares of Common Stock then issued and issuable to OFI under the Remediation Agreement, including upon conversion in full of the Series D Preferred Stock issuable to OFI under the Remediation Agreement (assuming on such date the shares of Series D Preferred Stock are converted in full without regard to any conversion limitations therein), all other shares of Common Stock held by OFI, and all shares of Common Stock issuable to OFI upon conversion in full of the Series A Convertible Preferred Stock held by OFI, and (iii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to any of the securities referenced in (i) or (ii) above. Notwithstanding the foregoing, a security shall cease to be a Registrable Security for purposes of this Agreement from and after such time as (A) the Holder of such security may resell such security without restriction under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders, or (B) such security is exchanged for the security of another entity in connection with a business combination involving the Company that is approved by each of OFI and the Note Holders and covered by an effective registration statement on Form S-4.

“Registration Statement” means the initial registration statement required to be filed in accordance with Section 2(a) and any additional registration statements required to be filed under this Agreement, including in each case the Prospectus, amendments and supplements to such registration statements or Prospectus, including pre- and post- effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference therein.

“Required Holders” means the Holders of at least a majority of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Trading Day” means: (i) a day on which the Common Stock is traded on a Trading Market or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over the counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board system, the OTCQX market operated by OTC Markets and the OTCQB market operated by OTC Markets Group, or any other market on which the Common Stock of the Company is listed or quoted for trading on the date in question.

2.             Registration.

(a)           On or prior to the applicable Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement required to be filed under this Agreement shall be filed on Form S-1 (or on such other form appropriate for such purpose) and contain (except if otherwise required pursuant to written comments received from the Commission upon a review of such Registration Statement, other than as to the characterization of any Holder as an underwriter, which shall not occur unless such Holder consents in writing to such characterization) the “Plan of Distribution” attached hereto as Annex A. The Company shall cause each Registration Statement required to be filed under this Agreement to be declared effective under the Securities Act as soon as possible but, in any event, no later than its Effectiveness Date, and shall use its commercially reasonable efforts to keep each such Registration Statement continuously effective during its entire Effectiveness Period. By 5:00 p.m. (Eastern time) on the Business Day immediately following the Effective Date of each Registration Statement, the Company shall file with the Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement (whether or not such filing is technically required under such Rule). If for any reason other than due solely to SEC Restrictions (as defined below), a Registration Statement is effective but not all outstanding Registrable Securities are registered for resale pursuant thereto, then the Company shall prepare and file by the applicable Filing Date an additional Registration Statement to register the resale of all such unregistered Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415.

(b)           Promptly following any date on which the Company becomes eligible to use a registration statement on Form S-3 to register Registrable Securities for resale, the Company shall file a Registration Statement on Form S-3 covering all Registrable Securities (or a post-effective amendment on Form S-3 to the then effective Registration Statement) and shall cause such Registration Statement to be filed by the Filing Date for such Registration Statement and declared effective under the Securities Act as soon as possible thereafter, but in any event by the Effectiveness Date therefor. Such Registration Statement shall contain (except if otherwise required pursuant to written comments received from the Commission upon a review of such Registration Statement, other than as to the characterization of any Holder as an underwriter, which shall not occur unless such Holder consents in writing to such characterization) the “Plan of Distribution” attached hereto as Annex A. The Company shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act during the entire Effectiveness Period. By 5:00 p.m. (Eastern time) on the Business Day immediately following the Effective Date of such Registration Statement, the Company shall file with the Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement (whether or not such filing is technically required under such Rule).

(c)           Notwithstanding anything to the contrary contained in this Section 2, if the Company receives Commission Comments, and following discussions with and responses to the Commission (it being understood that the Company will permit the Holders and counsel to the Holders to review and comment on such responses and any related amendments to the Registration Statement and incorporate any and all reasonable comments of the Holders and counsel to the Holders relating thereto) in which the Company uses its commercially reasonable efforts to cause as many Registrable Securities for as many Holders as possible to be included in the Registration Statement filed pursuant to Section 2(a) without characterizing any Holder as an underwriter unless such Holder consents in writing to such characterization (and in such regard uses its commercially reasonable efforts to cause the Commission to permit any Holder or its counsel to participate in Commission conversations on such issue together with the Company’s counsel, and timely conveys relevant information concerning such issue with the Holders or their counsel) (the day that such discussions and responses are concluded shall be referred to as the “Tolling Date”), the Company is unable to cause the inclusion of all Registrable Securities, then the Company may, following not less than three (3) Trading Days prior written notice to the Holders (i) remove from the Registration Statement such Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities, in each case as the Commission may require in order for the Commission to allow such Registration Statement to become effective; provided, that in no event may the Company characterize any Holder as an underwriter unless such Holder consents in writing to such characterization (collectively, the “SEC Restrictions”). Unless the SEC Restrictions otherwise require, any cut-back imposed pursuant to this Section 2(c) shall be allocated among the Registrable Securities of the Holders on a pro rata basis. The required Effectiveness Date for such Registration Statement will be tolled until such time as the Company is able to effect the registration of the Cut Back Shares in accordance with any SEC Restrictions if such Registrable Securities cannot at such time be resold by the Holders thereof without restrictions pursuant to Rule 144 (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date, all provisions of this Section 2 shall again be applicable to the Cut Back Shares (which, for avoidance of doubt, retain their character as “Registrable Securities”) if such Registrable Securities cannot at such time be resold by the Holders thereof without volume limitations pursuant to Rule 144 so that the Company will be required to file with and cause to be declared effective by the Commission such additional Registration Statements in the time frames set forth herein as necessary to ultimately cause to be covered by effective Registration Statements all Registrable Securities. For the avoidance of doubt, the time period starting from the Tolling Date and ending with the Restriction Termination Date shall be excluded in calculating the applicable Effectiveness Date.

(d)           Each Holder agrees to furnish to the Company a completed Questionnaire in the form attached to this Agreement as Annex B (a “Selling Holder Questionnaire”). The Company shall not be required to include the Registrable Securities of a Holder in a Registration Statement) to any Holder who fails to furnish to the Company a fully completed Selling Holder Questionnaire at least two Trading Days prior to the Filing Date (subject to the requirements set forth in Section 3(a)).

(e)           If: (i) a Registration Statement is not filed on or prior to its Filing Date covering the Registrable Securities required under this Agreement to be included therein, or (ii) a Registration Statement is not declared effective by the Commission on or prior to its required Effectiveness Date or if by the first Business Day immediately following the Effective Date in which the Commission accepts filings on its EDGAR database, the Company shall not have filed a “final” prospectus for the Registration Statement with the Commission under Rule 424(b) in accordance with the terms hereof (whether or not such a prospectus is technically required by such Rule), or (iii) after its Effective Date, without regard for the reason thereunder or efforts therefor, such Registration Statement ceases for any reason to be effective and available to the Holders as to all Registrable Securities to which it is required to cover at any time prior to the expiration of its Effectiveness Period for more than an aggregate of 30 Trading Days during any 12-month period, which need not be consecutive (any such failure or breach being referred to as an “Event,” and for purposes of clauses (i) or (ii) the date on which such Event occurs, or for purposes of clause (iii) the date on which such 30 Trading Day-period is exceeded, being referred to as “Event Date”), then in addition to any other rights the Holders may have hereunder or under applicable law: on the last day of each 30-day period after each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) $1.00 by (y) the number of Registrable Securities held by such Holder (such product being the “Investment Amount”). The parties agree that in no event will the Company be liable for liquidated damages under this Agreement in excess of 1.0% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the Holders under this Agreement shall be ten percent (10%) of the Investment Amount. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of each 30-day period prior to the cure of an Event, and shall cease to accrue (unless earlier cured) upon the expiration of the Effectiveness Period.

3.            Registration Procedures. In connection with the Company’s registration obligations hereunder:

(a)           The Company shall not file a Registration Statement, any Prospectus or any amendments or supplements thereto in which the “Selling Stockholder” section thereof differs from the disclosure received from a Holder in its Selling Holder Questionnaire (as amended or supplemented). The Company shall not file a Registration Statement, any Prospectus or any amendments or supplements thereto in which it (i) characterizes any Holder as an underwriter, unless such Holder consents in writing to such characterization, (ii) excludes a particular Holder due to such Holder refusing to be named as an underwriter, or (iii) reduces the number of Registrable Securities being registered on behalf of a Holder except pursuant to, in the case of subsection (iii), the Commission Comments, without, in each case, such Holder’s express written authorization, unless such reduction is made pursuant to Section 2(c) hereof. The Company shall also ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(b)           The Company shall (i) prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that would not result in the disclosure to the Holders of material and non-public information concerning the Company; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statement(s) and the disposition of all Registrable Securities covered by each Registration Statement.

(c)           The Company shall notify the Holders as promptly as reasonably possible (and, in the case of (i)(A) below, not less than three Trading Days prior to such filing and, in the case of (v) below, not less than three Trading Days prior to the financial statements in any Registration Statement becoming ineligible for inclusion therein) and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto that pertain to the Holders as a Selling Stockholder or to the Plan of Distribution, but not information which the Company believes would constitute material and non-public information); and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Holders of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(e)           The Company shall provide to the Holders and their counsel with drafts of each Registration Statement and each amendment thereto within a reasonable time in advance of the filing of the same with the Commission such that the Holders and their counsel may review and comment on each such Registration Statement and each amendment thereto and the Company shall incorporate all reasonable comments received from the Holders and their counsel with respect to such drafts prior to filing the same with the Commission. The Company shall furnish to the Holders, without charge and at the option of the Company in electronic format, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by the Holders (including those previously furnished) promptly after the filing of such documents with the Commission.

(f)           The Company shall promptly deliver to the Holders, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as the Holders may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(g)           Prior to any public offering of Registrable Securities, the Company shall register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of all jurisdictions within the United States as any Holder may request, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statements; provided, however, in connection with any such registration or qualification, the Company shall not be required to (i) qualify to do business in any jurisdiction where the Company would not otherwise be required to qualify, (ii) subject itself to general taxation in any such jurisdiction, (iii) file a general consent to service of process in any jurisdiction, or (iv) make any change to the Company’s articles of incorporation or bylaws.

(h)           The Company shall cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement(s), which certificates shall be free, to the extent permitted by the Remediation Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request.

(i)            Upon the occurrence of any event contemplated by Section 3(c) (v), as promptly as reasonably possible, the Company shall prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)           The Company shall notify the Holders in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission. The Company shall also promptly notify the Holders in writing when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective.

(k)           If any Holder is required under applicable securities laws to be described in the Registration Statement as an underwriter, at the reasonable request of such Holder, the Company shall furnish to such Holder, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as a Holder may reasonably request: (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Holders, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance reasonably acceptable to such counsel and as is customarily given in an underwritten public offering, addressed to the Holders.

(l)           The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless: (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder, at the Holder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(m)           The Company shall use its commercially reasonable efforts to cause all of the Registrable Securities covered by a Registration Statement to be listed on each national securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(m).

(n)           The Company shall cooperate with the Holders who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend to the extent permitted by the Remediation Agreement) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

(o)           If requested by a Holder, the Company shall as soon as practicable: (i) incorporate in a prospectus supplement or post-effective amendment such information as a Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by a Holder holding any Registrable Securities.

4.            Registration Expenses.

(a)           All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed or quoted for trading, (B) with respect to filings with FINRA by any underwriter’s counsel for compensation review pursuant to FINRA Rule 5110, and (C) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by a Holder), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions incurred by any Holder.

5.            Indemnification.

(a)           Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, agents, investment advisors, partners, members and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or in any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus, or such Blue Sky Application or in any amendment or supplement thereto, (ii) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (iii) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on such Holder’s behalf and will reimburse such Holder, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b)           Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent that, such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)           Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided, that, the Indemnifying Party shall pay for no more than two separate sets of counsel for all Indemnified Parties and such legal counsel shall be selected by the Required Holders. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d)           Contribution. If a claim for indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6.            Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 or any other similar rule or regulation of the Commission that may at any time permit the Holders to sell Registrable Securities of the Company to the public without registration, the Company agrees, for so long as Registrable Securities are outstanding and held by the Holders, to:

(a)           make and keep public information available, as those terms are understood, defined and required in Rule 144;

(b)           file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)           furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, such information as may be reasonably and customarily requested to permit the Holders to sell such securities pursuant to Rule 144 without registration.

7.            Assignment of Registration Rights. The rights under this Agreement shall be automatically assignable by the Note Holders and OFI to any permitted transferee of all or any portion of their Registrable Securities if: (i) the transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within five (5) Business Days after such assignment; (ii) the Company is, within five (5) Business Days after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Remediation Agreement.

8.            Miscellaneous.

(a)           Remedies. In the event of a breach by the Company or by a Holder, of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b)           No Piggyback on Registrations. Neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in a Registration Statement other than the Registrable Securities, and the Company shall not during the Effectiveness Period enter into any agreement providing any such right to any of its security holders.

(c)           Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(d)           Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(c), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(e)           Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder written notice of such determination and, if within fifteen calendar days after receipt of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.

(f)           Amendments and Waivers. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders. Any amendment or waiver effected in accordance with this Section 8(f) shall be binding upon the Holders and the Company. No such amendment shall be effective to the extent that it applies to less than all of the Holders. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities to which such waiver or consent relates.

(g)           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered if delivered in accordance with Section 9(g) of the Remediation Agreement.

(h)           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of each Holder. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted hereunder and under the Remediation Agreement.

(i)           Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j)           Mediation; Arbitration; Governing Law. In the event of a dispute between any of the parties arising under or relating in any way whatsoever to this Agreement, the disputing parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing parties shall attempt to resolve it through mediation in the State of New York, USA, with a neutral, third-party mediator mutually agreed upon by the disputing parties. Unless otherwise agreed by the disputing parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the State of New York, except as modified herein. Venue for the arbitration hearing shall be the State of New York, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the State of New York, without regard to conflict of law principles thereof. In any dispute arising out of or relating in way whatsoever to this Agreement, including arbitration, the substantially prevailing party shall be entitled to recover its costs and attorney fees from the other disputing parties.

(k)           Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(l)           Entire Agreement. This Agreement, the Remediation Agreement and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Remediation Agreement and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(m)           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n)           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(o)           Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder under this Agreement are several and not joint with the obligations of each other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein or in the Remediation Agreement, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Remediation Agreement. Each Holder acknowledges that no other Holder will be acting as agent of such Holder in enforcing its rights under this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Holders has been provided with the same Registration Rights Agreement for the purpose of closing a transaction with multiple Holders and not because it was required or requested to do so by any Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

FC GLOBAL REALTY INCORPORATED

By:
Name: Michael R. Stewart
Title: Chief Executive Officer

OFI:

OPPORTUNITY FUND I-SS, LLC

BY: OP FUND I MANAGER, LLC

By:
Name: Kristen Pigman
Title: Director

NOTE HOLDERS:

Dolev Rafaeli

Dennis M. McGrath

Yoav Ben-Dror

Annex A

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing of options on the shares;

●	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both in amounts to be negotiated. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

ANNEX C

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:
FC Global Realty Incorporated

2.	The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Amended and Restated Articles of Incorporation is hereby amended to add the following subsection:

(e) Upon the filing of this Certificate of Amendment, each [ ] ([ ]) shares of the issued and outstanding Common Stock of the Corporation shall be combined into one (1) share of Common Stock. No fractional shares shall be issued in connection with this reverse stock split. Any fractional share that would otherwise be issued as a result of the reverse split will be rounded up to the nearest whole share.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4.	Effective date and time of filing: (optional) Date: Time:

5.	Signature: (required)

(must not be later than 90 days after the certificate is filed)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

C-1

ANNEX D

FC GLOBAL REALTY INCORPORATED

2018 EQUITY INCENTIVE PLAN

1.             Purpose; Eligibility.

1.1.          General Purpose. The name of this plan is the FC Global Realty Incorporated 2018 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable FC Global Realty Incorporated, a Nevada corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

1.2.          Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.

1.3.          Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, and (f) Performance Compensation Awards.

2.             Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award or a Performance Compensation Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means:

 With respect to any Employee or Consultant: (a) if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (a) malfeasance in office; (b) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company; (b) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; (c) the date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company; (d) the acquisition by any Person of Beneficial Ownership of more than 50% (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or (e) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination. The foregoing notwithstanding, in no event shall a Change in Control be deemed to have occurred unless such change shall satisfy the definition of a change in control under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.

“Common Stock” means the common stock, $0.01 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Consultant” means any individual who is engaged by the Company or any Affiliate to render consulting or advisory services.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by IRS Notice 2007-49.

“Director” means a member of the Board.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates. The foregoing notwithstanding, in no event shall a Disability be deemed to have occurred unless such disability satisfies the requirements of Section 409A of the Code.

“Effective Date” shall mean the date as of which this Plan is adopted by the Board.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or similar publication. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 7.4(d)(iv) of the Plan. “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Outside Director” means a Director who is not a current employee of the Company, is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the year, has not been an officer of the Company and does not receive remuneration from the Company, directly or indirectly, in any capacity other than as a director.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 7.4 of the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and may include the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total stockholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) safety record; (v) completion of acquisitions or business expansion; (w) achieving research and development goals and milestones; (x) achieving product commercialization goals; and (y) other criteria as may be set by the Committee from time to time.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (o) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph, provided such accelerated vesting does not violate the rules of Code Section 409A. The Committee shall, within the first 90 days of a Performance Period (or, such longer or shorter time period as the Committee shall determine) define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or such longer or shorter time period as the Committee shall determine) or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 409A of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

“Restricted Award” means any Award granted pursuant to Section 7.2(a).

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.             Administration.

3.1.          Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan and the provisions of Section 409A of the Code, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)          to construe and interpret the Plan and apply its provisions;

(b)          to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)          to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)          to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;

(e)          to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)           from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)          to determine the number of shares of Common Stock to be made subject to each Award;

(h)          to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)           to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)           to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the performance goals, the performance period(s) and the number of Performance Shares earned by a Participant;

(k)          to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(l)           to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(m)         to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(n)          to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(o)          to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(p)          to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, stockholder approval shall be required before the repricing is effective.

3.2.          Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3.          Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4.          Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

3.5.          Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.          Shares Subject to the Plan.

4.1.          Subject to adjustment in accordance with Section 11, a total of 5,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan. Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2.          Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3.          Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Any shares of Common Stock that again become available for future grants pursuant to this Section 4.3 shall be added back as one (1) share if such shares were subject to Options or Stock Appreciation Rights and as two (2) shares if such shares were subject to other Awards. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

5.             Eligibility.

5.1.          Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.

5.2.          Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.          Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1.          Term. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2.          Exercise Price of An Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3.          Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4.          Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5.          Transferability of An Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6.          Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7.          Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event, provided such acceleration of vesting and exercisability complies with the provisions of Section 409A of the Code.

6.8.          Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9.          Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10.          Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11.          Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12.          Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7.             Provisions of Awards Other Than Options.

7.1.          Stock Appreciation Rights.

(a)          General. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”). All such grants shall comply with the provisions of Section 409A of the Code.

(b)          Grant Requirements. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c)          Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d)          Vesting of Stock Appreciation Rights. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event, provided such acceleration of vesting and exercisability complies with the provisions of Section 409A of the Code.

(e)          Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(f)          Exercise Price. The exercise price of a Free Standing Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1(b) are satisfied.

(g)          Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

7.2.          Restricted Awards.

(a)          General. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7.2, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)          Restricted Stock and Restricted Stock Units.

(i)          Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)         The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c)          Restrictions.

(i)          Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(ii)         Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)        The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

(d)          Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event, provided such acceleration is consistent with the provisions of Section 409A of the Code.

(e)          Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.2(b)(ii) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

(f)           Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

7.3.          Performance Share Awards.

(a)          Grant of Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 7.3, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the performance period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

(b)          Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout shall be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold performance goal(s) have been achieved.

7.4.          Performance Compensation Awards.

(a)          General. The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Performance Compensation Award. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award.

(b)          Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or such shorter or longer time period as the Committee shall determine) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 7.4. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)          Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or such shorter or longer time period as the Committee shall determine), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.4(c) and record the same in writing.

(d)          Payment of Performance Compensation Awards.

(i)          Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)         Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)        Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 7.4(d)(iv) hereof, if and when it deems appropriate.

(iv)        Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained.

(v)        Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 7.4 but in no event later than 2 1/2 months following the end of the fiscal year during which the Performance Period is completed.

8.             Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.             Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10.           Miscellaneous.

10.1.        Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest, provided any such acceleration or exercisability or vesting is in compliance with the provisions of Section 409A of the Code.

10.2.        Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 11 hereof.

10.3.        No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4.        Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

10.5.        Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

11.           Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.           Effect of Change in Control.

12.1.        In the discretion of the Board and the Committee, any Award Agreement may provide, or the Board or the Committee may provide by amendment of any Award Agreement or otherwise, notwithstanding any provision of the Plan to the contrary, that in the event of a Change in Control, Options and/or Stock Appreciation Rights shall become immediately exercisable with respect to all or a specified portion of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to all or a specified portion of the shares of Restricted Stock or Restricted Stock Units.

12.2.        In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

12.3.        The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Subsidiaries, taken as a whole.

13.           Amendment of the Plan and Awards.

13.1.        Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and Section 13.3, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

13.2.        Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

13.3.        Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4.        No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5.        Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.           General Provisions.

14.1.        Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

14.2.        Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

14.3.        Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.4.        Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

14.5.        Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. All of such programs and procedures shall be consistent with the rules of Section 409A of the Code.

14.6.        Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

14.7.        Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 11.

14.8.        Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period of time.

14.9.        No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.10.      Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

14.11.      Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

14.12.      Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

14.13.      Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.14.      Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

14.15.      Expenses. The costs of administering the Plan shall be paid by the Company.

14.16.      Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.17.      Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.18.      Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

15.           Effective Date of Plan. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.           Termination or Suspension of the Plan. The Plan shall terminate automatically on April 18, 2028. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof, provided any such suspension or termination is consistent with the provisions of Section 409A of the Code. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

17.           Choice of Law. Except to the extent governed by Federal law, the law of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

As adopted by the Board of Directors of the Company on April 18, 2018.

As approved by the stockholders of the Company on __________, 2018.

FC GLOBAL REALTY INCORPORATED C/O BROADRIDGE 1717 ARCH STREET, SUITE 1300 PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 28, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 28, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E52507-P14927	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FC GLOBAL REALTY INCORPORATED		For	Withhold	For All
The Board of Directors recommends that you vote FOR ALL the following:		All	All	Except

4.	Election of Directors
	Nominees:	☐	☐	☐

01) Richard Leider 04) Dr. Dolev Rafaeli
02) Dennis M. McGrath 05) Michael R. Stewart
03) Kristen E. Pigman

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1.	To approve the transactions contemplated by that certain remediation agreement, dated September 24, 2018, among the Company, Opportunity Fund I-SS, LLC, Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror, including the issuance of shares of the Company’s common stock upon the conversion of shares of preferred stock that have been issued thereunder.	☐	☐	☐

2.	To authorize the Company’s Board of Directors, in its discretion, to implement one or more reverse stock splits of the shares of the Company’s common stock at an exchange ratio of not less than 1-for-2 and not more than 1-for-15 at any time prior to the Company’s 2019 annual meeting of stockholders by filing an amendment to the Company’s Amended and Restated Articles of Incorporation.	☐	☐	☐

3.	To adopt the FC Global Realty Incorporated 2018 Equity Incentive Plan to provide for long-term incentives in the form of grants of stock, stock options and other forms of incentive compensation to officers, employees, directors and consultants.	☐	☐	☐

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	For	Against	Abstain

5. To ratify the appointment of Fahn Kanne & Co. Grant Thornton Israel to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

6. To approve the adjournment of the annual meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposals described above.	☐	☐	☐

NOTE: To transact such other business as may come before the Meeting and any adjournments thereto.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E52508-P14927

FC GLOBAL REALTY INCORPORATED Annual Meeting of Stockholders November 29, 2018 9:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael R. Stewart and Michele Pupach, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FC GLOBAL REALTY INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, EST on November 29, 2018, at the 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side